                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration Nos. 333-73600;
                                             333-73600-01; 333-73600-02

                      PROSPECTUS AND CONSENT SOLICITATION

                             LORAL CYBERSTAR, INC.

                               OFFER TO EXCHANGE
    LORAL CYBERSTAR'S 10% SENIOR NOTES DUE 2006 GUARANTEED BY LORAL SPACE & COMMUNICATIONS LTD. AND WARRANTS TO PURCHASE UP TO 6,657,096 SHARES OF COMMON
                                     STOCK
                      OF LORAL SPACE & COMMUNICATIONS LTD.

                                      FOR

                         LORAL CYBERSTAR'S OUTSTANDING
                       11 1/4% SENIOR NOTES DUE 2007 AND
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2007

    For every $1,000 principal amount of 11 1/4% Senior Notes, plus accrued and unpaid interest as of October 15, 2001, tendered and accepted for exchange, you will receive:

    - $750.247 principal amount of our 10% Senior Notes due 2006 guaranteed by Loral Space & Communications Ltd. and our existing and future restricted subsidiaries; and

    - warrants to purchase 7.40 shares of common stock of Loral Space.

    For every $1,000 principal amount at maturity of 12 1/2% Senior Discount Notes tendered and accepted for exchange, you will receive:

    - $707.935 principal amount of our 10% Senior Notes due 2006 guaranteed by Loral Space and our existing and future restricted subsidiaries; and

    - warrants to purchase 6.98 shares of common stock of Loral Space.

    The warrants will be exercisable for five years at an exercise price equal to 110% of the average of the daily volume-weighted average trading prices of Loral Space common stock on the New York Stock Exchange, as reported by Bloomberg, L.P., for the ten consecutive trading days preceding the second trading day before the closing of the exchange offer.

    We have established a toll free telephone number you can call beginning 12 trading days prior to the closing of the exchange offer to learn the approximate exercise price of the warrants computed as of the preceding trading day and, on and after the second trading day preceding the closing, the actual warrant exercise price. The number is (877) 485-2033.

    By tendering your notes, you will be automatically consenting to proposed amendments to the indenture governing your notes that will remove substantially all of the operating restrictions and events of default contained therein. Therefore, the existing notes not tendered and remaining outstanding after the exchange offer will not have the benefit of those covenants and events of default.

    The new notes, however, will be issued under an indenture containing covenants and events of default substantially similar to those contained in the existing indentures.

    New notes will be issued in denominations of $1,000 and integral multiples of $1,000. At the closing of the exchange offer, instead of issuing new notes in a denomination other than an integral multiple of $1,000, we will issue to holders tendering notes with an aggregate principal amount of $500,000 or more cash in the amount of any amount exceeding the next lowest integral multiple of $1,000. Holders tendering notes with a lesser aggregate principal amount will receive new notes with an aggregate principal amount rounded down to the nearest integral multiple of $1,000. The number of Loral Space warrants to be issued in the exchange offer will be rounded up to the nearest full warrant.

    The exchange offer and consent solicitation will expire 12:00 midnight, New York City time, on December 20, 2001, unless we extend it. Tenders of notes may be withdrawn any time prior to 12:00 midnight on the expiration date.

    As of October 15, 2001, the sum of the aggregate principal amount of the senior notes and the aggregate accreted value of the senior discount notes outstanding was $912.5 million. Our offer to exchange your notes is conditioned upon receiving tenders of notes that represent at least 85% of this aggregate amount. Under a lock-up agreement, holders of 49.04% of the aggregate principal amount of the senior notes and 51.43% of the aggregate principal amount at maturity of the senior discount notes have already agreed to tender their notes.

    Currently, Loral SpaceCom Corporation, a subsidiary of Loral Space, holds a $79.7 million note payable on demand, which ranks equally with all of our unsubordinated indebtedness. In connection with the completion of the exchange offer, Loral SpaceCom will cancel the existing note, and we will transfer our data services business to Loral SpaceCom and issue a new $29.7 million subordinated note due 2006 to Loral SpaceCom, which note will be guaranteed on a subordinated basis by Loral Space and our existing and future restricted subsidiaries.

    We will make no separate payment, other than the exchange consideration for your existing notes, for consents delivered in the consent solicitation.

    The new notes that we will issue to you and the warrants Loral Space will issue to you in exchange for your existing notes are new securities with no established trading market and will not be listed on any securities exchange or market. We expect the new notes will be eligible for trading in the PORTAL market.

    If all the conditions to this exchange offer are satisfied, we will exchange all existing notes that are validly tendered and not validly withdrawn. We will not receive any proceeds from the exchange offer.

    The exchange of notes will be considered a recapitalization with boot for United States federal income tax purposes. Consequently, all or the major portion of any loss realized will not be recognized for tax purposes and all or a portion of any gain realized will be recognized and will be subject to income tax.

    Loral Space's common stock is traded on the New York Stock Exchange under the symbol "LOR".
                             ---------------------

    CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 25 OF THIS
PROSPECTUS.
                             ---------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR THE WARRANTS TO BE DISTRIBUTED IN THE EXCHANGE OFFER, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Lead Dealer Manager for the Exchange Offer and Lead Solicitation Agent for
                          the Consent Solicitation is:
                         DRESDNER KLEINWORT WASSERSTEIN

    Co-Dealer Managers for the Exchange Offer and Co-Solicitation Agents for the
                           Consent Solicitation are:

BANC OF AMERICA SECURITIES LLC              JPMORGAN             LEHMAN BROTHERS

   The date of this prospectus and consent solicitation is November 23, 2001.

     The exchange offer and consent solicitation are not being made to, nor will we accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer and consent solicitation or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................   25
FORWARD-LOOKING STATEMENTS..................................   38
DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES FOR
  LORAL CYBERSTAR...........................................   38
DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES AND RATIO OF
  EARNINGS TO COVER FIXED CHARGES FOR LORAL SPACE...........   38
USE OF PROCEEDS.............................................   38
CAPITALIZATION..............................................   39
THE EXCHANGE OFFER..........................................   42
DESCRIPTION OF THE NEW NOTES................................   56
DESCRIPTION OF LORAL SPACE GUARANTY.........................   88
DESCRIPTION OF THE LORAL SPACE WARRANTS.....................  115
THE PROPOSED AMENDMENTS.....................................  117
FEDERAL INCOME TAX CONSEQUENCES.............................  129
FOREIGN ISSUER CONSIDERATIONS...............................  133
BERMUDA TAX CONSIDERATIONS..................................  134
LEGAL MATTERS...............................................  134
EXPERTS.....................................................  135
WHERE YOU CAN FIND MORE INFORMATION.........................  135
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  136
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                      NOTICE TO CALIFORNIA RESIDENTS ONLY

     With respect to a holder of existing notes residing in California, unless the new notes and the subsidiary guarantee of the new notes are qualified for sale by the California Department of Corporations, this exchange offer is being made to such holder only if such holder is:

     - a bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act of 1940, pension or profit-sharing trust (other than a pension or profit-sharing trust of the issuer, a self-employed individual retirement plan, or individual retirement account), in each case, within the meaning of
       Section 25102(i) of the California Corporate Securities Law of 1968,

     - any organization described in Section 501(c)(3) of the Internal Revenue Code, as amended on December 29, 1981, which has total assets (including endowment, annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statements, as described in Rule 260.102.10(a) of the Blue Sky Regulations promulgated under the California Corporate Securities Law of 1968, or

     - any corporation which has a net worth on a consolidated basis according to its most recent audited financial statements of not less than $14,000,000, as described in Rule 260.102.10(b) of the Blue Sky Regulations promulgated under the California Corporate Securities Law of 1968, whether such holder is acting for itself or as trustee, provided that such holder represents that it is purchasing for its own account (or for the trust account) for investment and not with a view to or for sale in connection with any distribution of the security.

                            NOTICE TO ALL RECIPIENTS

     This prospectus does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any state where such solicitation, offer or sale is not permitted. Please refer to the Letter of Transmittal and the other ancillary documents relating to this prospectus for instructions relating to your eligibility to tender in the exchange offer.

                                    SUMMARY

     The following is a brief summary of the information that is included in this prospectus. This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes contained in this prospectus, and the financial statements and reports incorporated by reference in this prospectus, before making an investment decision. The terms "Loral CyberStar," "the company," "we," "us" and "our" as used in this prospectus refer to "Loral CyberStar, Inc." and its subsidiaries as a combined entity, except where it is made clear that such term means only Loral CyberStar. The term "Loral Space" as used in this prospectus refers to "Loral Space & Communications Ltd." and its subsidiaries as a combined entity, except where it is made clear that such term means only Loral Space. Throughout this prospectus, we refer to our 11 1/4% Senior Notes due 2007 and our 12 1/2% Senior Discount Notes due 2007 as "senior notes" and "senior discount notes," respectively, and as the "existing notes," collectively. Our reference to the existing notes means the senior notes and the senior discount notes as governed by their respective indentures until the execution of their respective supplemental indentures, after which, the existing notes means the senior notes and the senior discount notes as governed by their respective indentures, each as amended by its respective supplemental indenture. We refer to our 10% Senior Notes due 2006 as "new notes." We refer to the "new notes," the guaranty by Loral Space, or the "Loral Space guaranty," the guaranty of our restricted subsidiaries, and warrants to purchase shares of common stock of Loral Space or the "Loral Space warrants" collectively as the "exchange consideration."

THE EXCHANGE OFFER

     We are offering to exchange:

     - up to $332.4 million in the aggregate of new 10% Senior Notes due 2006 issued by us and guaranteed by Loral Space and our existing and future restricted subsidiaries, and warrants to purchase up to 3,277,848 shares of common stock of Loral Space for our outstanding $443 million 11 1/4% Senior Notes due 2007; and

     - up to $342.6 million in the aggregate of new 10% Senior Notes due 2006 issued by us and guaranteed by Loral Space and our existing and future restricted subsidiaries, and warrants to purchase up to 3,379,248 shares of common stock of Loral Space for our outstanding $484 million 12 1/2% Senior Discount Notes due 2007.

     We are also soliciting consents with respect to our existing notes on the terms and conditions described in this prospectus.

     For every $1,000 principal amount of senior notes, plus accrued and unpaid interest as of October 15, 2001, tendered and accepted for exchange, you will receive:

     - $750.247 principal amount of our new notes; and

     - warrants to purchase 7.40 shares of common stock of Loral Space.

     For every $1,000 principal amount at maturity of senior discount notes tendered and accepted for exchange, you will receive:

     - $707.935 principal amount of our new notes; and

     - warrants to purchase 6.98 shares of common stock of Loral Space.

     The warrants will be exercisable for five years at an exercise price equal to 110% of the average of the daily volume-weighted average trading prices of Loral Space common stock on the New York Stock Exchange, as reported by Bloomberg, L.P., for the ten consecutive trading days preceding the second trading day before the closing of the exchange offer.

     We have established a toll-free telephone number you can call beginning 12 trading days prior to the closing of the exchange offer to learn the approximate exercise price of the warrants computed as of the preceding day and, on and after the second trading day preceding the closing, the actual warrant exercise price. The number is (877) 485-2033. The recorded message on this telephone number will be updated each day during the 10 trading day period with the average computed exercise price of the warrants through the previous night. During the two trading days before the closing of the exchange offer, the recorded message will state the actual warrant exercise price. We encourage you to call this telephone number. Please be aware, however, that during the 10 trading day period preceding the two trading days prior to the closing, the estimated exercise price of the warrants, as provided in this recorded message, necessarily will be different from the actual exercise price of the warrants to be issued in connection with the exchange offer. The actual exercise price of the warrants to be issued in connection with the exchange offer will not be determined until two trading days prior to the closing of the exchange offer.

     The new notes issued by us will have terms and conditions substantially similar to the terms of the existing notes except that the covenants in the new notes indenture with respect to the incurrence of debt and the granting of liens will be more restrictive in some respects than existing covenants in the senior notes indenture and the senior discount notes indenture. We will continue to have rights to use our cash flow to construct or acquire a replacement satellite and to incur secured indebtedness to construct or acquire a replacement satellite for Telstar 11.

     On October 15, 2001, we, along with Loral Space and Loral SpaceCom Corporation, entered into a lock-up agreement with holders of existing notes representing 49.04% of the aggregate principal amount of the senior notes and 51.43% of the aggregate principal amount at maturity of the senior discount notes in which we agreed to make this exchange offer and those holders agreed to tender their existing notes and consent to the amendments of the existing indentures in exchange for the same exchange consideration as described in this prospectus. Our offer to exchange the existing notes is conditioned upon the tender of existing notes that represent at least 85% of the sum of the aggregate principal amount of the senior notes and the aggregate accreted value of the senior discount notes as of October 15, 2001.

     Currently, Loral SpaceCom, a subsidiary of Loral Space, holds a $79.7 million note payable on demand, which ranks equally with all of our unsubordinated indebtedness. In connection with the completion of the exchange offer, Loral SpaceCom will cancel the existing note, and we will transfer our data services business to Loral SpaceCom and issue a new $29.7 million subordinated note due 2006 to Loral SpaceCom, having an interest rate of 10% per annum payable at maturity, subordinated to our new 10% senior notes and guaranteed on a subordinated basis by Loral Space and our existing and future restricted subsidiaries. Certain of our subsidiaries owning portions of the data services business that are guarantors of the existing notes will be transferred to Loral SpaceCom Corporation as part of the transfer. To the extent permitted by the indentures for the existing notes, such subsidiaries will be released from their obligations under their guarantees of the existing notes. To the extent they are not released from their obligations under their guarantees of the existing notes, we will indemnify them against any liabilities incurred by any of them as a result of any payments made under such guarantees. For the nine months ended September 30, 2001 and for the year ended December 31, 2000, EBITDA of the data services business was a loss of $14.4 million and a loss of $14.8 million and capital expenditures were $4.3 million and $24.4 million, respectively. Book value of the net assets for the data services business was approximately $40 million at September 30, 2001.

     You should read the discussion under the headings "The Exchange Offer," "Description of the New Notes," "Description of Loral Space Guaranty" and "Description of the Loral Space Warrants" for further information regarding the new notes, the Loral Space guaranty and the Loral Space warrants.

THE CONSENT SOLICITATION

     By properly tendering your existing notes, you will also be consenting to the proposed amendments to the senior notes indenture and the senior discount notes indenture, as the case may be, to eliminate substantially all of the covenants and events of default that may be removed by majority consent of the holders consistent with the applicable indentures and the requirements of the Trust Indenture Act of 1939, as amended.

     The proposed amendments, which will apply to any senior notes and senior discount notes not tendered in the exchange offer, include, but are not limited to, removing restrictions on our ability to:

     - incur indebtedness;

     - make dividend payments;

     - sell capital stock of our subsidiaries;

     - enter into transactions with shareholders and affiliates;

     - incur liens;

     - enter into sale-leaseback transactions;

     - sell assets;

     - consolidate and/or merge; and

     - transfer our existing business.

     The proposed amendments also remove requirements in connection with:

     - repurchasing notes on a change of control;

     - paying taxes and other claims;

     - maintaining property and insurance coverage; and

     - providing SEC reports to holders.

     In addition, the proposed amendments will defer (rather than waive) contribution and other rights available to subsidiary guarantors of the existing notes and will remove certain events of default, including but not limited, to:

     - a default by us on other indebtedness;

     - final judgments or orders not paid or discharged; and

     - bankruptcy, insolvency or liquidation.

     If you withdraw your tender of existing notes, your consent to the proposed amendments will also be deemed withdrawn. You may not withdraw your consent without withdrawing your tender of existing notes.

     The consent of holders of a majority of the aggregate principal amount of the senior notes or of the senior discount notes, as the case may be, is required to effect the proposed amendments to the applicable existing indenture.

     WE WILL MAKE NO SEPARATE PAYMENT, OTHER THAN THE EXCHANGE CONSIDERATION IN EXCHANGE FOR THE EXISTING NOTES, FOR CONSENTS DELIVERED IN THE CONSENT SOLICITATION WHICH IS PART OF THE EXCHANGE OFFER.

EFFECT OF THE EXCHANGE OFFER AND CONSENT SOLICITATION ON HOLDERS OF EXISTING NOTES WHO DO NOT TENDER

     If the proposed amendments become effective and you did not tender your existing notes in the exchange offer, you will be bound by the proposed amendments to the senior notes indenture or the senior discount notes indenture, as the case may be, even though you did not consent. You will continue to be entitled to receive principal and interest payments on your existing notes and all other remaining rights conferred by the senior notes indenture, as amended, or the senior discount notes indenture, as amended, as the case may be. See "The Proposed Amendments" for a description of the proposed amendments to the senior notes indenture and the senior discount notes indenture.

     If you do not tender your existing notes in the exchange offer, you will not be entitled to receive the exchange consideration that includes new notes guaranteed by Loral Space and warrants to purchase shares of common stock of Loral Space.

LORAL CYBERSTAR

     We own and operate three geosynchronous satellites through which we provide fixed satellite services, including video distribution and other satellite transmission services. We also provide data services including managed data services and Internet services. Upon consummation of the exchange offer and consent solicitation, we will transfer our data services business to Loral SpaceCom, as described above.

  Telstar 11

     Telstar 11, formerly known as Orion 1, is a high power satellite with 48 Ku-band transponders (all references to transponders are in 36 MHz equivalents), which commenced operations in January 1995, and provides coverage in North America as far west as Phoenix and Denver and in Europe as far east as Istanbul and Kiev. Telstar 11 was launched in October 1999 into 37.5 degrees W.L.

  Telstar 12

     Telstar 12, formerly known as Orion 2, is a high power satellite with 57 Ku-band transponders, which commenced operations in January 2000 and expanded our European coverage and extended coverage to portions of Russia, Latin America, the Middle East and South Africa. Telstar 12 was launched in October 1999 into 15 degrees W.L.

     Telstar 12 was originally intended to operate at 12 degrees W.L., but as part of an international coordination process, we agreed with a competing claimant, Eutelsat, to operate Telstar 12 at 15 degrees W.L. and permit Eutelsat to use 12.5 degrees W.L. In return, Eutelsat agreed to leave its 14.8 degrees W.L. orbital slot empty and to assert its priority rights at that location on our behalf. We also agreed to provide to Eutelsat four 54 MHz transponders on Telstar 12 for the life of the satellite at no charge, while retaining risk of loss. In addition, Eutelsat has the right to acquire, at cost, four transponders on the next replacement satellite for Telstar 12.

     As part of an international coordination process, we continue to conduct discussions with various administrations regarding Telstar 12's operations at 15 degrees W.L. If these discussions are not successful, Telstar 12's useable capacity may be reduced.

  Telstar 10/Apstar IIR

     Telstar 10/Apstar IIR, formerly known as Apstar IIR, is a high power satellite on which we have purchased the right to use 28 C-Band and 24 Ku-band transponders for the full remaining useful life of the satellite. Apstar IIR commenced operations in December 1997 at 76.5 degrees E.L. and covers portions of Asia, Europe, Africa and Australia, accounting for more than 75% of the world's population.

     We purchased all of Apstar IIR's transponder capacity (other than a single, reserved C-band transponder) from APT Satellite Company in September 1999 to replace our Orion 3 satellite, which was lost in a launch failure in May 1999. Insurance proceeds from the launch failure covered most of the $273 million purchase price. APT has also given us the right to lease replacement satellites at this orbital location at the end of the satellite's useful life.

  Loral Skynet Agreements

     We and Loral Skynet, a division of Loral SpaceCom, entered into agreements effective January 1, 1999, whereby Loral Skynet provides to us:

     - marketing and sales of satellite capacity services on our satellite network and related billing and administration of customer contracts for those services, and

     - telemetry, tracking and control services for our satellite network.

We are charged Loral Skynet's costs for providing these services plus a 5 percent administrative fee.

     Following the exchange offer, we expect to enter into a management agreement with Loral SpaceCom pursuant to which we will be charged an allocation of certain of Loral SpaceCom's corporate overhead expenses, at an anticipated rate of approximately $3 million to $4 million annually. If implemented, this fee will represent additional costs that we will incur.

  Orion's Indebtedness

     Prior to our acquisition by Loral Space in 1998, we were known as Orion Network Systems. Orion issued the existing notes in 1997. These obligations are not guaranteed by Loral Space or any subsidiaries of Loral Space. As a result of our obligations under the existing notes, we have continued to file reports with the SEC even though the capital stock of Orion ceased to be publicly traded following our acquisition.

LORAL SPACE & COMMUNICATIONS LTD.

     Loral Space is one of the world's leading satellite communications companies with substantial activities in satellite manufacturing and satellite-based communications services. Loral Space is organized into three operating businesses: fixed satellite services, satellite manufacturing and technology, and data services.

     Fixed Satellite Services or FSS: Loral Space leases transponder capacity to customers for various applications, including broadcasting, news gathering, internet access and transmission, private voice and data networks, business television, distance learning and direct-to-home television. Loral Space operates its business through wholly owned subsidiaries and divisions including Loral Skynet, Loral CyberStar and Loral Skynet do Brasil Ltda. and joint ventures such as Satelites Mexicanos, S.A. de C.V. and Europe*Star Limited;

     Satellite Manufacturing and Technology: Loral Space designs and manufactures satellites and space systems and develops satellite technology for a broad variety of customers and applications through Space Systems/Loral, Inc. or SS/L; and

     Data Services: Loral Space provides managed communications networks and Internet and intranet services through us and delivers high-speed broadband data communications and business television and infomedia services through us and CyberStar, L.P.

     In addition, a subsidiary of Loral Space acts as the managing general partner of Globalstar, L.P., which owns and operates a global telecommunications network based upon a 52-satellite constellation. Globalstar is financially troubled and is currently attempting to restructure its financial obligations and develop a financial strategy to allow it to continue operations. Loral Space, through its interests in various joint ventures, continues to participate in and to fund its share of the operations of Globalstar service providers in Brazil, Canada, Mexico and Russia.

     Loral Space regularly engages in discussions with telecommunications service providers, equipment manufacturers and others about possible strategic transactions and alliances, including participation in the Loral Global Alliance and strategic relationships involving its satellite manufacturing operations, which could involve business combinations.

PRINCIPAL EXECUTIVE OFFICES

     Our executive offices are located at 2440 Research Boulevard, Suite 400, Rockville, Maryland 20850, telephone number (301) 258-8101 and Loral Space's executive offices are located at c/o Loral SpaceCom Corporation, 600 Third Avenue, New York, NY 10016, telephone number (212) 697-1105.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

Company.......................   Loral CyberStar, Inc.

Securities Offered............   We are offering up to $675 million in aggregate
                                 principal amount of our 10% Senior Notes due
                                 2006 guaranteed by Loral Space and all existing and future restricted subsidiaries and warrants to purchase up to 6,657,096 shares of common stock of Loral Space in exchange for all of our outstanding 11 1/4% Senior Notes due 2007 and our 12 1/2% Senior Discount Notes due 2007.

The Exchange Offer............   We are offering to exchange:

                                 - $750.247 principal amount of new notes for
                                   each $1,000 principal amount of your senior notes, plus accrued and unpaid interest as of October 15, 2001; and

                                 - $707.935 principal amount of new notes for
                                   each $1,000 principal amount at maturity of your senior discount notes.

                                 In addition,

                                 - for every $1,000 principal amount of senior
                                   notes you tender, you will receive warrants to purchase 7.40 shares of common stock of Loral Space; and

                                 - for every $1,000 principal amount at maturity
                                   of senior discount notes you tender, you will receive warrants to purchase 6.98 shares of common stock of Loral Space.

                                 The warrants will be exercisable for five years at an exercise price equal to 110% of the average of the daily volume-weighted average trading prices of Loral Space common stock on the New York Stock Exchange, as reported by Bloomberg, L.P., for the ten consecutive trading days preceding the second trading day before the closing of the exchange offer.

                                 New notes will be issued in denominations of $1,000 and integral multiples of $1,000. At the closing of the exchange offer, instead of issuing new notes in a denomination other than an integral multiple of $1,000, we will issue to holders tendering notes with an aggregate principal amount of $500,000 or more cash in the amount of any amount exceeding the next lowest integral multiple of $1,000. Holders tendering notes with a lesser aggregate principal amount will receive new notes with an aggregate principal amount rounded down to the nearest integral multiple of $1,000. The number of Loral Space warrants to be issued in the exchange offer will be rounded up to the nearest full warrant.

                                 In order to be exchanged, an existing note must be properly tendered and accepted. If all the conditions to this exchange offer are satisfied, all existing notes which are validly tendered and not validly withdrawn will be exchanged. We will issue new notes promptly after expiration of the exchange offer. As of October 15, 2001, there were $443 million in aggregate principal amount of senior notes and $484 million in aggregate principal amount at maturity of senior discount notes with an accreted value of $469.5 million.

Proposed Amendments to the
Indentures....................   In order for your tender of existing notes to
                                 be considered valid and, as such, to be
                                 accepted by us, you must deliver a consent to the proposed amendments to the senior notes indenture or the senior discount notes indenture, as the case may be. The amendments will remove from the indentures substantially all of the operating covenants and the events of default that currently limit, for the benefit of the holders, our ability to engage in some activities. See "The Exchange
                                 Offer -- The Consent Solicitation" and "The
                                 Proposed Amendments."

Minimum Condition to the
Exchange Offer................   As of October 15, 2001, the sum of the
                                 aggregate principal amount of the senior notes and the aggregate accreted value of the senior discount notes was $912.5 million. The exchange offer is subject to certain conditions including, among other things, receiving tenders of notes that represent at least 85% of this aggregate amount. Under a lock-up agreement, holders of 49.04% of the aggregate principal amount of the senior notes and 51.43% of the aggregate principal amount at maturity of the senior discount notes have already agreed to tender their notes in the exchange offer and to consent to the proposed amendments, subject to various conditions.

                                 See "The Exchange Offer -- Conditions to the
                                 Exchange Offer."

Expiration Date; Withdrawal of
Tender........................   The exchange offer and consent solicitation
                                 will expire at 12:00 midnight, New York City time, on December 20, 2001, or such later date and time to which we extend it. A tender of the existing notes pursuant to the exchange offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date. Withdrawal of tendered existing notes will be deemed to be a revocation of the consent to the proposed amendments to the indentures. If we elect to provide a subsequent offering period of three to 20 business days after the initial offering period has expired, you will not be entitled to any withdrawal rights during the extension period. Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer or, in the case of existing notes tendered by book-entry transfer, into the exchange agent's account at The Depository Trust Company.

Interest on the New Notes.....   The new notes will bear interest at the rate of
                                 10% per annum from October 15, 2001, payable semiannually in arrears on January 15 and July
                                 15 of each year in cash, commencing July 15, 2002, to the person in whose name the new note is registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the Existing Notes
Accepted for Exchange.........   We will not make any payment with respect to
                                 accrued and unpaid interest on the senior notes validly tendered and accepted for exchange.

Termination of the Exchange
Offer.........................   We may terminate the exchange offer if we
                                 determine that our ability to proceed with the exchange offer could be materially impaired due to, among other things, any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the SEC of any existing law, statute, rule or regulation.

Procedures for Tendering
Existing Notes................   If you wish to accept the exchange offer, you
                                 must complete, sign and date the accompanying letter of transmittal, or a photocopy or facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a photocopy or facsimile of the letter of transmittal, together with the existing notes and any other required documents to the exchange agent at the address on the cover page of the letter of transmittal. If you hold the existing notes through DTC and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of existing
                                 notes and your name does not appear on a security position listing of DTC as the holder of such notes, or if you are a beneficial owner of existing notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person in whose name your existing notes are registered and instruct such person to tender on your behalf.
                                 If you wish to tender on your own behalf you must, prior to executing the letter of transmittal and delivering your existing notes, either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery
Procedure.....................   If you wish to tender your existing notes and
                                 your existing notes are not immediately
                                 available or you cannot deliver your existing notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your existing notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange
                                 Offer -- Guaranteed Delivery Procedure."

Acceptance of Existing Notes
and Delivery of New Notes.....   Subject to certain conditions, we will accept
                                 for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 12:00 midnight, New York City time, on the expiration date. The new notes issued in the exchange offer will be delivered promptly following the expiration date.

Accounting Treatment of the
Exchange Offer................   Under U.S. generally accepted accounting
                                 principles applicable to debt restructurings, we will record the new notes for financial reporting purposes at a carrying value substantially in excess of their actual principal amount. In addition, we will recognize a gain on the exchange only to the extent that the historic carrying value reduced by the value of the warrants issued in the exchange exceeds the sum of the actual principal amount of the new notes and the amount of future interest payments on that amount. As a result, we will not record interest expense on the new notes, even though cash interest will be payable on them.

Certain United States Federal
Income Tax Considerations.....   By accepting the exchange offer, you and we
                                 have agreed to treat the transaction for U.S.
                                 federal income tax purposes as an exchange of your existing Loral CyberStar notes for new
                                 Loral CyberStar notes and Loral Space warrants.
                                 We intend to treat this exchange for tax purposes as a recapitalization of Loral
                                 CyberStar with boot. In a recapitalization, all or a major portion of any loss realized in the exchange will not be recognized for tax purposes. Any excess of your federal tax basis in your existing notes over your amount realized in the recapitalization will be bond premium that is amortizable over the term of your new notes.

                                 For purposes of computing gain or loss
                                 realized, unpaid interest and original issue discount that accrued during the period you held existing notes will be treated as a separate item of property.

                                 Some portion of any gain realized will be recognized. Your gain realized will be the excess, if any, of the amount you realize over your tax basis in your existing notes. We expect that the amount realized in the transaction will be the face amount of the new notes you receive plus the fair market value of the Loral Space warrants you receive. The portion of your gain that is recognized may be the greater of the fair market value of the Loral Space warrants or the amount of market discount, if any, that accrued during the period you held your existing notes. The gain recognized will be ordinary income to the extent of any accrued market discount.

                                 Your tax consequences may be different from those described if the new notes are not classified as securities for tax purposes or if the existing or new notes become publicly traded for tax purposes. You may wish to consult your own tax advisor to determine the federal, state, local, foreign and other tax consequences of the exchange offer. See "Federal Income Tax Consequences."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the new notes or the Loral Space warrants pursuant to the exchange offer. We and Loral Space will pay all expenses incident to the exchange offer.

Dealer Managers and
Solicitation Agents...........   Dresdner Kleinwort Wasserstein, Inc. is serving
                                 as lead dealer manager and lead solicitation agent in connection with the exchange offer and consent solicitation. Banc of America
                                 Securities LLC, J.P. Morgan Securities Inc. and
                                 Lehman Brothers Inc. are serving as co-dealer managers and as co-solicitation agents in connection with the exchange offer and consent solicitation. You can find the addresses and telephone numbers for the dealer managers and solicitation agents on the back cover of this prospectus.

Exchange Agent................   Bankers Trust Company is serving as exchange
                                 agent in connection with the exchange offer.
                                 All tenders of notes and requests for
                                 additional copies of the letter of transmittal should be directed to the exchange agent at the following address: BT Services Tennessee, Inc.,
                                 Reorganization Unit, P.O. Box 292737,
                                 Nashville, TN 37229-2737. For more information with respect to the exchange offer, the telephone number for the exchange agent is
                                 (800) 735-7777 and the facsimile number for the exchange agent is (615) 835-3701.

Information Agent.............   Morrow & Co., Inc. is serving as information
                                 agent in connection with the exchange offer.
                                 Questions, requests for assistance and requests for additional copies of this prospectus and consent solicitation should be directed to the information agent by calling (800) 607-0088.
                                 International noteholders should call (212)
                                 754-8000 collect. Banks and brokerage firms should call (800) 654-2468.

Warrant Agent.................   The Bank of New York is serving as warrant
                                 agent in connection with the exchange offer.
                                 For more information with respect to the issuance of the Loral Space warrants, the telephone number for the warrant agent is (212)
                                 896-7202, the facsimile number is (212)
                                 896-7298, and the address is 101 Barclay
                                 Street, Floor 21 West, New York, NY 10286.

SUMMARY DESCRIPTION OF THE NEW NOTES

Securities Offered............   Up to $675 million aggregate principal amount
                                 of 10% Senior Notes due 2006.

Issuer........................   Loral CyberStar, Inc.

Maturity Date.................   July 15, 2006.

Interest Rate.................   10% per annum. Interest on the new notes will
                                 accrue from October 15, 2001 and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July
                                 15, 2002.

Parent Guarantor..............   Loral Space & Communications Ltd.

Parent Guaranty...............   Loral Space will guaranty our obligations under
                                 the new notes, including the payment of
                                 principal and interest on a direct, unsecured and senior basis. See "Description of Loral
                                 Space Guaranty."

Subsidiary Guarantor..........   Loral Asia Pacific Satellite (HK) Limited and
                                 all future restricted subsidiaries.

Subsidiary Guaranty...........   Loral Asia Pacific Satellite (HK) Limited and
                                 all future restricted subsidiaries will
                                 guaranty our obligation under the new notes including the payment of principal and interest on a direct, unsecured and senior basis.

Optional Redemption...........   We may redeem the new notes at any time upon
                                 the payment of a make whole premium, calculated using a discount rate of 0.50% plus the rate on treasuries with a comparable maturity. In addition, at any time, we may redeem up to $100 million aggregate principal amount of new notes solely out of "excess cash flow" at a redemption price equal to 101% of the principal amount of the new notes being redeemed. See
                                 "Description of the New Notes -- Optional
                                 Redemption."

Ranking.......................   The new notes:

                                 - will be our direct, unsecured and senior
                                   obligations;

                                 - will be equal in right of payment with any
                                   existing and future unsubordinated
                                   indebtedness we incur;

                                 - will be senior in right of payment to all of
                                   our existing and future subordinated
                                   indebtedness, including the $29.7 million subordinated intercompany note issued to Loral SpaceCom in connection with this exchange offer; and

                                 - will be effectively senior in right of
                                   payment, in so far as our own assets are concerned, to all indebtedness and liabilities, including trade payables, of Loral Space, Loral SpaceCom and Loral Satellite, Inc.

                                 The parent guaranty:

                                 - will be a direct, unsecured and senior
                                   obligation of Loral Space;

                                 - will be equal in right of payment with any
                                   existing and future unsubordinated
                                   indebtedness Loral Space incurs, including its indebtedness under its 9 1/2% Senior Notes due 2006;

                                 - will be senior in right of payment to all of
                                   Loral Space's existing and future
                                   subordinated indebtedness, including its subordinated guaranty of the $29.7 million subordinated intercompany note issued by us to Loral SpaceCom in connection with this exchange offer; and

                                 - will be effectively junior in right of
                                   payment to all indebtedness and liabilities, including trade payables, of Loral Space's subsidiaries, including Loral SpaceCom and Loral Satellite.

                                 The subsidiary guaranty:
                                 - will be a direct, unsecured and senior
                                   obligation of each subsidiary guarantor;

                                 - will be equal in right of payment with any
                                   existing and future unsubordinated
                                   indebtedness each subsidiary guarantor
                                   incurs; and

                                 - will be senior in right of payment to all of
                                   the subsidiary guarantor's existing and
                                   future subordinated indebtedness, including each subsidiary guarantor's subordinated guaranty of the $29.7 million subordinated intercompany note issued to Loral SpaceCom in connection with this exchange offer.

                                 See "Description of the New Notes -- General."

Market for the New Notes;
Listing.......................   Although we expect the new notes will be
                                 eligible for trading in the PORTAL market, there is no public market for the new notes, and we do not intend to apply for listing of the new notes on any national securities exchange or for quotation through Nasdaq.
                                 Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes.

Change of Control.............   If an event treated as a change of control
                                 under the new notes indenture occurs, each holder of new notes will have the right to require us to purchase all or any part of such holder's new notes at a purchase price in cash equal to 101% of the principal amount of the new notes, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the New Notes -- Repurchase of New Notes
                                 Upon a Change of Control." We may not be able to fund these repurchase obligations in the event of a change of control.

Covenants.....................   The indenture under which we will issue the new
                                 notes contains covenants substantially similar to those covenants in the indentures relating to the existing notes except that it will impose more limitations on our ability and the ability of our restricted subsidiaries to incur additional indebtedness and to grant some types of liens. We will continue to have rights to use our cash flow to construct or acquire a replacement satellite and to incur secured indebtedness to construct or acquire a replacement satellite for Telstar 11. See
                                 "Description of the New Notes -- Covenants."

SUMMARY DESCRIPTION OF THE LORAL SPACE WARRANTS

Warrants Offered..............   Warrants to purchase up to 6,657,096 shares of
                                 common stock of Loral Space. See "Description of the Loral Space Warrants."

                                 For every $1,000 principal amount of senior notes you tender, you will receive warrants to purchase 7.40 shares of common stock of Loral Space.

                                 For every $1,000 principal amount at maturity of senior discount notes you tender, you will receive warrants to purchase 6.98 shares of common stock of Loral Space.

Exercise......................   The warrants will be exercisable for five years
                                 at an exercise price equal to 110% of the average of the daily volume-weighted average trading prices of Loral Space common stock on the New York Stock Exchange, as reported by Bloomberg, L.P., for the ten consecutive trading days preceding the second trading day before the closing of the exchange offer. The
                                 Loral Space warrants will be immediately exercisable and will expire on the fifth anniversary of the closing of the exchange offer. We have established a toll-free telephone number you can call beginning 12 trading days prior to the closing of the exchange offer to learn the approximate exercise price of the warrants computed as of the preceding trading day and, on and after the second trading day preceding the closing, the actual warrant exercise price. The number is
                                 (877) 485-2033. See "Description of the Loral
                                 Space Warrants."

Registration Rights...........   We will use our commercially reasonable efforts
                                 to maintain the effectiveness of a registration statement with respect to the issuance of the Loral Space warrant shares until the earlier of the fifth anniversary of the exchange date and the date all Loral Space warrants issued in the exchange offer have been exercised.

MARKETS AND MARKET PRICES

     Loral Space's common stock is traded on the New York Stock Exchange under the symbol "LOR". The following table shows the intra-day high and low sales prices for the Loral Space common stock as reported by the NYSE for the periods indicated.

                                                               HIGH      LOW
                                                              ------    ------
CALENDAR YEAR 1999
  First Quarter.............................................  $22.44    $14.44
  Second Quarter............................................   20.75     14.38
  Third Quarter.............................................   22.88     16.25
  Fourth Quarter............................................   24.75     13.50
CALENDAR YEAR 2000
  First Quarter.............................................  $25.75    $ 9.88
  Second Quarter............................................   10.50      6.13
  Third Quarter.............................................    8.50      5.00
  Fourth Quarter............................................    6.56      2.69
CALENDAR YEAR 2001
  First Quarter.............................................  $ 6.34    $ 2.10
  Second Quarter............................................    3.55      1.03
  Third Quarter.............................................    2.90      1.25
  Fourth Quarter (through November 20, 2001)................    1.68      1.10

     We are a wholly owned subsidiary of Loral Space, and none of our securities are listed on any exchange.

RISK FACTORS

     You should carefully consider the specific factors set forth under "Risk Factors" as well as the other information and data included in this prospectus. For a discussion of factors that should be considered in evaluating the exchange offer and consent solicitation, see "Risk Factors" beginning on page 25.

LORAL CYBERSTAR SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

     The summary consolidated historical financial data as of and for each of the years in the five-year period ended December 31, 2000, has been derived from our audited consolidated financial statements and related notes. The summary consolidated historical financial data as of and for the nine months ended September 30, 2001 and 2000, has been derived from our unaudited condensed consolidated financial statements for such periods. Our results for the interim periods may not be indicative of our results for the year. The following summary historical consolidated financial data should be read in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

                                                                                             PREDECESSOR COMPANY
                                                                                     ------------------------------------
                                                                          NINE         THREE
                        NINE MONTHS ENDED          YEAR ENDED            MONTHS       MONTHS
                          SEPTEMBER 30,           DECEMBER 31,           ENDED         ENDED     YEAR ENDED DECEMBER 31,
                       --------------------   ---------------------   DECEMBER 31,   MARCH 31,   ------------------------
                       2001(1)     2000(1)     2000(1)     1999(1)      1998(1)       1998(2)       1997          1996
                       --------   ---------   ---------   ---------   ------------   ---------   -----------   ----------
                                                                 (IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
  Revenues...........  $146,148   $ 126,819   $ 187,190   $ 104,882     $ 64,608     $ 18,790     $  72,741     $ 41,847
  Operating loss.....   (17,688)    (45,324)    (43,492)    (62,191)     (44,029)     (23,639)      (43,081)     (36,353)
  Net loss...........   (92,349)   (110,157)   (137,418)   (114,175)     (79,969)     (39,691)     (105,740)     (27,195)
  Net loss
    attributable to
    common
    stockholders.....   (92,349)   (110,157)   (137,418)   (114,175)     (79,969)     (38,304)     (111,774)     (28,565)
OTHER DATA:
  Deficiency of
    earnings to cover
    fixed charges....   (91,570)   (114,039)   (136,288)   (145,487)     (97,341)     (44,300)     (116,026)     (63,917)
CASH FLOW DATA:
  Provided by (used
    in) operating
    activities.......     3,487     (61,920)    (49,579)      7,930       11,844      (31,056)      (15,789)     (11,915)
  Provided by (used
    in) investing
    activities.......    (4,331)        565     (15,634)   (154,086)     (25,457)      14,360      (450,406)     (26,413)
  Provided by (used
    in) financing
    activities.......   (29,580)     63,706      78,265     134,412       (4,327)         488       504,016       15,405

                                                                              DECEMBER 31,
                                       SEPTEMBER 30,   ----------------------------------------------------------
                                          2001(1)       2000(1)      1999(1)      1998(1)       1997       1996
                                       -------------   ----------   ----------   ----------   --------   --------
BALANCE SHEET DATA:
  Cash and cash equivalents..........   $    6,745     $   37,169   $   24,117   $   35,861   $ 70,009   $ 32,188
  Restricted and segregated
    cash(3)..........................           --             --      187,315       72,855    356,890     10,000
  Total assets.......................    1,320,583      1,428,949    1,684,287    1,417,504    896,492    358,264
  Debt (including current portion)...    1,108,722      1,108,408    1,039,484      933,495    797,077    253,212
  Limited Partners' interest in Orion
    Atlantic(4)......................           --             --           --           --         --     10,130
  Redeemable preferred stock.........           --             --           --           --     76,734     20,902
  Total stockholders' equity
    (deficit)........................      162,660        255,177      347,404      399,091    (46,849)      (436)

---------------
(1) For accounting purposes, the acquisition of Loral CyberStar by Loral Space was accounted for as of March 31, 1998, using the purchase method. Accordingly, the consolidated balance sheets subsequent to March 31, 1998, reflect the push-down of the purchase price allocations. The purchase price represented $447.7 million in excess of Loral CyberStar's net book value, which was primarily allocated to cost in excess of net assets acquired of the fixed satellite services segment of $620.4 million and a fair value adjustment of $153.4 million to increase the carrying value of Loral CyberStar's senior notes and senior discount notes. In addition, in connection with the acquisition, Loral Space agreed to assume unvested employee stock options, which resulted in a new measurement date and an unearned compensation charge of $4.3 million, which was amortized over the vesting period of the options. As a result of the acquisition, depreciation, amortization and interest charges included in the accompanying summary consolidated statement of operations data for periods subsequent to the three months ending March 31, 1998, are not comparable to those of earlier periods presented.

(2) Includes $12.8 million of merger costs associated with the acquisition of Loral CyberStar by Loral Space.

(3) Restricted and segregated cash represents amounts to fund interest payments on Loral CyberStar's senior notes and segregated amounts to make payments for satellites and certain related costs and amounts held in escrow related to other satellite agreements.

(4) Represents amounts invested by Limited Partners (net of syndication costs related to the investments), adjusted for such Limited Partners' share of net losses.

LORAL SPACE SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

     The summary consolidated historical financial data as of and for each of the years in the five-year period ended December 31, 2000, has been derived from Loral Space's audited consolidated financial statements and related notes. The summary consolidated historical financial data as of and for the nine months ended September 30, 2001 and 2000 has been derived from Loral Space's unaudited condensed consolidated financial statements for such periods. Loral Space's results for the interim periods may not be indicative of its results for the year. The following summary consolidated historical financial data should be read in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

                               NINE MONTHS
                                  ENDED                                                                 NINE MONTHS
                              SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,                    ENDED
                          ---------------------   ---------------------------------------------------   DECEMBER 31,
                            2001        2000        2000(1)      1999(2)      1998(3)       1997(3)       1996(3)
                          ---------   ---------   -----------   ----------   ----------   -----------   ------------
                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Revenues................  $ 797,060   $ 934,886   $ 1,224,111   $1,457,720   $1,301,702   $ 1,312,591     $  5,088
Operating income
  (loss)................      3,775     (26,948)      (86,086)     (62,263)     (33,780)       13,552      (12,201)
Equity in net loss of
  affiliates, net of
  taxes(4)..............    (55,708)   (290,312)   (1,294,910)    (177,819)    (120,417)      (49,037)      (4,709)
Globalstar related
  impairment charges,
  net of taxes..........         --          --      (112,241)          --           --            --           --
Net income (loss).......   (165,993)   (297,682)   (1,469,678)    (201,916)    (138,798)       40,004        8,877
Preferred dividends and
  accretion(5)..........    (68,780)    (51,404)      (67,528)     (44,728)     (46,425)      (26,315)          --
Net income (loss)
  applicable to common
  shareholders..........   (234,773)   (349,086)   (1,537,206)    (246,644)    (185,223)       13,689        8,877
Earnings (loss) per
  share -- basic and
  diluted...............      (0.73)      (1.18)        (5.20)       (0.85)       (0.68)         0.06         0.04
Dividends paid per
  common share..........         --          --            --           --           --            --           --
OTHER DATA:
Ratio of earnings to
  cover fixed charges...         --          --            --           --           --          1.9x         3.7x
Deficiency of earnings
  to cover fixed
  charges...............  $(202,789)  $ (52,770)  $  (141,453)  $ (191,181)  $ (132,178)           --           --
CASH FLOW DATA:
Provided by (used in)
  operating
  activities............     95,137     115,004       258,056       (6,933)      86,795   $  (173,609)    $ (3,003)
(Used in) investing
  activities............   (183,050)   (209,499)     (376,740)    (679,005)    (555,613)   (1,079,411)      (1,962)
Provided by (used in)
  equity transactions...    (26,718)    362,896       352,415      (24,633)     589,187       (18,097)     602,413
Provided by (used in)
  financing
  transactions..........    (98,838)   (108,327)      (79,551)     403,664      199,856       316,912      583,292

                                                                             DECEMBER 31,
                                    SEPTEMBER 30,   --------------------------------------------------------------
                                        2001           2000         1999       1998(3)      1997(3)      1996(3)
                                    -------------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents.........   $  180,576     $  394,045   $  239,865   $  546,772   $  226,547   $1,180,752
Total assets......................    4,446,697      4,678,318    5,610,421    5,229,215    3,010,447    1,699,326
Debt, including current portion...    2,388,266      2,456,844    1,999,322    1,555,775      435,398           --
Non-current liabilities...........      243,885        251,247      252,052      231,384      230,411       26,834
Convertible preferreds(5).........           --             --           --           --           --      583,292
Shareholders' equity..............    1,368,982      1,586,388    2,750,664    2,935,721    1,980,520    1,070,069

---------------
(1) The results of operations for 2000 includes $77 million of increased costs relating to manufacturing delays and customer contract issues ($46 million after taxes) and Loral Space's share of Globalstar's after-tax impairment charges of $882 million (approximately $1.2 billion on a pre-tax basis), which is included in equity in net loss of affiliates and after-tax impairment charges of $112 million ($125 million pre-tax) relating to Loral Space's investments in and advances to Globalstar service provider partnerships. Equity in net loss of affiliates for the year ended December 31, 2000, includes a $33 million after-tax gain representing Loral Space's share of Satmex's net insurance recovery on the loss of a satellite.

(2) The results of operations for 1999 includes a pre-tax charge of $35 million ($21 million after taxes) relating to an agreement reached with a customer to extend the delivery date of a satellite and other modifications to the contract in return for providing transponders on another Loral Space satellite for their remaining lives.

(3) On March 20, 1998, Loral Space acquired all of the outstanding stock of Loral CyberStar in exchange for common stock of Loral Space. The 1998 financial information includes Loral CyberStar commencing from April 1, 1998. In 1997, Loral Space increased its ownership in SS/L to 100%; prior to 1997, SS/L was accounted for under the equity method of accounting. On March 14, 1997, Loral Space acquired Loral Skynet from AT&T; Loral Space's financial information includes the results of Loral Skynet from that date.

(4) Loral Space's principal affiliates are Globalstar, Satmex since November 17, 1997 and Europe*Star since December 1998. Loral Space also has investments in SkyBridge and other ventures, which are accounted for under the equity method. Loral Space sold its interest in K&F Industries, Inc. in 1997.

(5) Loral Space incurred non-cash dividend charges in 2001 of approximately $29 million, which primarily relates to the difference between the value of the common stock issued in exchange offers of its preferred stock and the value of the shares that were issuable under the conversion terms of the preferred stock. The non-cash dividend charges had no impact on Loral Space's total shareholders' equity, as the offset was an increase in common stock and paid-in capital. Convertible preferred equivalent obligations were exchanged for 6% Series C preferred stock and were reclassified to shareholders' equity in 1997 upon approval by Loral Space's shareholders.

LORAL CYBERSTAR UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited consolidated pro forma financial statements present the effects of the exchange offer, assuming that all senior notes and senior discount notes due 2007 are exchanged for new senior notes due 2006, and the transfer of Loral CyberStar's data services business to Loral SpaceCom in exchange for the cancellation of the existing $79.7 million note payable to Loral SpaceCom and the issuance of a new $29.7 million subordinated note payable to Loral SpaceCom, as if the exchanges occurred as of the beginning of the respective periods for the unaudited consolidated pro forma statements of operations and other data and as if the exchanges occurred as of September 30, 2001 for the unaudited consolidated pro forma balance sheet. Under U.S. generally accepted accounting principles applicable to debt restructurings, we will record the new notes for financial reporting purposes at a carrying value substantially in excess of their actual principal amount. In addition, we will recognize a gain on the exchange only to the extent that the historic carrying value reduced by the value of the warrants issued in the exchange exceeds the sum of the actual principal amount of the new notes and the amount of future interest payments on that amount. As a result, we will not record interest expense on the new notes, even though cash interest will be payable on them.

     The carrying value of the existing notes, plus accrued interest, at September 30, 2001 is $1,028 million. Assuming the exchange offer is accepted in full, this $1,028 million carrying value will be reduced by approximately $5 million (the estimated fair value of the warrants issued in the exchange) and by approximately $27 million of the estimated pre-tax gain on the exchange offer before expenses, calculated as described above, resulting in a carrying value for the new notes of approximately $996 million. We will amortize the excess of the resulting carrying value over the actual $675 million principal amount of the new notes over the life of the new notes as a non-cash credit to interest expense. This credit will fully offset the $67.5 million of annual cash interest payable on the new notes, so that we will not record interest expense with respect thereto on our statements of operations.

     The estimated after-tax gain on the exchange offer of approximately $15 million, net of expenses, is reflected in the unaudited consolidated pro forma balance sheet but has not been reflected in the unaudited consolidated pro forma statements of operations and other data.

                             LORAL CYBERSTAR, INC.
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                 TRANSFER OF
                                                DATA SERVICES               EXCHANGE OF
                                                   BUSINESS                 SENIOR NOTES
                                                  PRO FORMA                  PRO FORMA        PRO FORMA
                                 AS REPORTED    ADJUSTMENTS(1)   SUBTOTAL   ADJUSTMENTS    AS ADJUSTED(2)
                                -------------   --------------   --------   ------------   ---------------
Revenues......................    $146,148         $(48,767)(3)  $ 97,381     $    --         $ 97,381
Operating expenses:
  Direct......................      41,375          (30,027)       11,348          --           11,348
  Sales and marketing.........      15,443          (11,968)        3,475          --            3,475
  Engineering and technical
     services.................       9,202           (9,202)           --          --               --
  General and
     administrative...........      15,079          (11,936)        3,143          --            3,143
  Depreciation and
     amortization.............      82,737          (15,716)       67,021          --           67,021
                                  --------         --------      --------     -------         --------
Total operating expenses......     163,836          (78,849)       84,987          --           84,987
                                  --------         --------      --------     -------         --------
(Loss) income from
  operations..................     (17,688)          30,082        12,394          --           12,394
  Interest income.............         945             (832)          113          --              113
  Interest expense............     (75,121)           2,547(4)    (72,574)     67,637(5)        (4,937)
  Other income................         294               (7)          287          --              287
                                  --------         --------      --------     -------         --------
(Loss) income before income
  taxes.......................     (91,570)          31,790       (59,780)     67,637            7,857
Income tax expense............        (779)             779(7)         --      (6,821)(6)       (6,821)
                                  --------         --------      --------     -------         --------
Net (loss) income.............    $(92,349)        $ 32,569      $(59,780)    $60,816         $  1,036
                                  ========         ========      ========     =======         ========
OTHER DATA:
  Deficiency of earnings to
     cover fixed charges......    $(91,570)              --            --          --         $(42,768)
  EBITDA(8)...................      65,049               --            --          --           79,415

                             LORAL CYBERSTAR, INC.
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                    TRANSFER OF                    EXCHANGE OF
                                               DATA SERVICES BUSINESS              SENIOR NOTES
                                                     PRO FORMA                      PRO FORMA       PRO FORMA
                                AS REPORTED        ADJUSTMENTS(1)       SUBTOTAL   ADJUSTMENTS    AS ADJUSTED(2)
                                ------------   ----------------------   --------   ------------   --------------
Revenues......................   $ 187,190           $ (77,807)(3)      $109,383     $    --         $109,383
Operating expenses:
  Direct......................      64,887             (46,634)           18,253          --           18,253
  Sales and marketing.........      25,824             (18,835)            6,989          --            6,989
  Engineering and technical
     services.................      10,894             (10,894)               --          --               --
  General and
     administrative...........      21,344             (19,118)            2,226          --            2,226
  Depreciation and
     amortization.............     107,733             (17,757)           89,976          --           89,976
                                 ---------           ---------          --------     -------         --------
Total operating expenses......     230,682            (113,238)          117,444          --          117,444
                                 ---------           ---------          --------     -------         --------
Loss from operations..........     (43,492)             35,431            (8,061)         --           (8,061)
  Interest income.............       4,157              (1,401)            2,756          --            2,756
  Interest expense............     (97,223)              4,071(4)        (93,152)     86,912(5)        (6,240)
  Other income................         270                  15               285          --              285
                                 ---------           ---------          --------     -------         --------
Loss before income taxes......    (136,288)             38,116           (98,172)     86,912          (11,260)
Income tax expense............      (1,130)              1,130(7)             --      (1,487)(6)       (1,487)
                                 ---------           ---------          --------     -------         --------
Net loss......................   $(137,418)          $  39,246          $(98,172)    $85,425         $(12,747)
                                 =========           =========          ========     =======         ========
OTHER DATA:
  Deficiency of earnings to
     cover fixed charges......   $(136,288)                 --                --          --         $(78,760)
  EBITDA(8)...................      64,241                  --                --          --           81,915

                             LORAL CYBERSTAR, INC.
                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                  TRANSFER OF
                                                 DATA SERVICES                  EXCHANGE OF
                                                    BUSINESS                   SENIOR NOTES
                                                   PRO FORMA                     PRO FORMA       PRO FORMA
                                  AS REPORTED    ADJUSTMENTS(1)    SUBTOTAL     ADJUSTMENTS     AS ADJUSTED
                                 -------------   --------------   ----------   -------------   -------------
Current assets:
  Cash and cash equivalents....   $    6,745       $  (1,000)     $    5,745     $     --       $    5,745
  Accounts receivable, net.....       25,987         (10,262)         15,725           --           15,725
  Other current assets.........        6,727          (2,655)          4,072           --            4,072
  Due from Loral companies.....        8,945          (8,693)            252           --              252
                                  ----------       ---------      ----------     --------       ----------
Total current assets...........       48,404         (22,610)         25,794           --           25,794
Property and equipment, net....      638,664         (36,403)        602,261           --          602,261
Costs in excess of net assets
  acquired.....................      566,079              --         566,079           --          566,079
Deferred income taxes..........       40,966              --          40,966       (8,133)(9)       32,833
Other assets, net..............       26,470          (6,732)         19,738           --           19,738
                                  ----------       ---------      ----------     --------       ----------
Total assets...................   $1,320,583       $ (65,745)     $1,254,838     $ (8,133)      $1,246,705
                                  ==========       =========      ==========     ========       ==========
Current liabilities:
  Current portion of long-term
     debt......................   $    2,919       $     (47)     $    2,872     $     --       $    2,872
  Accounts payable.............        6,858          (3,256)          3,602        5,000            8,602
  Accrued and other current
     liabilities...............       13,131         (13,131)             --           --               --
  Customer deposits............        5,711          (4,892)            819           --              819
  Deferred revenue.............        6,375          (3,979)          2,396           --            2,396
  Interest payable.............       10,384              (1)         10,383      (10,383)              --
  Note payable to Loral
     SpaceCom..................       79,669         (79,669)             --           --               --
  Due to Loral companies.......           --              --              --           --               --
                                  ----------       ---------      ----------     --------       ----------
Total current liabilities......      125,047        (104,975)         20,072       (5,383)          14,689
Long-term debt(10).............    1,026,134              --       1,026,134      (21,854)       1,004,280
Subordinated note payable to
  Loral SpaceCom...............           --          29,669          29,669           --           29,669
Deferred revenue...............        2,154              --           2,154           --            2,154
Customer deposits..............        4,588              --           4,588           --            4,588
Stockholders' equity:
  Common stock, $.01 par
     value.....................           --              --              --           --               --
  Capital in excess of par
     value.....................      588,197           7,935(11)     596,132        4,000          600,132
  Accumulated deficit..........     (423,911)             --        (423,911)      15,104         (408,807)
  Accumulated other
     comprehensive (loss)
     income....................       (1,626)          1,626              --           --               --
                                  ----------       ---------      ----------     --------       ----------
Total stockholders' equity.....      162,660           9,561         172,221       19,104          191,325
                                  ----------       ---------      ----------     --------       ----------
Total liabilities and
  stockholders' equity.........   $1,320,583       $ (65,745)     $1,254,838     $ (8,133)      $1,246,705
                                  ==========       =========      ==========     ========       ==========

NOTES TO LORAL CYBERSTAR UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

 (1) These pro forma adjustments result from the transfer of Loral CyberStar's data services segment to Loral SpaceCom in exchange for the cancellation of the $79.7 million intercompany note payable to Loral SpaceCom and the issuance of a $29.7 million new subordinated note to Loral SpaceCom, which bears interest at 10% per annum, in connection with the exchange offer. The adjustments primarily relate to removing the historical results of operations of the data services business and the related assets and liabilities as of and for the respective periods.

 (2) The pro forma financial statements do not include the anticipated $3 million to $4 million annual management fee discussed on page 5, which is expected to be implemented following the exchange offer.

 (3) Includes an adjustment to include intercompany sales from Loral CyberStar's fixed satellite services segment to Loral CyberStar's data services segment of approximately $16 million and $26 million for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

 (4) Includes an adjustment to reduce interest expense for the cancellation of the existing intercompany note due to Loral SpaceCom and the issuance of the new $29.7 million subordinated note to Loral SpaceCom. The reduction was approximately $3 million and $4 million for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

 (5) Reflects an adjustment to reduce interest expense on the existing notes to zero in connection with accounting for the exchange of the existing notes and the new notes.

 (6) Represents income taxes at the statutory rate of 35% after adjusting for the non-deductible amortization of cost in excess of net assets acquired.

 (7) Amount determined in accordance with the Company's tax sharing agreement.

 (8) EBITDA (which is equivalent to operating income (loss) before depreciation and amortization, including amortization of unearned compensation) is provided because it is a measure commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity and is presented to enhance the understanding of Loral CyberStar's operating results. However, EBITDA should not be construed as an alternative to net income as an indicator of a company's operating performance, or cash flow from operations as a measure of a company's liquidity. EBITDA may be calculated differently and, therefore, may not be comparable to similarly titled measures reported by other companies.

 (9) Represents the tax effect of the gain recognized for book purposes on the exchange. In addition, Loral CyberStar has established a valuation allowance against its net deferred tax assets in the amount of $175 million and $199 million at December 31, 2000 and September 30, 2001, respectively. Upon completion of the exchange, Loral CyberStar will reassess the need for this valuation allowance. Any change to the valuation allowance upon reassessment has not been reflected in the unaudited consolidated pro forma balance sheet.

(10) Principal amount at maturity of $927 million as reported and $675 million pro forma as adjusted.

(11) Represents the difference between the historical value of the net assets of the data services segment and the negotiated value of the net assets, in connection with transfer of the data services business, which has been presented as a capital contribution by Loral Space to Loral CyberStar.

LORAL SPACE UNAUDITED SUMMARY CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

     The following unaudited summary consolidated pro forma financial information presents the effects of the exchange offer, assuming that all senior notes and senior discount notes due 2007 are exchanged for new notes due 2006, as if the exchange occurred as of the beginning of the respective periods for the statement of operations data and other data and as if the exchanges occurred as of September 30, 2001 for the balance sheet data. Under U.S. generally accepted accounting principles applicable to debt restructurings, Loral Space will record the new notes for financial reporting purposes at a carrying value substantially in excess of their actual principal amount. In addition, Loral Space will recognize a gain on the exchange only to the extent that the historic carrying value reduced by the value of the warrants issued in the exchange exceeds the sum of the actual principal amount of the new notes and the amount of future interest payments on that amount. As a result, Loral Space will not record interest expense on the new notes, even though cash interest will be payable on them.

     The carrying value of the existing notes, plus accrued interest, at September 30, 2001 is $1,028 million. Assuming the exchange offer is accepted in full, this $1,028 million carrying value will be reduced by approximately $5 million (the estimated fair value of the warrants issued in the exchange) and by approximately $27 million of the estimated pre-tax gain on the exchange offer before expenses, calculated as described above, resulting in a carrying value for the new notes of approximately $996 million. Loral Space will amortize the excess of the resulting carrying value over the actual $675 million principal amount of the new notes over the life of the new notes as a non-cash credit to interest expense. This credit will fully offset the $67.5 million of annual cash interest payable on the new notes, so that Loral Space will not record interest expense with respect thereto on its statements of operations.

     The estimated after-tax gain on the exchange offer of approximately $15 million, net of expenses, is reflected in the unaudited consolidated pro forma balance sheet but has not been reflected in the unaudited consolidated pro forma statements of operations and other data.

                                              NINE MONTHS ENDED               YEAR ENDED
                                            SEPTEMBER 30, 2001(1)         DECEMBER 31, 2000
                                            ---------------------      ------------------------
                                                           PRO                          PRO
                                             ACTUAL     FORMA(2)         ACTUAL       FORMA(2)
                                            --------    ---------      ----------    ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $797,060    $797,060       $1,224,111    $1,224,111
Operating income (loss)...................     3,775       3,775          (86,086)      (86,086)
Interest expense..........................  (141,120)    (73,483)        (170,836)      (83,924)
(Loss) income before income taxes, equity
  in net loss of affiliates, minority
  interest, Globalstar related charges and
  cumulative effect of change in
  accounting principle....................  (117,071)    (49,434)         (56,843)       30,069
Income tax benefit (expense)..............     7,799     (15,874)          (9,375)      (39,794)
Equity in net loss of affiliates, net of
  taxes...................................   (55,708)    (55,708)      (1,294,910)   (1,294,910)
Globalstar related charges, net of
  taxes...................................        --          --         (112,241)     (112,241)
Net loss..................................  (165,993)   (122,029)      (1,469,678)   (1,413,185)
Preferred dividends.......................   (68,780)    (68,780)         (67,528)      (67,528)
Net loss applicable to common
  shareholders............................  (234,773)   (190,809)      (1,537,206)   (1,480,713)
Loss per share -- basic and diluted.......     (0.73)      (0.60)           (5.20)        (5.01)
OTHER DATA:
Deficiency of earnings to cover fixed
  charges.................................  (202,789)   (185,777)        (141,453)     (122,041)
EBITDA(3).................................   169,842     169,842          130,177       130,177

                                                                 SEPTEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL      PRO FORMA
                                                              ----------    ----------
BALANCE SHEET DATA:
Total assets................................................  $4,446,697    $4,438,564
Current liabilities.........................................     595,647       590,264
Debt, including current portion.............................   2,388,266     2,366,412
Shareholders' equity........................................   1,368,982     1,388,086

---------------
(1) Loral Space incurred non-cash dividend charges in 2001 of approximately $29 million, which primarily relates to the difference between the value of the common stock issued in exchange offers of its preferred stock and the value of the shares that were issuable under the conversion terms of the preferred stock. The non-cash dividend charges had no impact on Loral Space's total shareholders' equity, as the offset was an increase in common stock and paid-in capital.

(2) Reflects an adjustment to reduce interest expense on the existing notes to zero in connection with accounting for the exchange of the existing notes and the new notes and the related increase in income tax expense.

(3) EBITDA (which is equivalent to operating income (loss) before depreciation and amortization, including amortization of unearned compensation) is provided because it is a measure commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity and is presented to enhance the understanding of Loral Space's operating results. However, EBITDA should not be construed as an alternative to net income as an indicator of a company's operating performance, or cash flow from operations as a measure of a company's liquidity. EBITDA may be calculated differently and, therefore, may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

     You should consider carefully the following factors, in addition to the other information contained in this prospectus.

RISK FACTORS RELATED TO HOLDERS OF EXISTING NOTES WHO DO NOT TENDER INTO THE EXCHANGE OFFER

     IF YOU DO NOT TENDER YOUR EXISTING NOTES AND WE COMPLETE THE EXCHANGE OFFER, YOUR RIGHTS UNDER THE SENIOR NOTES INDENTURE OR THE SENIOR DISCOUNT NOTES INDENTURE, AS THE CASE MAY BE, WILL BE SUBSTANTIALLY DIMINISHED.

     The holders of 50.29% of the outstanding existing notes, including 49.04% of the aggregate principal amount of the senior notes and 51.43% of the aggregate principal amount at maturity of the senior discount notes, have agreed to tender their existing notes in the exchange offer. If you do not exchange your existing notes in the exchange offer and we complete the exchange offer, you will continue to hold your existing notes and be subject to the terms of the senior notes indenture or the senior discount notes indenture, as the case may be, under which the senior notes or the senior discount notes were issued. However, in that event, the senior notes indenture and the senior discount notes indenture, as the case may be, will be amended and supplemented so as to implement the proposed amendments that will remove substantially all of the operating restrictions and events of default that may be removed by majority consent of the holders consistent with the applicable indentures and the requirements of the Trust Indenture Act of 1939, as amended. As a result, you will no longer have the benefit of those covenants and events of default. The supplemental indentures will substantially reduce the covenants with which we would otherwise have to comply under the senior notes indenture and the senior discount notes indenture as more fully described under "The Proposed Amendments." We do not currently intend, nor are we required, to purchase any existing notes not exchanged in the exchange offer.

     THERE WILL BE A LIMITED TRADING MARKET FOR EXISTING NOTES THAT ARE NOT TENDERED IN THE EXCHANGE OFFER.

     The trading market for existing notes not tendered in the exchange offer is likely to be significantly more limited than it is at present. Therefore, if your existing notes are not tendered in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged existing notes. This reduction in liquidity may in turn increase the volatility of the market price for the existing notes. We cannot guarantee that the existing notes will continue to be rated after the closing of the exchange offer. If the existing notes cease to be rated, their liquidity will be further reduced.

RISK FACTORS RELATED TO THE EXCHANGE OFFER AND CONSENT SOLICITATION

     WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE NEW NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE GOVERNING THE NEW NOTES.

     Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at a purchase price of 101% of their principal amount. However, it is possible that we will not have sufficient funds at the time of the change of control to repurchase the notes.

     BECAUSE OF THE LACK OF A PUBLIC MARKET FOR THE NEW NOTES, YOU MAY BE UNABLE TO RESELL YOUR NEW NOTES.

     Although the new notes will be eligible for trading in the PORTAL market, they will not be listed on any securities exchange or automated quotations system. An active trading market for the new notes may not develop.

     In addition, the liquidity of any trading market in the new notes, and any market price quoted for the new notes, may be adversely affected by the changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you may be unable to resell your new notes.

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

     YOU MAY BE SUBJECT TO FEDERAL INCOME TAXATION AS A RESULT OF TENDERING YOUR EXISTING NOTES.

     All or a portion of any gain you realize in exchanging your existing notes in this tender offer will be subject to income tax.

     THE EXCHANGE RATIOS FOR THIS EXCHANGE OFFER DO NOT REFLECT ANY VALUATION OF THE EXISTING NOTES OR THE NEW NOTES.

     Our board of directors has made no determination that the exchange ratios represent a fair valuation of either the existing notes or the new notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. If you tender your existing notes you may not receive more value than if you choose to keep them.

RISK FACTORS RELATED TO OUR BUSINESS AND OUR OPERATIONS

     The following risk factors relate to our business and operations after giving effect to the transfer of the data services business to Loral SpaceCom as described in this prospectus.

     WE HAVE SUBSTANTIAL DEBT.

     Upon the consummation of the exchange offer, we will have approximately $716 million principal amount of debt if holders of all of the existing notes validly tender and do not withdraw their notes and approximately $754 million principal amount at maturity of debt if holders of 85% of each class of the existing notes tender and do not withdraw their notes. In addition, any of our senior notes and senior discount notes not tendered will remain non-recourse to Loral Space.

     For the nine months ended September 30, 2001, after giving pro forma effect to the transactions described in this prospectus, we had a deficiency of earnings to cover fixed charges of approximately $43 million. Our ability to meet our debt service obligations will be dependent upon our future performance, including our ability to increase revenues, which will be subject to financial, business, competitive and other factors, including factors beyond our control. We will also be required to make cash interest payments on the existing notes not tendered and the new notes starting in 2002. There can be no assurance that we will be able to achieve the revenue increases, or otherwise generate sufficient cash flow to repay our debt obligations with respect to all of our outstanding indebtedness.

     OUR DEBT IMPOSES RESTRICTIONS AND OTHERWISE AFFECTS OUR ABILITY TO UNDERTAKE CERTAIN ACTIONS.

     The indenture relating to the new notes will contain restrictive covenants substantially similar to the covenants in the senior notes indenture and the senior discount notes indenture except that the covenants in the new notes indenture will be more restrictive with respect to the incurrence of debt and the granting of liens. In addition, the level of our indebtedness adversely affects:

     - our ability to pay expenses and fund capital expenditures, which will be affected by our need to use a substantial amount of our cash flow to service existing indebtedness;

     - our ability to raise additional debt or equity financing in the future;
       and

     - our flexibility in planning for, or reacting to, changes to our business and market conditions.

     WE HAVE FURTHER FUNDING REQUIREMENTS.

     We currently anticipate that we will have additional funding requirements beginning in 2003 to fund the cost of construction and launch of a replacement satellite for Telstar 11. We do not have a revolving credit facility. Accordingly, we will need to secure funding from Loral Space or raise additional financing. Sources of additional capital may include public or private debt, equity financings or strategic investments. We may not be able to obtain such financing from Loral Space or from outside sources in the amounts and at the times needed.

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     SATELLITE LAUNCHES ARE SUBJECT TO LAUNCH FAILURES AND AFTER LAUNCH OUR
SATELLITES REMAIN VULNERABLE TO IN-ORBIT FAILURE, WHICH MAY RESULT IN UNINSURED LOSSES.

     Satellite launches are risky, and launch attempts have ended in failure. In May 1999, our Orion 3 satellite experienced a launch failure. Random failure of satellite components may result in damage to or loss of a satellite before the end of its expected life. Satellites are carefully built and tested and have certain redundant systems in case of failure. However, in-orbit failure may result from various causes, including component failure, loss of power or fuel, inability to control positioning of the satellite, solar and other astronomical events, and space debris. Repair of satellites in space is not feasible. Many factors affect the useful lives of satellites, including fuel consumption, the quality of construction, gradual degradation of solar panels and the durability of components.

     We ordinarily insure against launch and in-orbit failures, but at considerable cost. The cost and the availability of insurance vary depending on market conditions and other factors. Our insurance typically does not cover business interruption, so failures result in uninsured economic losses. Replacement of a lost satellite typically requires up to 24 months from the time a contract is executed until the launch date of the replacement satellite.

     In November 1995, a component on Telstar 11 malfunctioned, resulting in a 2-hour service interruption. The malfunctioning component supported nine transponders serving the European portion of Telstar 11's footprint. Full service was restored using a back-up component. If that back-up component fails, Telstar 11 would lose a significant amount of usable capacity.

     Our Telstar 10/Apstar IIR satellite has experienced minor losses of power from its solar arrays. Space Systems/Loral is currently investigating the cause of these failures. Although, to date, Telstar 10/Apstar IIR has not experienced any degradation in performance, there can be no assurance that it will not experience additional power loss that could result in performance degradation, including loss of transponder capacity. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, when in the life of Telstar 10/Apstar IIR the loss occurred and the number and type of use being made of transponders then in service. In connection with the renewal of the insurance for our Telstar 10/Apstar IIR satellite in October 2001, the insurance underwriters have excluded losses due to solar array failures, since Telstar 10/Apstar IIR was manufactured by SS/L and has the same solar array configuration as another 1300 class satellite manufactured by SS/L that recently experienced a solar array failure of a different nature. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, we do not believe that this anomaly will affect Telstar 10/Apstar IIR. SS/L is currently providing the basis for this conclusion to the insurance underwriters. While we anticipate that this exclusion will be removed upon further review by the insurance underwriters, there can be no assurance that this exclusion will be removed.

     THE SATELLITE INDUSTRY WILL LIKELY BE FACED WITH SIGNIFICANTLY HIGHER INSURANCE PREMIUMS IN THE FUTURE.

     We have received preliminary indications that the satellite industry will likely be faced with significantly higher premiums on launch and in-orbit insurance in the future. Any such increase will increase our cost of doing business, and we may not be able to pass on such increased cost to our customers.

     OUR BUSINESS IS REGULATED, CAUSING UNCERTAINTY AND ADDITIONAL COSTS.

     Our business is regulated by authorities in many jurisdictions, including the Federal Communications Commission, the International Telecommunication Union and the European Union. As a result, some of the activities which are important to our strategy are beyond our control. Our international service offerings are strategically important activities which are regulated by various government and quasi-government authorities and organizations.

     Regulatory authorities in the various jurisdictions in which we operate can modify, withdraw or impose charges or conditions upon the licenses which we need, and so increase our cost of doing business.

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

The regulatory process also requires potentially costly negotiations with third parties operating or intending to operate satellites at or near orbital locations where we place our satellites so that the frequencies of the satellites do not interfere. For example, as part of our coordination effort on Telstar 12, we agreed to provide four 54 MHz transponders on Telstar 12 to Eutelsat for the life of the satellite and have retained risk of loss. We also granted Eutelsat the right to acquire, at cost, four transponders on the next replacement satellite for Telstar 12. Moreover, we, as part of this international coordination process, continue to conduct discussions with various administrations regarding Telstar 12's operations at 15 degrees W.L. If these discussions are not successful, Telstar 12's useable capacity may be reduced.

     We cannot guarantee successful frequency coordination for our satellites. Failure to successfully coordinate our satellites' frequencies or to receive other required regulatory approvals could have a material adverse effect on our financial condition and results of operations.

     WE HAVE MANY COMPETITORS.

     We compete for customers and market share. We face competition from companies such as PanAmSat Corporation, SES Global and newly privatized organizations such as Intelstat and Eutelsat. Competition in this market may cause downward price pressures, which may adversely affect our revenue.

     THERE ARE RISKS IN CONDUCTING BUSINESS INTERNATIONALLY.

     We conduct business outside the United States, which imposes more risks. We could be harmed financially and operationally by changes in foreign regulations and telecommunications standards, tariffs or taxes and other trade barriers. Customers outside of the developed world could have difficulty in obtaining the U.S. dollars they owe to us, including as a result of exchange controls. Exchange rate fluctuations may adversely affect the ability of our customers to pay us in U.S. dollars. Moreover, if we were to need to pursue legal remedies against our foreign customers and business partners, we may have to sue them abroad, where it could be hard for us to enforce our rights.

RISK FACTORS RELATED TO LORAL SPACE'S BUSINESS AND OPERATIONS

     LORAL SPACE HAS SUBSTANTIAL DEBT AND GUARANTY OBLIGATIONS.

     Loral Space and its subsidiaries and operating affiliates have a significant amount of outstanding debt and guaranty obligations. As of September 30, 2001:

     - Loral Space's consolidated total debt was $2.4 billion, of which approximately $647 million is scheduled to mature in 2002. Loral Space expects to refinance this indebtedness in due course. However, there can be no guarantee that it will be able to do so.

     - Satmex, Loral Space's 49%-owned Mexico affiliate, had total debt of $572 million. In addition, Servicios Corporativos Satelitales, S.A. de C.V., the parent company of Satmex, in which Loral Space has a 65% interest, has an obligation to the government of Mexico with an initial face amount of $125 million which accretes at 6.03% over a seven-year period, expiring in December 2004. Loral Space has agreed to maintain its stock ownership interests in the parent company of Servicios in a trust to collateralize this obligation.

     The indentures and credit agreements relating to this indebtedness impose restrictions on the ability of Loral Space and its subsidiaries and affiliates to take various actions, which may limit their ability to plan for, or react to, changes in their business and market conditions. These limitations include restrictions on their ability to pay dividends and make capital expenditures or investments. Moreover, certain of these agreements require that excess cashflow and insurance proceeds from certain launch or in-orbit failures be used to prepay debt.

     Loral Space intends to use its cash and available credit ($246 million at September 30, 2001) to help fund the growth and operation of its businesses. If any of its subsidiaries or affiliates finds itself faced with default, Loral Space may be faced with a choice between providing additional support to that company or accepting the loss of some or all of its investment. Loral Space does not intend to provide any further

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

funding to Globalstar, L.P., which expects to finish 2001 with approximately $45 million of cash, after suspension of debt, interest and dividend payments.

     THE LORAL SPACE GUARANTY WILL NOT BE SECURED BY ANY ASSETS OF LORAL SPACE AND WILL BE EFFECTIVELY SUBORDINATED TO SUBSTANTIAL OUTSTANDING INDEBTEDNESS AND OTHER LIABILITIES OF LORAL SPACE'S SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES.

     Loral Space is a holding company which derives substantially all of its revenues from its subsidiaries and unconsolidated affiliates.

     The Loral Space guaranty is not secured by any assets of Loral Space. Loral Space's indenture governing its 9 1/2% Senior Notes due 2006 permits Loral Space to incur substantial indebtedness, including, without limitation, secured indebtedness, and permits its subsidiaries to incur an unlimited amount of non-recourse indebtedness, which may be used for any purpose. Holders of any secured debt of Loral Space will have claims prior to the claims of the holders of the Loral Space guaranty with respect to the assets securing such debt, and the Loral Space guaranty will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of Loral Space's subsidiaries and unconsolidated affiliates. The other restrictive covenants contained in the Loral Space indenture contain similarly broad exceptions and qualifications.

     Loral Space is dependent upon payments from its subsidiaries and unconsolidated affiliates to generate the funds necessary to meet its obligations, including any payment on the Loral Space guaranty. The ability of Loral Space's subsidiaries and its affiliates to make such payments will be subject to, among other things, the availability of sufficient cash at the subsidiary or affiliate level, where distribution to Loral Space may be prohibited by applicable present and future restrictive covenants.

     At September 30, 2001, Loral SpaceCom, a wholly owned subsidiary of Loral Space which owns both SS/L and Loral Skynet, had secured debt and available credit of approximately $600 million and Loral Satellite, which owns the Telstar 6 and Telstar 7 satellites, had secured debt and available credit of approximately $494 million. These obligations will be structurally senior to the Loral Space guaranty with regard to those assets which constitute substantially all of Loral Space's revenue-producing assets.

     THE DATA SERVICES BUSINESS, WHICH WILL BE TRANSFERRED BY US TO LORAL SPACECOM, IS SUBJECT TO COMPETITION.

     Our data services business, which will be transferred to Loral SpaceCom, faces competition not only from other satellite based providers, but also from providers of land-based data communications services, such as cable operators, digital subscriber line, or DSL, providers, wireless local loop providers and traditional telephone service providers. In addition, Loral SpaceCom may face competition in the future from proposed satellite systems, including Teledesic Corporation's proposed system and Hughes' Spaceway's system. The data services business will face continued price pressures from fiber competitors for its internet services.

     The data services business has been subject to decreasing prices over recent years due to increased competition. This pricing pressure is expected to continue (and may accelerate) for the foreseeable future, particularly if, as expected, capacity continues to increase. The data services business will need to increase the volume of its sales in order to compensate for such price reductions.

     DUE TO POOR SUBSCRIBER TAKE-UP RATES, GLOBALSTAR IS UNABLE TO PAY ITS DEBT OBLIGATIONS AS THEY BECOME DUE, AND WILL REQUIRE ADDITIONAL FINANCING TO CONTINUE ITS OPERATIONS. DURING 2000, LORAL SPACE RECORDED AFTER-TAX CHARGES OF APPROXIMATELY $1.4 BILLION FOR GLOBALSTAR RELATED ACTIVITIES.

     In January 2001, Globalstar suspended indefinitely principal and interest payments on its debt and dividend payments on its redeemable preferred partnership interests in order to conserve cash for operations. Globalstar is currently in default under its $500 million credit facility due to Loral Space, its vendor financing facility with QUALCOMM, and $1.45 billion of its senior notes. The aforementioned debt that is currently in default is now subject to immediate acceleration by its holders. Globalstar has retained The Blackstone Group as its financial adviser to assist in evaluating its business plan and
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

developing initiatives, including restructuring its debt, identifying funding opportunities and pursuing other strategic alternatives.

     As of September 30, 2001, Loral Space's direct and indirect investment in connection with Globalstar related activities included about 39% of Globalstar's common equity, about 27% of its debt, an investment in Globalstar Telecommunications Limited preferred stock and investments in and advances to Globalstar service provider partnerships. During 2000, Loral Space recorded after-tax charges of approximately $1.4 billion related to its investment in and advances in connection with Globalstar related activities, which included its after-tax share of Globalstar's impairment charges of approximately $882 million and after-tax impairment charges of $112 million, resulting from the write-down of investments in and advances to Globalstar service provider partnerships to their estimated fair value. After these charges, Loral Space's investment in Globalstar related activities was approximately $10 million as of September 30, 2001. In addition, Loral Space intends to continue to fund its share of the operations of those Globalstar service provider ventures in which it participates as an equity owner. If Globalstar is unable to effectuate a successful restructuring, Loral Space's remaining investment in Globalstar and any additional investment in Globalstar service providers would be impaired.

     Globalstar has been discussing its new business plan with its principal creditors with the objective of achieving a negotiated financial restructuring plan. Globalstar has indicated that if these discussions are successful, Globalstar will seek confirmation of the negotiated plan through a voluntary Chapter 11 bankruptcy proceeding. If it is unable to effectuate a restructuring acceptable to its creditors, Globalstar has indicated that it will likely seek protection under the federal bankruptcy laws without a pre-negotiated settlement. Moreover, its creditors may seek to initiate involuntary bankruptcy proceedings against Globalstar. Loral Space's equity interests in Globalstar may be eliminated entirely in any such bankruptcy proceeding, as it might in an out-of-court restructuring. The Globalstar debt obligations Loral Space holds are senior unsecured obligations that rank equally in right of payments with all other Globalstar debt obligations. In other situations in the past, challenges have been initiated seeking subordination or recharacterization of debt held by an affiliate of an issuer. While Loral Space knows of no reason why such a claim would prevail with respect to the debt Loral Space holds in Globalstar, there can be no assurance that such claims will not be made in any restructuring or bankruptcy proceeding involving Globalstar. Moreover, there can be no assurance that actions will not be initiated in a Globalstar bankruptcy proceeding to characterize payments previously made by Globalstar to Loral Space as preferential payments subject to repayment.

     LORAL SPACE HAS BEEN SUED IN A NUMBER OF PURPORTED CLASS ACTIONS BROUGHT BY ITS STOCKHOLDERS AND SECURITY HOLDERS OF GLOBALSTAR TELECOMMUNICATIONS LIMITED.

     Loral Space has been named as a defendant in various lawsuits brought by shareholders of Globalstar Telecommunications Limited alleging controlling person liability in respect of certain statements made by GTL and its representatives. Loral Space shareholders have also initiated various shareholder lawsuits alleging that material misstatements or omissions were made about Loral Space's business and prospects as they relate to Globalstar. While these proceedings are in their early stages, management believes that these matters will not have a material adverse effect on the consolidated financial position or results of operations of Loral Space. Loral Space may also find itself subject to other claims brought by Globalstar creditors and securities holders, who may seek to impose liabilities on Loral Space as a result of its relationship with Globalstar.

     THE ABILITY OF LORAL SPACE'S SUBSIDIARIES TO PAY DIVIDENDS TO IT OR OTHERWISE SUPPORT ITS OBLIGATIONS IS LIMITED BY THE TERMS OF THEIR DEBT INSTRUMENTS.

     Loral SpaceCom's credit facility allows dividend payments to Loral Space if cumulative dividend payments do not exceed 50% of its cumulative consolidated net income and the ratio of its funded debt to EBITDA is less than 3.0 to 1.0. For the year ended December 31, 2000, Loral SpaceCom had no capacity under this covenant to pay Loral Space any dividends.

     Loral Satellite, Inc.'s credit agreement also imposes restrictions on its ability to pay dividends to its parent, which is a wholly owned subsidiary of Loral Space. Such restrictions specify, for instance, that

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

dividends can be paid only after Loral Satellite has made loans to Loral Space in an aggregate principal outstanding amount of $100 million or more.

     Under the terms of our indenture for the new notes, we will be prevented from paying dividends and are unlikely to pay any dividends in the foreseeable future.

     IF LORAL SPACE'S BUSINESS PLAN DOES NOT SUCCEED, ITS OPERATIONS MIGHT NOT GENERATE ENOUGH CASH TO PAY ITS OBLIGATIONS.

     For the nine months ended September 30, 2001, Loral Space had a deficiency of earnings to cover fixed charges of approximately $203 million. In addition to its debt service requirements, its businesses are capital intensive and need substantial investment before returns can be realized. For example, Loral Space will incur significant expenditures to construct and launch new satellites for its fixed satellite services business. Loral Space is subject to substantial financial risks from possible delays or reductions in revenue, unforeseen capital needs or unforeseen expenses. Loral Space's ability to meet its obligations and execute its business plan could depend upon its ability, and that of its operating subsidiaries and affiliates, to raise cash in the capital markets. Loral Space is uncertain whether this source of cash will be available in the future on favorable terms if at all.

     LAUNCH FAILURES HAVE DELAYED SOME OF LORAL SPACE'S OPERATIONS IN THE PAST AND MAY DO SO AGAIN IN THE FUTURE.

     Loral Space depends on third parties, in the United States and abroad, to launch its satellites. Satellite launches are risky, and launch attempts have ended in failure. Loral Space ordinarily insures against launch failures, but at considerable cost. The cost and the availability of insurance vary depending on market conditions and the launch vehicle used. Loral Space's insurance typically does not cover business interruption, and so launch failures result in uninsured economic losses. Replacement of a lost satellite typically requires up to 24 months from the time a contract is executed until the launch date of the replacement satellite.

     AFTER LAUNCH, LORAL SPACE'S SATELLITES REMAIN VULNERABLE TO IN-ORBIT FAILURES, WHICH MAY RESULT IN UNINSURED LOSSES.

     Failure of satellite components in space may result in damage to or loss of a satellite before the end of its expected life. Satellites are carefully built and tested and have some redundant systems to save the satellite in case of failure. However, in-orbit failure may result from various causes, some random, including component failure, loss of power or fuel, inability to maintain positioning of the satellite, solar and other astronomical events, and space debris.

     Repair of satellites in space is not feasible. Many factors affect the useful life of Loral Space satellites including fuel consumption, the quality of construction, degradation of solar panels and the durability of components.

     Although some failures may be covered in part by insurance, they may result in uninsured losses as well. For example, when Loral Skynet experienced the total loss of two satellites in 1994 and 1997 while under AT&T's ownership, it suffered a substantial drop in its profits due to the loss of revenues.

     THE SATELLITE INDUSTRY WILL LIKELY BE FACED WITH SIGNIFICANTLY HIGHER INSURANCE PREMIUMS IN THE FUTURE.

     Loral Space has received preliminary indication that the satellite industry will likely be faced with significantly higher premiums on launch and in-orbit insurance in the future. Any such increase will increase the cost of doing business for both Loral Space's satellite manufacturing and fixed satellite services segments, and Loral Space may not be able to pass on such increased cost to its customers.

     SOME OF THE SATELLITES LORAL SPACE CURRENTLY HAS IN-ORBIT HAVE EXPERIENCED OPERATIONAL PROBLEMS.

     Twelve of the satellites built by SS/L and launched since 1997, five of which are owned and operated by Loral Space's subsidiaries or affiliates, have experienced minor losses of power from their solar arrays. Although, to date, neither Loral Space nor any of the customers using the affected satellites has experienced any degradation in performance, there can be no assurance that one or more of the affected satellites will not experience additional power loss that could result in performance degradation, including

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

loss of transponder capacity. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite's design, when in the life of the affected satellite the loss occurred and the number and type of use being made of transponders then in service. A complete or partial loss of satellites could result in a loss of orbital incentive payments and, in the case of satellites owned by Loral Space subsidiaries and affiliates, a loss of revenues and profits. With respect to satellites under construction and construction of new satellites, based on its investigation of the matter, SS/L has identified and is implementing remedial measures that SS/L believes will prevent newly launched satellites from experiencing similar anomalies. SS/L does not expect that implementation of these measures will cause delays in the launch of satellites under construction or construction of new satellites. Based upon information currently available, including design redundancies to accommodate small power losses and the fact that no pattern has been identified as to the timing or specific location within the solar arrays of the failures, Loral Space believes that this matter will not have a material adverse effect on the consolidated financial position or results of operations of Loral Space.

     While Loral Space has in the past, consistent with industry practice, typically obtained in-orbit insurance for its satellites, it cannot guarantee that, upon a policy's expiration, it will be able to renew the insurance on terms acceptable to it, especially on satellites that have, or that are part of a family of satellites that have, experienced problems in the past. For example, in connection with the renewal of the insurance for the Telstar 10/Apstar IIR satellite in October 2001, the insurance underwriters have excluded losses due to solar array failures, since Telstar 10/Apstar IIR was manufactured by SS/L and has the same solar array configuration as another 1300 class satellite manufactured by SS/L that recently experienced a solar array failure of a different nature. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, Loral Space does not believe that this anomaly will affect Telstar 10/Apstar IIR. SS/L is currently providing the basis for this conclusion to the insurance underwriters. While Loral Space anticipates that this exclusion will be removed upon further review by the insurance underwriters, there can be no assurance that this exclusion will be removed or that future renewals of insurance on other Loral Space satellites will not be subject to a similar exclusion. Moreover, the existing insurance policy for Solidaridad 2 expires in November 2002 and a renewal policy may not insure against in-orbit failure arising from the loss of the satellite's control processor, the same component that failed on Solidaridad 1 and other Hughes satellites. An uninsured loss of a satellite will have a material adverse effect on Loral Space's results of operations and financial position.

     A loss of transponders on a satellite can also hurt Loral Space. Loral Skynet has in the past entered into prepaid leases and sales contracts relating to transponders on its satellites. Under the terms of these agreements, Loral Skynet continues to operate the satellites which carry the transponders and provides a warranty for a period of 10 to 14 years, in the case of sales contracts, and the lease term, in the case of the prepaid leases. Depending on the contract, Loral Skynet may be required under its prepaid leases and sales contracts to replace transponders which do not meet operating specifications. All customers are entitled to a refund equal to the reimbursement value if there is no replacement. In the case of the sales contracts, the reimbursement value is based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period. In the case of prepaid leases, the reimbursement value is equal to the unamortized portion of the lease prepayment made by the customer.

     LORAL SPACE DEPENDS ON SPACE SYSTEMS/LORAL FOR A LARGE PORTION OF REVENUE AND OPERATING INCOME.

     SS/L has historically generated a significant part of Loral Space's revenue and operating income. SS/L, in turn, has historically derived a large part of its revenue and operating income from a few customers. For example, for the nine months ended September 30, 2001, one of SS/L's customers accounted for about 13% of Loral Space's consolidated revenues. As a result, Loral Space's revenue and operating results would be hurt if completed or canceled contracts are not promptly replaced with new orders. Some of SS/L's customers are start-up companies, and there can be no assurance that these companies will be able to fulfill their payment obligations under their contracts with SS/L.

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     SS/L's accounting for long-term contracts sometimes requires adjustments to profit and loss based on revised estimates during the performance of the contract. These adjustments may have a material effect on Loral Space's results of operations in the period in which they are made. The estimates giving rise to these risks, which are inherent in long-term, fixed-price contracts, include the forecasting of costs and schedules, contract revenues related to contract performance, including revenues from orbital incentives, and the potential for component obsolescence due to procurements long before assembly.

     SS/L's major contracts fall into two categories: firm fixed-price contracts and cost-plus-award-fee contracts. Under firm fixed-price contracts, work performed and products shipped are paid for at a fixed price without adjustment for actual costs incurred in connection with the contract. While cost savings under these fixed-price contracts would result in gains to SS/L, cost increases would result in losses borne solely by SS/L. The majority of SS/L's contracts are fixed-price contracts. Under such contracts, SS/L may receive progress payments, or it may receive partial payments upon the occurrence of certain program milestones. Under a cost-plus-award-fee contract, the contractor recovers its actual allowable costs incurred and receives a fee consisting of a base amount that is fixed at the inception of the contract (the base amount may be zero) and an award amount that is based on the customer's subjective evaluation of the contractor's performance based on criteria stated in the contract.

     Many of SS/L's contracts and subcontracts may be terminated at will by the customer or the prime contractor. In the event of a termination at will, SS/L is normally entitled to recover the purchase price for delivered items, reimbursement for allowable costs for work in process and an allowance for profit or an adjustment for loss, depending on whether completion of performance would have resulted in a profit or loss. Such terminations may occur in the future.

     SS/L MAY FORFEIT PAYMENTS FROM CUSTOMERS DUE TO SATELLITE FAILURES OR LOSSES AFTER LAUNCH OR BE LIABLE FOR PENALTY PAYMENTS UNDER CERTAIN CIRCUMSTANCES, AND THESE LOSSES MAY BE UNINSURED.

     Some of SS/L's satellite manufacturing contracts provide that some of the total price is payable as "incentive" payments earned over the life of the satellite. SS/L has in the past generally not insured for these payments and in fact may be prohibited from insuring these incentive payments under certain circumstances. Some of SS/L's contracts call for in-orbit delivery, transferring the launch risk to SS/L. SS/L generally insures against that exposure.

     SS/L records as revenue the present value of incentive payments as the costs associated with these incentive payments are incurred. SS/L generally receives the present value of these incentive payments if there is a launch failure or a failure is caused by customer error. SS/L forfeits these payments, however, if the loss is caused by satellite failure or as a result of its own error.

     In addition, some of SS/L's contracts provide that SS/L may be liable to a customer for penalty payments under certain circumstances, including upon late delivery. These payments are not insured by SS/L.

     LORAL SPACE AND SS/L ARE CURRENTLY INVOLVED IN AN ARBITRATION WITH ALCATEL SPACE INDUSTRIES, WHICH MAY RESULT IN A FINDING AGAINST LORAL SPACE AND SS/L AND THE PAYMENT OF DAMAGES TO ALCATEL.

     SS/L is a party to an Operational Agreement with Alcatel Space Industries ("Alcatel Space") pursuant to which the parties cooperate on certain satellite programs. In addition, pursuant to an Alliance Agreement with SS/L, for so long as it continues to hold at least 81.6% of the Loral Space securities that it acquired in 1997 in exchange for SS/L stock that it previously owned, Alcatel Space has certain rights, including two representatives on SS/L's seven-member board of directors, and certain actions require the approval of its board representatives. Alcatel Space also has certain rights to purchase SS/L shares at fair market value in the event of a change of control (as defined) of either Loral Space or SS/L, including the right to use its Loral Space holdings as part of the SS/L purchase price. These agreements are terminable upon one-year's notice by either party, and SS/L gave the one-year notice to Alcatel Space on February 22, 2001. Alcatel Space filed suit on March 16, 2001 in the United States District Court for the Southern District of New York against Loral Space and SS/L alleging various breaches of the agreements, seeking declaratory and injunctive relief to enforce its rights thereunder and challenging the effectiveness of the termination. On April 26, 2001, the District Court issued its decision (i) granting on consent the

Company's motion to compel arbitration and (ii) granting in part Alcatel's motion for a preliminary injunction by requiring that the Company continue to comply with the agreements pending resolution of the arbitration, or the expiration of the agreements, whichever occurs earlier. The District Court also held that the issue of the termination of the agreements is a matter that is to be decided in arbitration, as required by the agreements. The arbitration has commenced. In the arbitration, in addition to challenging the effectiveness of the termination, Alcatel has asserted, and is seeking $300 million in damages in respect of, various alleged breaches of the agreements. Loral Space believes that it will prevail on the termination issue, that it has meritorious defenses to the claimed breaches and that this matter will not have a material adverse effect on the consolidated financial position or results of operations of Loral Space.

     SS/L IS CURRENTLY INVOLVED IN A DISPUTE WITH PANAMSAT REGARDING A SATELLITE BUILT BY SS/L, WHICH MAY RESULT IN THE PAYMENT OF DAMAGES TO PANAMSAT.

     In September 2001, the PAS 7 satellite built by SS/L for PanAmSat experienced an electrical power failure on its solar arrays that resulted in the loss of use of certain transponders on the satellite. As a result, PanAmSat has claimed that under its contract with SS/L it is entitled to be paid $16 million. SS/L disputes this claim. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process.

     LORAL SPACE IS SUBJECT TO EXPORT CONTROLS, WHICH MAY RESULT IN DELAYS, UNFORESEEN ADDITIONAL COSTS AND UNCERTAINTIES IN CERTAIN MARKETS.

     Like other exporters of space-related products and services, SS/L needs licenses from the U.S. government when it sells a satellite to a foreign customer or launches abroad. Foreign launches have been politically sensitive because of the relationship between launch technology and missile technology. U.S. government policy has limited, and is likely in the future to limit, launches from the former Soviet Union and China. For example, the U.S. government delayed a Globalstar launch from Kazakhstan by several months when it stopped granting case-by-case approval of launches from that location pending an intergovernmental agreement covering technology security matters. Changes in governmental policies, political leadership or legislation in the United States, Russia, Kazakhstan or China could adversely affect Loral Space's ability to launch from these countries or increase the costs of doing so.

     The launch of ChinaSat-8 has been delayed pending SS/L's obtaining the approvals required for the launch. On December 23, 1998, the Office of Defense Trade Controls, or ODTC, of the U.S. Department of State temporarily suspended a previously approved technical assistance agreement under which SS/L had been preparing for the launch of the ChinaSat-8 satellite. According to ODTC, the purpose of the temporary suspension was to permit that agency to review the agreement for conformity with then newly-enacted legislation (Section 74 of the Arms Export Control Act) with respect to the export of missile equipment and technology. In addition, SS/L was required to re-apply for new export licenses from the State Department to permit the launch of ChinaSat-8 on a Long March launch vehicle when the old export licenses issued by the Commerce Department, the agency that previously had jurisdiction over satellite licensing, expired in March 2000. On January 4, 2001, the ODTC, while not rejecting these license applications, notified SS/L that they were being returned without action. SS/L and the State Department are now in discussions regarding SS/L's obtaining the approvals required for the launch of ChinaSat-8.

     In December 1999, SS/L reached an agreement with ChinaSat to extend the date for delivery of the ChinaSat-8 satellite to July 31, 2000. In return for this extension and other modifications to the contract, SS/L provided to ChinaSat two 36 MHz and one 54 MHz transponders on Telstar 10/Apstar IIR for ChinaSat's use for the life of those transponders. As a result, SS/L recorded a charge to earnings of $35 million in 1999. If ChinaSat were to terminate its contract with SS/L as a result of these delays, SS/L may have to refund $134 million in advances received from ChinaSat and may incur penalties of up to $11 million and believes it would incur costs of approximately $38 million to refurbish and retrofit the satellite so that it can be sold to another customer, which resale cannot be guaranteed. To the extent that SS/L is able to recover some or all of its $52 million deposit payment on the Chinese launch vehicle, this recovery would offset a portion of such payments. There can be no assurance, however, that SS/L will be able to either obtain a refund from the launch provider or find a replacement customer for the Chinese launch vehicle.

     SS/L IS THE TARGET OF A GRAND JURY INVESTIGATION WHICH MAY ADVERSELY AFFECT SS/L'S ABILITY TO EXPORT ITS PRODUCTS.

     SS/L could be accused of criminal violations of the export control laws arising out of the participation of its employees in a committee formed to review the findings of the Chinese regarding the 1996 crash of a Long March rocket in China. Under the applicable regulations, SS/L could be barred from export privileges without being convicted of any crime if it is merely indicted for these alleged violations, and loss of export privileges would harm SS/L's business. Whether or not SS/L is indicted or convicted, SS/L will remain subject to the State Department's general statutory authority to prohibit exports of satellites and related services if it finds that SS/L has violated the Arms Export Control Act. Further, the State Department can suspend export privileges whenever it determines that grounds for debarment exist and that suspension "is reasonably necessary to protect world peace or the security or foreign policy of the United States." If SS/L were to be indicted and convicted of a criminal violation of the Arms Export Control Act, it would be subject to a fine of $1 million per violation, could be debarred from certain export privileges, and could be debarred from participation in government contracts.

     Since some of SS/L's satellites are built for foreign customers and/or are launched on foreign rockets, a debarment would seriously harm SS/L's business, which in turn would hurt Loral Space.

     THE WORLD MARKET SHARE OF U.S. SATELLITE MANUFACTURERS HAS DECLINED, FOLLOWING RECENT CHANGES IN U.S. EXPORT CONTROL POLICIES.

     SS/L is required to obtain licenses and enter into technical assistance agreements, presently under the jurisdiction of the State Department, in connection with the export of satellites and related equipment, as well as disclosure of technical data to foreign persons. Delays in obtaining the necessary licenses and technical assistance agreements may result in the cancellation of, or delay SS/L's performance on, existing contracts, and, as a result, SS/L may incur penalties or lose incentive payments under these contracts.

     In the period 1992 through 1999, satellites ordered from the leading U.S. satellite manufacturers, including SS/L, accounted for 79% of all commercial satellite bookings. In 2000, following changes in federal export control regulations, policies and procedures, this percentage dropped to 47%. For bookings by non-U.S. customers in those periods, the corresponding percentages were 21% and 53%, respectively.

     If these policies do not change, Loral Space's competitors abroad may continue to gain both workflow and additional capabilities and expertise. In such event, it would become increasingly difficult for the U.S. satellite manufacturing industry to recapture this lost market share.

     SS/L COMPETES WITH LARGE MANUFACTURERS THAT HAVE SIGNIFICANT RESOURCES.

     In the manufacture of its satellites, Loral Space competes with very large well-capitalized companies, including several of the world's largest, such as The Boeing Company, Lockheed Martin, Alcatel Space Industries and Astrium. These companies have considerable financial resources which they may use to gain advantages in marketing and in technological innovation. SS/L's success depends on its ability to innovate on a cost-effective and timely basis.

     LORAL SPACE COMPETES FOR MARKET SHARE AND CUSTOMERS; TECHNOLOGICAL DEVELOPMENTS FROM COMPETITORS OR OTHERS MAY REDUCE DEMAND FOR ITS SERVICES.

     Loral Space faces heavy competition in fixed satellite services from companies such as PanAmSat Corporation, SES Global and newly privatized organizations such as Intelsat and Eutelsat. Competition in this market may lower prices, which may adversely affect Loral Space's results.

     The data services business also faces competition from providers of land-based data communications services, such as cable operators, digital subscriber line (DSL) providers, wireless local loop providers and traditional telephone service providers. Loral Space cannot assure you that its data services business will attract enough customers either to compete effectively or to implement fully its business plan.

     As land-based telecommunications services expand, demand for some satellite-based services may be reduced. New technology could render satellite-based services less competitive by satisfying consumer demand in other ways or through the use of incompatible standards.

     Loral Space also competes for local regulatory approval in places in which both it and a competitor may want to operate. Loral Space also competes for scarce frequency assignments and fixed orbital positions.

     LORAL SPACE'S BUSINESS IS REGULATED, CAUSING UNCERTAINTY AND ADDITIONAL COSTS.

     Loral Space's business is regulated by authorities in multiple jurisdictions, including the Federal Communications Commission, the International Telecommunication Union, or ITU, and the European Union. As a result, some of the activities which are important to its strategy are beyond its control. The following are some strategically important activities which are regulated:

     - the expansion of Loral Skynet's operations beyond the domestic U.S.
market;

     - the international service offered by its data services business operations;

     - the manufacture, export and launch of satellites;

     - the expansion of Satmex's Latin American business; and

     - the implementation of Europe*Star's business plan.

     Regulatory authorities in the various jurisdictions in which Loral Space operates can modify, withdraw or impose charges or conditions upon the licenses which Loral Space needs, and so increase its costs. The regulatory process also requires potentially costly negotiations with third parties operating or intending to operate satellites at or near orbital locations where Loral Space places its satellites so that the frequencies of those other satellites do not interfere with its own. For example, as part of its coordination effort on Telstar 12, Loral Space agreed to provide four 54 MHz transponders on Telstar 12 to Eutelsat for the life of the satellite and has retained risk of loss with respect to those transponders. Loral Space also granted Eutelsat the right to acquire, at cost, four transponders on the next replacement satellite for Telstar 12. Moreover, as part of this international coordination process, Loral Space continues to conduct discussions with various administrations regarding Telstar 12's operations at 15 degrees W.L. If these discussions are not successful, Telstar 12's useable capacity may be reduced. Loral Space cannot guarantee successful frequency coordination for its satellites.

     Failure to successfully coordinate Loral Space's satellites' frequencies or to resolve other required regulatory approvals could hurt its consolidated financial position and results of operations.

     LORAL SPACE FACES RISKS IN CONDUCTING BUSINESS INTERNATIONALLY.

     For the year ended December 31, 2000, approximately 23% of Loral Space's revenue was generated from customers located outside of the United States. Loral Space could be harmed financially and operationally by changes in foreign regulations and telecommunications standards, tariffs or taxes and other trade barriers. Although almost all of its contracts with foreign customers require payment in U.S. dollars, customers in developing countries could have difficulty in obtaining the U.S. dollars they owe Loral Space, including as a result of exchange controls. Exchange rate fluctuations may adversely affect the ability of Loral Space's customers to pay Loral Space in U.S. dollars. If Loral Space ever needs to pursue legal remedies against its foreign business partners or customers, it may have to sue them abroad, where it could be hard for Loral Space to enforce its rights.

LORAL SPACE SHARES CONTROL OF ITS AFFILIATES WITH THIRD PARTIES.

     Third parties have significant ownership, voting and other rights in many of Loral Space's subsidiaries and affiliates. As a result, Loral Space does not always have full control over management of these entities. The rights of these third parties and fiduciary duties under applicable law could result in others acting or omitting to act in ways which are not in Loral Space's best interest. To the extent that these entities are or become customers of SS/L, these conflicts could become acute. For example:

     - Primary control of Satmex is vested in Mexican nationals, as required by Mexican law, subject to certain supermajority rights which Loral Space retains.

     - The Europe*Star joint venture is under control by Alcatel, subject to Loral Space's supermajority rights.

     - Future joint ventures between Alcatel and Loral Space within the Loral Global Alliance will be controlled by the initiating party, subject to supermajority rights in favor of the non-initiating party.

     - Alcatel is an investor in CyberStar, LP and has supermajority rights in it.

     - Although Loral Space is the managing general partner and largest equity owner of Globalstar, its control is limited by important supermajority rights of Globalstar's limited partners, and in light of Globalstar's current financial position, the rights of Globalstar's creditors.

     LORAL SPACE RELIES ON KEY PERSONNEL.

     Loral Space needs highly qualified personnel. Except for Mr. Bernard L. Schwartz, its Chairman and Chief Executive Officer, none of Loral Space's officers has an employment contract nor does Loral Space maintain "key man" life insurance. The departure of any of Loral Space's key executives could have an adverse effect on its business.

RISK FACTORS RELATED TO LORAL SPACE'S COMMON STOCK

     THE RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW ARE DIFFERENT FROM RIGHTS OF SHAREHOLDERS UNDER U.S. LAW.

     Since Loral Space is a Bermuda company, the principles of law that govern shareholder rights, the validity of corporate procedures and other matters are different from those that would apply if Loral Space were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against Loral Space or its officers and directors based upon United States securities laws either in an original action in Bermuda or under a United States judgment. Bermuda law giving shareholders rights to sue directors is less developed than in the United States and may provide fewer rights.

     PRICES OF LORAL SPACE'S COMMON STOCK MAY EXPERIENCE SUDDEN CHANGES.

     Many things that Loral Space cannot predict or control may cause sudden changes in the price of Loral Space's common stock. Risks associated with the deployment and operation of satellite systems, in particular, may cause sudden changes in the price. For example, on September 10, 1998, the day following the loss of twelve Globalstar satellites in Kazakhstan because of a launch failure, the price of Loral Space's common stock fell by 28%.

     THE MARKET FOR LORAL SPACE'S STOCK COULD BE ADVERSELY AFFECTED BY FUTURE ISSUANCE OF SIGNIFICANT AMOUNTS OF ITS COMMON STOCK.

     As of September 30, 2001, 334,839,921 shares of Loral Space's common stock were outstanding. In addition, there were 34,600,721 stock options outstanding on such date, of which 15,376,537 were immediately exercisable, warrants outstanding that were exercisable for 194,404 shares of Loral Space's common stock, 9,839,874 shares of Loral Space's Series C Preferred Stock convertible by its terms into 24,599,686 shares of Loral Space's common stock and 6,110,788 shares of Loral Space's Series D Preferred Stock convertible by its terms into 15,407,704 shares of Loral Space's common stock. Sales of significant amounts of Loral Space's common stock to the public, or the perception that those sales could happen, could hurt the price of Loral Space's common stock.

     On March 31, 2000, Lockheed Martin converted 45,896,978 shares of Loral Space's Series A Preferred Stock into 45,896,978 shares of Loral Space's common stock. Because of the large number of shares involved, sales by Lockheed Martin of all or a substantial part of its position and related hedging transactions could hurt the market for, and the trading prices of, Loral Space's common stock.

                           FORWARD-LOOKING STATEMENTS

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, we, Loral Space, our representatives or its representatives have made or may make forward-looking statements, orally or in writing. They can be identified by the use of forward-looking words such as "believes", "expects", "plans", "may", "will", "should", or "anticipates" or their negatives or other variations of these words or other comparable words, or by discussions of strategies that involve risks and uncertainties. Such forward-looking statements may be included in, but are not limited to, various filings made by us or Loral Space with the Securities and Exchange Commission, press releases or oral statements made by or with the approval of an authorized executive officer of ours or Loral Space. Forward-looking statements are only predictions. Actual events or results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors referred to below. We and Loral Space undertake no obligation to update any forward-looking statements.

     For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in forward-looking statements, see "Risk Factors." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" for us and Loral Space which are incorporated by reference in this prospectus.

       DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES FOR LORAL CYBERSTAR

     The Deficiency of Earnings to Cover Fixed Charges for each of the periods indicated is as follows (in thousands):

                                                                                             PREDECESSOR COMPANY
                                                                                     -----------------------------------
                                                                                        THREE
                           NINE MONTHS             YEAR ENDED         NINE MONTHS       MONTHS           YEAR ENDED
                       ENDED SEPTEMBER 30,        DECEMBER 31,           ENDED          ENDED           DECEMBER 31,
                       --------------------   ---------------------   DECEMBER 31,    MARCH 31,     --------------------
                         2001       2000        2000        1999          1998           1998         1997        1996
                       --------   ---------   ---------   ---------   ------------   ------------   ---------   --------
Deficiency of
  Earnings to Cover
  Fixed Charges......  $(91,570)  $(114,039)  $(136,288)  $(145,487)    $(97,341)      $(44,300)    $(116,026)  $(63,197)

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
          AND RATIO OF EARNINGS TO COVER FIXED CHARGES FOR LORAL SPACE

     The Deficiency of Earnings to Cover Fixed Charges (in thousands) and Ratio of Earnings to Cover Fixed Charges for each of the periods indicated is as follows:

                            NINE MONTHS                                                        NINE MONTHS
                        ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,                 ENDED
                       ---------------------    -------------------------------------------    DECEMBER 31,
                         2001         2000        2000         1999         1998       1997        1996
                       ---------    --------    ---------    ---------    ---------    ----    ------------
Deficiency of
  Earnings to Cover
  Fixed Charges......  $(202,789)   $(52,770)   $(141,453)   $(191,181)   $(132,178)     --          --
Ratio of Earnings to
  Cover Fixed
  Charges............         --          --           --           --           --    1.9x        3.7x

                                USE OF PROCEEDS

     We and Loral Space will receive no cash proceeds from the issuance of the new notes or the issuance of the warrants, respectively, pursuant to the exchange offer.

                                 CAPITALIZATION

     The following tables set forth Loral Space's and Loral CyberStar's consolidated capitalization as of September 30, 2001, on an actual basis, and as adjusted to give effect to the issuance of the new notes in the exchange offer assuming 100% participation. You should read this table in conjunction with Loral Space's and Loral CyberStar's consolidated financial statements and other financial information presented in Loral Space's Annual Report on Form 10-K, as amended on Form 10-K/A, and Loral CyberStar's Annual Report on Form 10-K for the year ended December 31, 2000, respectively, and their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2001, which are incorporated into this prospectus by reference. See "Incorporation of Certain Documents by Reference."

CAPITALIZATION OF LORAL CYBERSTAR

     The following table presents the capitalization of Loral CyberStar on an actual basis and a pro forma basis to give effect to the exchange offer and the transfer of Loral CyberStar's data services business to Loral SpaceCom (including the estimated after tax gain of $15 million, after deducting expenses associated with the exchange offer).

                                                                  SEPTEMBER 30, 2001
                                                              ---------------------------
                                                                ACTUAL         PRO FORMA
                                                              ----------       ----------
                                                                    (IN THOUSANDS)
Debt, including current portion
  10.0% senior notes due 2006 ($675 million principal
     amount)(1).............................................          --       $  995,625
  11.25% senior notes due 2007 ($443 million principal
     amount)(2).............................................  $  490,229               --
  12.50% senior discount notes due 2007 ($484 million
     principal amount at maturity and accreted principal
     amount of $467 million)(2).............................     527,250               --
  Note payable to Loral SpaceCom Corporation................      79,669           29,669
  Other(2)..................................................      11,574           11,527
                                                              ----------       ----------
       Total debt, including current portion (accreted
          principal amount of $1,001 million actual and $716
          million pro forma)................................   1,108,722        1,036,821
                                                              ----------       ----------
Stockholders' equity:
  Common stock, $.01 par value..............................          --               --
  Capital in excess of par value............................     588,197          600,132
  Accumulated deficit.......................................    (423,911)        (408,807)
  Accumulated other comprehensive loss......................      (1,626)              --
                                                              ----------       ----------
       Total stockholders' equity...........................     162,660          191,325
                                                              ----------       ----------
       Total capitalization.................................  $1,271,382       $1,228,146
                                                              ==========       ==========

---------------
(1) Under U.S. generally accepted accounting principles applicable to debt restructurings, Loral CyberStar will record the new notes for financial reporting purposes at a carrying value substantially in excess of their actual principal amount. In addition, Loral CyberStar will recognize a gain on the exchange only to the extent that the historic carrying value reduced by the value of the warrants issued in the exchange, exceeds the sum of the actual principal amount of the new notes and the amount of future interest payments on that amount. As a result, Loral CyberStar will not record interest expense on the new notes, even though cash interest will be payable on them.

(2) In connection with the Loral CyberStar acquisition in March 1998, Loral Space did not assume Loral CyberStar's senior notes, senior discount notes or Loral CyberStar's other debt. Such debt remains outstanding and is non-recourse to Loral Space. The carrying value of Loral CyberStar's senior notes and senior discount notes was increased to reflect a fair value adjustment of $153.4 million based on quoted market prices at the date of acquisition.

CAPITALIZATION OF LORAL SPACE

     The following table presents the capitalization of Loral Space on an actual basis and a pro forma basis to give effect to the exchange offer (including the estimated after tax gain of $15 million, after deducting expenses associated with the exchange offer).

                                                                 SEPTEMBER 30, 2001
                                                              -------------------------
                                                                ACTUAL       PRO FORMA
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Debt, including current portion
  Recourse debt
     Term loans(1)..........................................  $   394,000   $   394,000
     Revolving credit facilities(1).........................      605,000       605,000
     9.5% senior notes due 2006.............................      350,000       350,000
     10.0% senior notes due 2006 ($675 million principal
      amount)(2)............................................           --       995,625
     Other..................................................       10,213        10,213
                                                              -----------   -----------
       Total recourse debt..................................    1,359,213     2,354,838
                                                              -----------   -----------
  Non-recourse debt of Loral CyberStar(3)
     11.25% senior notes due 2007 ($443 million principal
      amount)...............................................      490,229            --
     12.50% senior discount notes due 2007 ($484 million
      principal amount at maturity and accreted principal
      amount of $467 million)...............................      527,250            --
     Other..................................................       11,574        11,574
                                                              -----------   -----------
       Total non-recourse debt..............................    1,029,053        11,574
                                                              -----------   -----------
       Total debt, including current portion (accreted
        principal amount of $2,281 million actual and $2,046
        million pro forma)..................................    2,388,266     2,366,412
                                                              -----------   -----------
Shareholders' equity:
  6% Series C convertible redeemable preferred stock
     (redemption value $491,994); $.01 par value; 20,000,000
     shares authorized, 9,839,874 shares issued and
     outstanding............................................      485,371       485,371
  6% Series D convertible redeemable preferred stock
     (redemption value $305,539); $.01 par value; 20,000,000
     shares authorized, 6,110,788 shares issued and
     outstanding............................................      296,529       296,529
  Common stock, $.01 par value; 750,000,000 shares
     authorized, 333,029,025 shares issued and
     outstanding............................................        3,350         3,350
  Paid-in capital...........................................    2,762,327     2,766,327
  Treasury stock, at cost; 174,195 shares...................       (3,360)       (3,360)
  Unearned compensation.....................................          (52)          (52)
  Retained deficit..........................................   (2,181,280)   (2,166,176)
  Accumulated other comprehensive income....................        6,097         6,097
                                                              -----------   -----------
       Total shareholders' equity...........................    1,368,982     1,388,086
                                                              -----------   -----------
       Total capitalization.................................  $ 3,757,248   $ 3,754,498
                                                              ===========   ===========

---------------
(1) Includes debt of Loral Space and its subsidiaries, Loral Satellite, Inc. and Loral SpaceCom Corporation. Loral SpaceCom Corporation has a $600 million credit facility. The facility consists of a $500 million revolving credit facility and a $100 million term loan, and matures in November 2002. Loral Satellite, Inc. has a $494 million credit facility. The facility consists of a $200 million revolving credit facility and a $294 million term loan and matures in August 2003.

(2) Under U.S. generally accepted accounting principles applicable to debt restructurings, Loral Space will record the new notes for financial reporting purposes at a carrying value substantially in excess of their actual principal amount. In addition, Loral Space will recognize a gain on the exchange only to the extent that the historic carrying value reduced by the value of the warrants issued in the exchange, exceeds the sum of the actual principal amount of the new notes and the amount of future interest payments on that amount. As a result, Loral Space will not record interest expense on the new notes, even though cash interest will be payable on them.

(3) In connection with the Loral CyberStar acquisition in March 1998, Loral Space did not assume Loral CyberStar's senior notes, senior discount notes or Loral CyberStar's other debt. Such debt remains outstanding and is non-recourse to Loral Space. The carrying value of Loral CyberStar's senior notes and senior discount notes was increased to reflect a fair value adjustment of $153.4 million based on quoted market prices at the date of acquisition.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We are making this exchange offer as part of a plan to reduce and refinance our indebtedness and to create a capital structure that is intended to permit us to finance anticipated obligations with respect to our fixed satellite services business. Currently, Loral SpaceCom, a subsidiary of Loral Space, holds a $79.7 million note payable on demand, which ranks equally with all of our unsubordinated indebtedness. In connection with the completion of the exchange offer, Loral SpaceCom will cancel the existing note, and we will transfer our data services business to Loral SpaceCom and issue a new $29.7 million subordinated note due 2006 to Loral SpaceCom, having an interest rate of 10% per annum payable at maturity, subordinated to the new notes and guaranteed on a subordinated basis by Loral Space and our existing and future restricted subsidiaries. In connection with this transfer, we will indemnify Loral SpaceCom or its assignee from certain liabilities. For the nine months ended September 30, 2001 and for the year ended December 31, 2000, the EBITDA of the data services business was a loss of $14.4 million and a loss of $14.8 million and capital expenditures were $4.3 million and $24.4 million, respectively. The book value of the net assets for the data services business was approximately $40 million at September 30, 2001.

     This prospectus does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any state where such solicitation, offer or sale is not permitted. Please refer to the Letter of Transmittal and the other ancillary documents relating to this prospectus for instructions relating to your eligibility to tender in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any existing notes properly tendered and not withdrawn prior to the expiration date. We are offering to exchange our new notes, the Loral Space guaranty and the Loral Space warrants for the existing notes. You are entitled to exchange in the exchange offer your existing notes for the exchange consideration which consists of the following:

     (1) new notes issued by us which have terms and conditions substantially similar in most material respects to the terms of the existing notes except that:

        - the aggregate principal amount will be reduced to a maximum of $675 million;

        - the interest rate we will pay on the new notes will be 10% per annum;

        - covenants in the new notes indenture with respect to the incurrence of debt and the granting of liens will be more restrictive in some respects than existing covenants in the senior notes indenture and the senior discount notes indenture; and

        - we will continue to have rights to use our cash flow to construct or acquire a replacement satellite and to incur secured indebtedness to construct or acquire a replacement satellite for Telstar 11;

     (2) a Loral Space guaranty of the new notes;

     (3) a guaranty of the new notes by our Hong Kong subsidiary, Loral Asia Pacific Satellite (HK) Limited, and all of our future restricted subsidiaries; and

     (4) your pro rata portion of warrants to purchase up to 6,657,096 shares of common stock of Loral Space exercisable for five years after the closing date of the exchange offer at an exercise price equal to 110% of the average of the daily volume-weighted average trading prices of Loral Space common stock on the New York Stock Exchange (as reported by Bloomberg, L.P.) for the ten consecutive trading days preceding the second trading day before the closing of the exchange offer.

     We have established a toll-free telephone number you can call beginning 12 trading days prior to the closing of the exchange offer to learn the approximate exercise price of the warrants computed as of the preceding day and, on and after the second trading day preceding the closing, the actual warrant exercise price. The number is (877) 485-2033. The recorded message on this telephone number will be updated each day during the 10 trading day period with the average computed exercise price of the warrants through the previous night. During the two trading days before the closing of the exchange offer, the recorded message will state the final exercise price. We encourage you to call this telephone number. Please be aware, however, that during the 10 trading day period preceding the two trading days prior to the closing, the estimated exercise price of the warrants, as provided in this recorded message, will be different from the actual exercise price of the warrants to be issued in connection with the exchange offer. The actual exercise price of the warrants to be issued in connection with the exchange offer will not be determined until two trading days prior to the closing of the exchange offer.

     In exchange for our outstanding $443 million senior notes plus accrued and unpaid interest as of October 15, 2001, we are offering in the aggregate up to $332.4 million new notes issued by us and guaranteed by Loral Space, the Hong Kong subsidiary and all our future restricted subsidiaries, and warrants to purchase up to 3,277,848 shares of common stock of Loral Space.

     In exchange for our outstanding $484 million at maturity senior discount notes ($469.5 million aggregate accreted value as of October 15, 2001), we are offering in the aggregate up to $342.6 million new notes issued by us and guaranteed by Loral Space, the Hong Kong subsidiary and all our future restricted subsidiaries, and warrants to purchase up to 3,379,248 shares of common stock of Loral Space.

     For every $1,000 principal amount of senior notes, plus accrued and unpaid interest as of October 15, 2001, tendered and accepted for exchange, you will receive:

     - $750.247 principal amount of new notes; and

     - warrants to purchase 7.40 shares of Loral Space common stock.

     For every $1,000 principal amount at maturity of senior discount notes tendered and accepted for exchange, you will receive:

     - $707.935 principal amount of new notes; and

     - warrants to purchase 6.98 shares of Loral Space common stock.

     New notes will be issued in denominations of $1,000 and integral multiples of $1,000. At the closing of the exchange offer, instead of issuing new notes in a denomination other than an integral multiple of $1,000, we will issue to holders tendering notes with an aggregate principal amount of $500,000 or more cash in the amount of any amount exceeding the next lowest integral multiple of $1,000. Holders tendering notes with a lesser aggregate principal amount will receive new notes with an aggregate principal amount rounded down to the nearest integral multiple of $1,000. The number of Loral Space warrants to be issued in the exchange offer will be rounded up to the nearest full warrant.

     The new notes will be issued under and entitled to the benefits of an indenture, to be entered into between us and Bankers Trust Company, as trustee. For a description of the indenture, see "Description of the New Notes."

     The new notes will bear interest at the rate of 10% per annum from October 15, 2001, payable semiannually in arrears on January 15 and July 15 of each year in cash, commencing July 15, 2002, to the person in whose name the exchange note is registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     We will not make any payment with respect to accrued and unpaid interest on the existing notes validly tendered and accepted for exchange by us.

     This prospectus and the letter of transmittal are being sent to all registered holders of existing notes. There will be no fixed record date for determining registered holders of existing notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the lock-up agreement that we, along with Loral Space and Loral SpaceCom, entered into with holders of existing notes representing 49.04% of the aggregate principal amount of the senior notes and 51.43% of the aggregate principal amount at maturity of the senior discount notes, the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Existing notes that are not tendered in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to receive principal and interest payments and all of the remaining rights conferred by the senior notes indenture, as amended, or the senior discount notes indenture, as amended, as the case may be. See "-- The Consent Solicitation" and, for a description of the proposed amendments to the indentures, see "The Proposed Amendments."

     We will be deemed to have accepted for exchange properly tendered existing notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering the exchange consideration to such holders. Subject to the terms of the agreement among us, Loral Space, Loral SpaceCom and certain holders of the existing notes, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any existing notes not previously accepted for exchange, upon the occurrence of any of the conditions specified under "-- Conditions to the Exchange Offer."

     Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes. We will pay all charges and expenses, other than some applicable taxes described below, in connection with the exchange offer. You should read the section entitled "-- Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will:

     - distribute a copy of this prospectus to each of the holders of the existing notes;

     - keep the exchange offer open for at least 20 business days after the date on which the exchange offer is commenced; and

     - after the expiration of the exchange offer, accept for exchange all existing notes properly tendered and not validly withdrawn.

     In order to tender your existing notes, you will be required, as a condition to a valid tender, to give your consent to the proposed amendments to the indentures. By properly tendering your existing notes, you will also be consenting to the proposed amendments to the indentures. Furthermore, in order to give your consent to the proposed amendments, you must validly tender, and not validly withdraw, your existing notes. If you withdraw your tender of existing notes, your consent to the amendments will also be deemed withdrawn. If the proposed amendments become effective, each non-exchanging holder of existing notes will be bound by the proposed amendments to the indentures even though the holder did not consent. See "-- The Consent Solicitation" and "The Proposed Amendments" for a description of the proposed amendments to the indentures.

THE CONSENT SOLICITATION

     As part of the exchange offer, we are soliciting consents from the holders of the senior notes and holders of the senior discount notes to the proposed amendments to the indentures governing those notes. The purpose of the proposed amendments is to amend both the senior notes indenture and the senior discount notes indenture to remove substantially all covenants and events of default that may be removed by majority consent of the holders consistent with the indentures and requirements of the Trust Indenture Act, effective upon the closing of the exchange offer. If you withdraw your tender of existing notes, your consent to the proposed amendments will also be deemed withdrawn. If the proposed amendments become effective, each non-exchanging holder of outstanding senior notes or outstanding senior discount notes, as the case may be, will be bound by the proposed amendments to the senior notes indenture and the senior discount notes indenture, respectively, even though the holder did not consent. The proposed amendments, which will apply to any senior notes and senior discount notes not tendered in the exchange offer upon closing of the exchange offer, materially reduce our obligations under the indentures.

     The proposed amendments include, but are not limited to, removing restrictions on our ability to:

     - incur indebtedness;

     - make dividend payments;

     - sell capital stock of our subsidiaries;

     - enter into transactions with shareholders and affiliates;

     - incur liens;

     - enter into sale-leaseback transactions;

     - sell assets;

     - consolidate and/or merge; and

     - transfer our existing business.

     The proposed amendments also remove requirements in connection with:

     - repurchasing notes on a change of control;

     - paying taxes and other claims;

     - maintaining property and insurance coverage; and

     - providing SEC reports to holders.

     In addition, the proposed amendments will defer (rather than waive) contribution and other rights available to subsidiary guarantors of the existing notes and will remove events of default including but not limited to:

     - a default by us on other indebtedness;

     - final judgments or orders not paid or discharged; and

     - bankruptcy, insolvency or liquidation.

     The proposed amendments will make certain other conforming and related changes to the indentures. For more information about the proposed amendments, please read the section of this prospectus entitled "The Proposed Amendments."

     If holders of at least a majority in aggregate principal amount of senior notes have consented to the proposed amendments by tendering their notes, the senior notes indenture will be amended as described in this prospectus at the completion of the exchange offer. If holders of at least a majority in aggregate principal amount at maturity of senior discount notes have consented to the proposed amendments by tendering their notes, the senior discount notes indenture will be amended as described in this prospectus at the completion of the exchange offer.

     We and the trustee under the indentures will execute a supplemental indenture for each of the senior notes indenture and the senior discount notes indenture after certification to the trustee that the required consents have been received and the satisfaction or waiver of the other conditions to the execution of the supplemental indentures. We will give oral or written notice to the exchange agent of our acceptance and shall be deemed to have accepted for exchange validly tendered existing notes only after such oral or written notice of acceptance has been given to the exchange agent and the supplemental indentures have been executed. If the proposed amendments become effective, each non-exchanging holder of existing notes will be bound by the applicable proposed amendments even though the holder did not consent to the proposed amendments.

     WE WILL MAKE NO SEPARATE PAYMENT, OTHER THAN THE EXCHANGE CONSIDERATION IN EXCHANGE FOR THE EXISTING NOTES, FOR CONSENTS DELIVERED IN THE CONSENT SOLICITATION WHICH IS PART OF THE EXCHANGE OFFER.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer and consent solicitation will expire at 12:00 midnight, New York City time, on December 20, 2001, unless, in our sole discretion, we extend it. If we elect to provide one or more subsequent offering periods totalling between three to 20 business days after the initial offering period has expired, you will not be entitled to any withdrawal rights during the extension period. In accordance with Rule 14e-1 under the Exchange Act, if we elect to increase or decrease the aggregate principal amount of the existing notes sought, the consideration offered or the dealer managers' soliciting fees, the exchange offer will remain open for at least 10 business days from the date that notice of such change is first published or sent or given to holders of the existing notes. As used in this prospectus, the term "expiration date" refers to December 20, 2001.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of existing notes of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting for exchange any existing notes;

     - to extend the exchange offer and consent solicitation or to terminate the exchange offer and consent solicitation and to refuse to accept existing notes not previously accepted if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - subject to the terms of the lock-up agreement among us, Loral Space, Loral SpaceCom and certain holders of the existing notes, to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay to the registered holders of existing notes. If we make a material change in the terms of the exchange offer, consent solicitation or information concerning the exchange offer or consent solicitation or waive any condition of the exchange offer or consent solicitation that results in a material change to the circumstances of the exchange offer or consent solicitation, we will circulate additional exchange offer and consent solicitation materials if and to the extent required by applicable law. In those circumstances, we will also extend the exchange offer and consent solicitation if and to the extent required by applicable law in order to permit holders of the existing notes subject to the exchange offer and consent solicitation adequate time to consider the additional materials.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

ACCEPTANCE OF CONSENTS AND EXISTING NOTES, DELIVERY OF NEW NOTES AND LORAL SPACE WARRANTS

     The acceptance for exchange and payment of existing notes validly tendered and not withdrawn and delivery of new notes and Loral Space warrants in exchange for the tendered existing notes will be made as promptly as practicable after the expiration date of the exchange offer. This acceptance, payment and delivery will be made only upon the terms and subject to the conditions of the exchange offer, the consent solicitation, the terms and conditions of any extension or amendment and applicable law. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered existing notes, if, as and when we give oral or written notice of acceptance to the exchange agent. For purposes of the consent solicitation, consents received by the exchange agent will be deemed to have been accepted when we have accepted the tendered existing notes underlying those consents for exchange in the exchange offer. Subject to the following paragraph and the other terms and conditions of the exchange offer and consent solicitation, delivery of new notes and Loral Space warrants for existing notes accepted pursuant to the exchange offer will be made by the exchange agent as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering holders for the purposes of transmitting to them new notes and Loral Space warrants. We will return any tendered existing notes not accepted for exchange without expense to the tendering holder as promptly as practicable following the expiration date of the exchange offer.

     Notwithstanding any other provision described in this prospectus, delivery of exchange consideration for existing notes accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of:

     - certificates for, or a timely book-entry confirmation with respect to, the existing notes;

     - a letter of transmittal, properly completed and validly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents or payments required by the letter of transmittal and the instructions to the letter of transmittal.

     Holders tendering pursuant to the procedures for guaranteed delivery discussed under "-- Guaranteed Delivery Procedures" whose certificates for notes or book-entry confirmation with respect to notes are actually received by the exchange agent after the expiration date may be paid later than other tendering holders.

     All tendering holders, by execution of the letter of transmittal, waive any right to receive notice of acceptance of their notes for exchange.

CONDITIONS TO THE EXCHANGE OFFER

     As of October 15, 2001, the sum of the aggregate principal amount of the senior notes outstanding and the aggregate accreted value of the senior discount notes outstanding was $912.5 million. The exchange offer is conditioned upon:

     - tender by the holders of at least 85% of this aggregate amount;

     - the consent by the holders of at least a majority of the aggregate principal amount of the senior notes to the proposed amendments to the senior note indenture; and

     - the consent by the holders of at least a majority of the aggregate principal amount of the senior discount notes to the proposed amendments to the senior discount notes indenture.

     Despite any other term of the exchange offer and consent solicitation, we will not be required to accept for exchange, or exchange any new notes and Loral Space warrants for, any existing notes, and we may terminate the exchange offer as provided in this prospectus before accepting any existing notes for exchange if:

     - the trustee under the indentures has objected to, or taken any action that could adversely affect, the consummation of the exchange offer or the consent solicitation or our ability to effect the proposed amendments to the indentures;

     - the trustee under the indentures has taken any action that challenges the validity or effectiveness of the procedures we used in the exchange offer or consent solicitation;

     - the exchange offer, or the making of any exchange by a holder of existing notes, in our reasonable judgment, would violate applicable law or any applicable interpretation of the staff of the SEC;

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency, or any law, statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted or entered, with respect to the exchange offer that, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer;

     - there shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

     - there shall have occurred a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

     - any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the existing notes or the exchange consideration.

     In addition, we will not be obligated to accept for exchange the existing notes of any holder that has not made to us the representations described under "-- Procedures for Tendering."

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any existing notes by giving oral or written notice of the extension to their holders. During any extension, all existing notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any existing notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any existing notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the existing notes as promptly as practicable. In the case of any extension, the notice will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any existing notes tendered, and will not issue exchange consideration in exchange for any such existing notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the new notes indenture under the Trust Indenture Act of 1939.

     We have agreed with the noteholders party to the lock-up agreement not to consummate the exchange offer if we have failed to make timely disclosure of material information relevant to the investment decision contemplated hereby as required by the federal securities laws, including without limitation any failure to effectuate the cancellation of Loral CyberStar's existing $79.7 million note payable on demand and the issuance of a subordinated note due 2006, as contemplated by the lock-up agreement.

INTEREST ON THE NEW NOTES

     The new notes will bear interest from October 15, 2001, payable semiannually on January 15 and July 15 of each year commencing on July 15, 2002, at the rate of 10% per annum. Holders of the senior notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment in cash in respect of interest accruing after October 15, 2001. Holders of senior discount notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment in exchange consideration or other property in respect of interest accruing or accretions in value after October 15, 2001.

PROCEDURES FOR TENDERING

     Only a holder of existing notes may tender existing notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent before the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     Holders who complete, sign and date the letter of transmittal or comply with DTC's Automated Tender Offer Program shall be deemed to have made the representations and warranties to us contained in the letter of transmittal.

     In addition, either:

     - the exchange agent must receive existing notes along with the letter of transmittal;

     - the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of the existing notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent and Trustee" prior to the expiration date.

     The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, including, but not limited to, the agreement by such holders to deliver good and marketable title to the tendered existing notes free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     We have established a toll-free telephone number you can call beginning 12 trading days prior to the closing of the exchange offer to learn the approximate exercise price of the warrants computed as of the preceding trading day and, on and after the second trading day preceding the closing, the actual warrant exercise price. The number is (877) 485-2033. The recorded message on this telephone number will be updated each day during the 10 trading day period with the average computed exercise price of the warrants through the previous night. During the two trading days before the closing of the exchange offer, the recorded message will state the actual warrant exercise price. We encourage you to call this telephone number. Please be aware, however, that during the 10 trading day period preceding the two trading days prior to the closing, the estimated exercise price of the warrants, as provided in this recorded message, necessarily will be different from the actual exercise price of the warrants to be issued in connection with the exchange offer. The actual exercise price of the warrants to be issued in connection with the exchange offer will not be determined until two trading days prior to the closing of the exchange offer.

     Delivery of all documents must be made to the exchange agent at its address set forth in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of existing notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or existing notes should be sent to us.

     Only a holder of existing notes may tender such existing notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name existing notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose existing notes are held of record by DTC who desires to deliver such existing notes by book-entry transfer at DTC.

     Any beneficial holder whose existing notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf. In accordance with state securities laws, some beneficial holders will be required to make representations and warranties about themselves contained in the form of instruction to be sent to brokers, dealers, commercial banks, trust companies and other nominees. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering its existing notes, either make appropriate arrangements to register ownership of the existing notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be capable of being completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal, described below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless the existing notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any existing notes listed on the existing notes, the existing notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the existing notes on behalf of the registered holder, in either case signed as the name of the registered holder or holder appears on the existing notes with the signatures on the existing notes or bond powers guaranteed as provided below.

     If the letter of transmittal or any existing notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     Any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the existing notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering existing notes that are the subject of the book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal, including the representations and warranties contained in that letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

     - the agreement may be enforced against the participant.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered existing notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all existing notes not validly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine. Neither we, Loral Space, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of existing notes nor shall we, Loral Space or the exchange agent incur any liability for failure to give notification. Tenders of existing notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     By signing the letter of transmittal, each holder of existing notes will represent to us that, among other things:

     - any new notes that the holder receives will be acquired in the ordinary course of business;

     - neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the new notes; and

     - neither the holder nor any such other person is our "affiliate" within the meaning of Rule 405 under the Securities Act or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the existing notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution participating in DTC's system may make book-entry delivery of existing notes by causing DTC to transfer the existing notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of existing notes who are unable to deliver confirmation of the book-entry tender of their existing notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their existing notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURE

     Holders who wish to tender their existing notes and (a) whose existing notes are not immediately available, or (b) who cannot deliver their existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or (c) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery setting forth the name and address of the holder of the existing notes, the registered number or numbers of the existing notes and the principal amount of existing notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the existing notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives a properly completed and executed letter of transmittal (or facsimile thereof), together with the tendered existing notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of existing notes delivered electronically) and all other documents required by the letter of transmittal within three business days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of existing notes may withdraw their tenders at any time prior to 12:00 midnight, New York City time, on the expiration date. If we elect to provide a subsequent offering period of three to 20 business days after the initial offering period has expired, you will not be entitled to any withdrawal rights during the extension period.

     To withdraw a tender of existing notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth in this prospectus prior to 12:00 midnight, New York City time, on the expiration date; or holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program System. Any such notice of withdrawal must:

     - specify the name of the person who tendered the existing notes to be withdrawn;

     - identify the existing notes to be withdrawn (including the principal amount of such existing notes); and

     - where certificates for existing notes have been transmitted, specify the name in which the existing notes were registered, if different from that of the withdrawing holder.

     If certificates for existing notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

     If certificates for existing notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

     If the existing notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of the book-entry transfer facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices, and our determination shall be final and binding on all parties. We will deem any existing notes so withdrawn not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the existing notes so withdrawn are validly tendered. Any existing notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder or, in the case of existing notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the existing notes will be credited to an account maintained with DTC for existing notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be tendered by following one of the procedures described under "-- Procedures for Tendering" at any time prior to the expiration date.

     If you withdraw your tender of existing notes, your consent to the proposed amendments of the indentures will also be deemed to be withdrawn. You may not withdraw your consent without withdrawing your tender of the existing notes.

DEALER MANAGERS AND SOLICITATION AGENTS

     We and Loral Space have engaged Dresdner Kleinwort Wasserstein, Inc. to act as lead dealer manager and lead solicitation agent in connection with the exchange offer and consent solicitation and to provide financial advisory services to us and Loral Space in connection with the exchange offer.

     Banc of America Securities LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as co-dealer managers and co-solicitation agents in connection with the exchange offer and consent solicitation.

     If you have questions concerning the terms of the exchange offer or consent solicitation, you may contact the dealer managers at the addresses and telephone numbers on the back cover page of this document.

     We and Loral Space have agreed to pay the dealer managers customary fees for their services, including reasonable out-of-pocket expenses and fees and expenses of legal counsel. We and Loral Space have agreed to indemnify the dealer managers against specified liabilities, including specified liabilities under the federal securities laws. The dealer managers have provided in the past, and currently are providing, other investment banking and financial advisory services to us and our affiliates.

EXCHANGE AGENT AND TRUSTEE

     Bankers Trust Company has been appointed as exchange agent for the exchange offer. Questions as to procedures for tendering and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

    By Mail:                                      BT Services Tennessee, Inc.
                                                  Reorganization Unit
                                                  P.O. Box 292737
                                                  Nashville, TN 37229-2737
    By Overnight Carrier:                         BT Services Tennessee, Inc.
                                                  Reorganization Unit
                                                  648 Grassmere Park Rd.
                                                  Nashville, TN 37211
    Facsimile Transmission:                       (615) 835-3701
    Confirm by Telephone:                         (800) 735-7777

     You and your broker, dealer, commercial bank, trust company or other nominee should send letters of transmittal and all correspondence in connection with the exchange offer to the exchange agent at the address and telephone number listed above.

     Bankers Trust Company is also serving as the trustee under the existing notes indenture and will also serve as the trustee for the new notes. All deliveries, correspondence and questions sent or presented to the trustee relating to the exchange offers should be directed to the trustee as follows:

    By Mail:                                      4 Albany Street
                                                  New York, NY 10006

    By Telephone:                                 (800) 735-7777

     We and Loral Space maintain, or may in the future maintain, normal banking relationships with Bankers Trust Company in the ordinary course of business.

INFORMATION AGENT

     Morrow & Co., Inc. has been appointed as information agent for the exchange offer. Questions and requests for assistance should be directed to the information agent addressed as follows:

    U.S. noteholders call:                        (800) 607-0088
    International noteholders call collect:       (212) 754-8000
    Banks and brokerage firms call:               (800) 654-2468

WARRANT AGENT

     The Bank of New York has been appointed as warrant agent for the exchange offer. Questions and requests for assistance should be directed to the warrant agent as follows:

    By Mail:                                      101 Barclay Street
                                                  Floor 21-West
                                                  New York, NY 10286

    By Facsimile:                                 (212) 896-7298
    By Telephone:                                 (212) 896-7202

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation for tenders is being made by mail; however, we may make additional solicitations by telegraph, facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

     Except as described herein, we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

     We have agreed to pay (i) the fees and expenses (including reasonable fees and expenses of counsel) of Loral Space in connection with the negotiation, execution and delivery of the lock-up agreement and the exchange offer, (ii) the fees and expenses of Wachtell, Lipton, Rosen & Katz, counsel to the consenting holders under the lock-up agreement, (iii) our expenses, including investment banking, financial advisory, printing, legal, accounting, solicitation agent, and information agent fees and expenses, (iv) expenses incurred to obtain a rating of the new notes and (v) fees and expenses of the trustee for the new notes; provided that the maximum amount payable by us will not exceed $5 million. We will pay other cash expenses to be incurred in connection with the exchange offer, including SEC registration fees and related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of existing notes under the exchange offer. If, however, certificates representing new notes or existing notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the existing notes tendered, or if tendered existing notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The holders of 49.04% in aggregate principal amount of our senior notes and 51.43% of the aggregate principal amount at maturity of our senior discount notes have already agreed to tender their existing notes in the exchange offer. If you do not exchange your existing notes for the exchange consideration in the exchange offer, you will continue to hold your existing notes subject to the terms and conditions of the indentures under which the existing notes were issued. However, if the conditions to the exchange offer are met and the exchange is consummated, the existing indentures will be amended by the proposed amendments that will materially reduce the covenants and events of default to which we are subject under the indentures. For a description of the proposed amendments to the indentures, see "The Proposed Amendments."

     If you do not tender your existing notes in the exchange offer, you will not be entitled to receive the exchange consideration which includes a guaranty by Loral Space and the Hong Kong subsidiary and warrants to purchase shares of common stock of Loral Space.

                          DESCRIPTION OF THE NEW NOTES

     The following is a summary of the terms of the new notes that we propose to issue in this exchange offer. The new notes will be issued under an indenture between us and the trustee for the holders of the new notes. The terms of the new notes include those terms stated in the new notes indenture and those terms made part of the new notes indenture by reference to the Trust Indenture Act of 1939. This section is only a summary of the material provisions of the new notes indenture. This section, however, does not purport to be complete and does not restate the new notes indenture in its entirety. A copy of the new notes indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the new notes indenture because the new notes indenture and not this description defines your rights as holders of the new notes. You may obtain copies of the new notes indenture from us. See "Where You Can Find More Information." This section uses defined terms. See "-- Certain Definitions."

     The new notes are to be issued under a new notes indenture, to be dated as of the Closing Date, between us, as issuer, each of our Restricted Subsidiaries, as Subsidiary Guarantors, Loral Space & Communications Ltd., as Parent Guarantor, and Bankers Trust Company, as trustee. As used in this Description of New Notes, the terms "we," "our" and "us" refer to Loral CyberStar, Inc.

GENERAL

  The New Notes

     - have a maximum aggregate principal amount of $675.0 million;

     - mature on July 15, 2006;

     - are dated as of October 15, 2001;

     - accrue interest at 10% per year, payable semi-annually on each of January 15 and July 15 of each year, beginning July 15, 2002. The initial interest payment on July 15, 2002 will include interest accrued from October 15, 2001; and

     - are our unsubordinated obligations.

     We will pay interest on the new notes semi-annually in arrears on the interest payment dates. Principal of, premium, if any, and interest on the new notes will be payable, and the new notes may be exchanged or transferred, at our office or agency maintained for those purposes. At our option, we may pay interest by check mailed to the address of the holders as such address appears in the security register maintained by the trustee, who will initially act as the paying agent and registrar for the new notes.

     We will issue the new notes in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof or in global form, as appropriate. See "The Exchange Offer -- Book-Entry Transfer." We will not charge a service fee for any registration of transfer or exchange of new notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     Redemption At Any Time. The new notes will be redeemable, at our option, in whole or in part, at any time or from time to time prior to maturity (any such date, the "Redemption Date"), upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the security register, at a redemption price equal to (i) the principal amount of the new notes being redeemed, plus (ii) accrued and unpaid interest, if any, to the Redemption Date, plus (iii) the Make Whole Premium.

     The "Called Principal" means the principal amount of a new note to be redeemed.

     The "Make Whole Premium" means, with respect to any new note, an amount (which in no event may be less than zero) equal to the excess, if any, of (x) the Discounted Value of the Called Principal over (y) the amount of such Called Principal.

     The "Discounted Value" shall be determined with respect to any Called Principal of any new note by discounting all Remaining Scheduled Payments with respect to the Called Principal from their respective scheduled due dates to the Redemption Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the new notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

     The "Remaining Scheduled Payments" means, with respect to the Called Principal of any new note, all payments of such Called Principal and interest thereon that would be due after the Redemption Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Redemption Date is not a date on which interest payments are due to be made under the terms of the new notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Redemption Date and required to be paid on such Redemption Date.

     The "Reinvestment Yield" means 50 basis points over the yield to maturity implied by the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Redemption Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Redemption Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security having a maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security having a maturity closest to and less than the Remaining Average Life.

     "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Redemption Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     Redemption With Excess Cash Flow. The new notes will also be redeemable, at our option, in whole or in part, at any time or from time to time prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holders' last address as it appears in the security register, in an aggregate principal amount not to exceed $100 million, at a redemption price equal to (i) 101% of the principal amount of the new notes being redeemed, plus (ii) accrued and unpaid interest, if any, to the Redemption Date. Any such redemption shall be payable only out of Excess Cash Flow. The aggregate cumulative amount of any such redemption(s) shall be called the "Excess Cash Flow Redemption Payments."

     Partial Redemption. In the case of any partial redemption, selection of the new notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the relevant new notes are listed or, if such new notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as such trustee in its sole discretion shall deem to be fair and appropriate; provided that no new note of $1,000 in principal amount or less shall be redeemed in part. If any new note is to be redeemed in part only, the notice of redemption relating to such new note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

GUARANTIES

     Our obligations under the new notes are fully and unconditionally guaranteed on a senior, unsecured basis by the Parent Guarantor and the Subsidiary Guarantors. See "Description of Loral Space Guaranty."

     Notwithstanding the foregoing, the Subsidiary Guaranty shall not be enforceable against any Subsidiary Guarantor in an amount in excess of the net worth of the Subsidiary Guarantor at the time that determination of the net worth is, under applicable law, relevant to the enforceability of the Subsidiary Guaranty. The Subsidiary Guarantor's net worth shall include any claim of the Subsidiary Guarantor against us or any other Guarantor for reimbursement and any claim against any other Guarantor for contribution.

RANKING

     The indebtedness evidenced by the new notes ranks equal with our existing and future unsubordinated indebtedness. The new notes rank senior to all our subordinated indebtedness, including the Subordinated Intercompany Note. If we default, the holders are entitled to be paid in full before any of our subordinated debt. In addition, the trustee for the holders will have the right to block payments on our subordinated debt for certain time periods if there is a default under the new notes.

     The indebtedness evidenced by the Subsidiary Guaranties ranks equal with the relevant Restricted Subsidiary's existing and future unsubordinated indebtedness. Each Subsidiary Guaranty ranks senior to all subordinated debt of such Restricted Subsidiary, including the Subordinated Subsidiary Guarantors Guaranties. If the Restricted Subsidiary defaults, the holders are entitled to be paid in full before any subordinated debt of the Restricted Subsidiary. In addition, the trustee for the holders will have the right to block payments on the subordinated debt of a Restricted Subsidiary for certain time periods if there is a default under its Subsidiary Guaranty.

     The indebtedness evidenced by the Loral Space Guaranty ranks equal with Loral Space's existing and future unsubordinated indebtedness, including Loral Space's indebtedness under its 9 1/2% Senior Notes due 2006. The Loral Space Guaranty ranks senior to subordinated debt of Loral Space, including Loral Space's subordinated guaranty of the Subordinated Intercompany Note. If Loral Space defaults, the holders are entitled to be paid in full before any subordinated debt of Loral Space. In addition, the trustee for the holders will have the right to block payments on Loral Space's subordinated debt for certain time periods if there is a default under the Loral Space Guaranty.

CERTAIN DEFINITIONS

     We have set forth below a summary of certain terms used in this description of the new notes. You should read the new notes indenture for the full definition of all terms.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, our aggregate net income (or loss) and the aggregate net income (or loss) of our Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

     (i) the net income (or loss) of any person (other than net income or loss attributable to a Restricted Subsidiary) in which any person (other than us or any of our Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except that Adjusted Consolidated Net Income for any period shall include the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such other person or such Unrestricted Subsidiary during such period;

     (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of paragraph (a) of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such person are acquired by us or any of our Restricted Subsidiaries;

     (iii) any gains or losses (on an after-tax basis) attributable to Asset Sales;

     (iv) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of paragraph (a) of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on our Preferred Stock or Preferred Stock of any Restricted Subsidiary owned by persons other than us and any of our Restricted Subsidiaries;

     (v)  all extraordinary gains and extraordinary losses;

     (vi) any net income (or loss) of any Subsidiary Guarantor that ceases to be a Subsidiary Guarantor because it is designated an Unrestricted Subsidiary; and

     (vii) the Interest Amortization Credit.

     "Adjusted Consolidated Net Tangible Assets" means our total amount of assets and the total amount of assets of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all our current liabilities and the current liabilities of our Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent quarterly or annual consolidated balance sheet and on the most recent quarterly or annual consolidated balance sheet of our Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by us or any of our Restricted Subsidiaries in any other person pursuant to which such person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such person's primary business is related, ancillary or complementary to our businesses and to the businesses of our Restricted Subsidiaries on the date of such investment or (ii) an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any person other than ourselves or any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of such person; provided that the property and assets acquired are related, ancillary or complementary to our businesses and to the businesses of our Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or another Restricted Subsidiary) of
(i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of our business or of any Restricted Subsidiaries. Asset Disposition shall not include the Data Business Transfer.

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     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any person other than us or any of our Restricted Subsidiaries of:

     (i)  all or any of the Capital Stock of any Restricted Subsidiary;

     (ii) all or substantially all of the property and assets of one of our operating units or our business or of any of our Restricted Subsidiaries; or

     (iii) any of our other property and assets or of any of our Restricted Subsidiaries outside the ordinary course of our business or the business of such Restricted Subsidiary and, in each case, that is not governed by the provisions of the new notes indenture applicable to mergers, consolidations and sales of our assets; provided that "Asset Sale" shall not include the Data Business Transfer.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means our Board of Directors or any committee of such Board of Directors duly authorized to act with respect to the new notes indenture from time to time.

     "Board Resolution" means a copy of a resolution, certified by any of our Executive Officers, our Secretary or our Assistant Secretaries to have been duly adopted by our Board of Directors and to be in full force and effect on the date of the certification, and delivered to the Trustee.

     "Business Day" means a day except Saturday, Sunday or other day on which commercial banks in the City of New York, or in the city of the corporate trust office of the Trustee, are authorized by law to close.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such person, whether now outstanding or issued after the Closing Date, including, without limitation, all of such person's common stock and preferred stock.

     "Capitalized Lease" means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

     "Certificated Note" means a certificated note registered in the name of the holder thereof and issued in accordance with the new notes indenture.

     "Change of Control" means such time as

      (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the issued and outstanding Voting Stock of Loral Space;

      (ii) Loral Space shall not directly or indirectly own all of our Capital Stock;

     (iii) individuals who on the Closing Date constitute the Board of Directors of Loral Space (together with any new directors whose election by the Board of Directors of Loral Space or whose nomination for election by Loral Space's stockholders was approved by a vote of at least a majority of the members of the Board of Directors of Loral Space then in office who either were members of the Board of Directors of Loral Space on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of Loral Space then in office; and
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      (iv) any change in control (or similar event, however denominated) with respect to Loral Space shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an aggregate principal amount in excess of $10,000,000 to which Loral Space is a party, including the indenture relating to Loral Space's 9 1/2% Senior Notes due 2006.

     "Chief Executive Officer" of the Company means the chief executive officer or, in the event of his termination or inability to perform his duties, such other of our Executive Officers as we may designate.

     "Closing Date" means the date on which the new notes are originally issued under the new notes indenture.

     "Commission" means the United States Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of:

      (i) Adjusted Consolidated Net Income,

      (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income,

     (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

      (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income,

      (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and

      (vi) all other non-cash items or impairments reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (excluding the Interest Amortization Credit, but including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period; excluding, however, any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the new notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate actual amount of our Indebtedness and the Indebtedness of our Restricted Subsidiaries (excluding the Subordinated Intercompany Note and the Subordinated Subsidiary Guarantors Guaranties of the Subordinated Intercompany
Note) on a consolidated basis outstanding on such Transaction Date to (ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which our financial statements have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that (A) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions
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(including giving pro forma effect to the application of proceeds of any Asset
Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such person was a Restricted Subsidiary as if such Asset Dispositions or Asset Acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (A) or (B) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the person, or division or line of business of the person, that is acquired or disposed for which financial information is available.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on our or our Restricted Subsidiaries' most recently available quarterly or annual consolidated balance sheet (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Capital Stock or the Capital Stock of any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any Restricted Subsidiary against fluctuations in currency values.

     "Data Business Transfer" means the transfer of the data services business of us and our Subsidiaries to Loral SpaceCom Corporation in exchange for a portion of the intercompany indebtedness owing by us to Loral SpaceCom Corporation on the Closing Date as described in this prospectus including under the caption "Summary -- Loral CyberStar Unaudited Consolidated Pro Forma Financial Statements."

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Equity Proceeds" means the amount of Net Cash Proceeds received by Loral Space after the Closing Date from the issuance and sale of Capital Stock (other than Disqualified Stock) of Loral Space to the extent such Net Cash Proceeds are ultimately contributed to our capital.

     "Disqualified Stock" means any class or series of Capital Stock of any person that by its terms or otherwise is

      (i) required to be redeemed prior to the Stated Maturity of the new notes,

      (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the new notes, or

     (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the new notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the new notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital

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

           Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such new notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Excess Cash Flow" means, for any period of determination, (i) Consolidated EBITDA for such period, less (ii) all capital expenditures, all cash taxes, all cash interest expense and bank fees, and all principal payments on the new notes, in each case actually made for such period, plus (iii) any non-cash restructuring or special charges taken during such period.

     "Executive Officer" means the Chairman of the Board, Chief Executive Officer, President, any Vice President or any other officer that is considered by the Board of Directors to be an executive officer of the Company.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the new notes indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the new notes indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the new notes and (ii) except as otherwise provided, the amortization or other impairment charges or writedowns of any amounts required or permitted by Accounting Principles Board Opinion No. 16 "Business Combinations," APB No. 17 "Intangible Assets," Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations," SFAS No. 142 "Goodwill and Other Intangible Assets" or SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

     "Global Note" means the global notes issued in accordance with the new notes indenture.

     "Guarantors" means, collectively, all Subsidiary Guarantors and the Parent Guarantor.

     "Guaranty" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or other obligation of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guaranty" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guaranty or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a person becoming a Restricted Subsidiary; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

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     "Indebtedness" means, with respect to any person at any date of determination (without duplication),

     (i)   all indebtedness of such person for borrowed money,

     (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

     (iii) all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement),

     (iv) all obligations of such person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

     (v)   all obligations of such person as lessee under Capitalized Leases,

     (vi) all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided that the amount of such Indebtedness, which is not so assumed, shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,

     (vii) all Indebtedness of other persons Guaranteed by such person to the extent such Indebtedness is Guaranteed by such person, and

     (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time with respect to any Indebtedness issued with original issue discount is the original issue price of such Indebtedness, (B) Permitted Customer Advances and Prepayment Supports shall be deemed not to be "Indebtedness" and (C) Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Independent Financial Advisor" means an investment banking firm, accounting firm or other financial advisory firm of national standing in the United States, as the case may be, (i) which, in the judgment of the Board of Directors, does not, and whose directors, officers or Affiliates do not, have a material direct or indirect financial interest in us (provided that ownership of our Capital Stock constituting less than 2% of all our outstanding Capital Stock shall not constitute a material direct or indirect financial interest), and (ii) which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Amortization Credit" means the reduction in interest expense resulting from the amortization of the difference between the carrying value of the new notes recorded upon issuance less the actual principal amount of the new notes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect us or any of our Restricted Subsidiaries against fluctuations in interest rates in respect of Indebtedness to or under which we or any of our Restricted Subsidiaries is a party or beneficiary on the date of this Indenture or becomes a party or a beneficiary hereafter; provided that the notional principal
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amount thereof does not exceed the principal amount of the Indebtedness of us and our Restricted Subsidiaries that bears interest at floating rates.

     "Investment" in any person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guaranty or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our or our Restricted Subsidiaries' balance sheet) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Kingston" means Kingston Communications International Limited, a company incorporated under the laws of England, and its successors and assigns.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Loral Space" means Loral Space & Communications Ltd.

     "Loral Space Guaranty" means the Guaranty by Loral Space in favor of the trustee for the benefit of the holders of the new notes of our obligations under the new notes and the new notes indenture.

     "Matra" means Matra Marconi Space UK Limited, a company incorporated under the laws of England that is the parent company of MMS Space Systems, a subsidiary of Matra Marconi Space N. V. and the manufacturer under the Telstar 12 Satellite Contract.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents (including cash or cash equivalents that are deposited in escrow pending satisfaction of conditions specified in the relevant sale documents or that secures Prepayment Supports, in each case when such cash or cash equivalents are released to us or a Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to our or our Restricted Subsidiaries' consolidated results of operations, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-
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employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Notes Guaranties" means the Loral Space Guaranty and the Subsidiary Guaranties.

     "Offer to Purchase" means an offer to purchase new notes by us from the holders commenced by mailing a notice to the trustee and each holder stating:

     (i) the covenant pursuant to which the offer is being made and that all new notes validly tendered will be accepted for payment on a pro rata basis;

     (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

     (iii) that any new note not tendered will continue to accrue interest pursuant to its terms;

     (iv) that, unless the we default in the payment of the purchase price, any new note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

     (v) that holders electing to have a new note purchased pursuant to the Offer to Purchase will be required to surrender the new note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the new note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day immediately preceding the Payment Date;

     (vi) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of new notes delivered for purchase and a statement that such holder is withdrawing his election to have such new notes purchased; and

     (vii) that holders whose new notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the new notes surrendered; provided that each new note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Payment Date, we shall (i) accept for payment on a pro rata basis new notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the paying agent money sufficient to pay the purchase price of all new notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the trustee all new notes or portions thereof so accepted together with an Officers' Certificate specifying the new notes or portions thereof accepted for payment by us. The paying agent shall promptly mail to the holders of new notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the new note surrendered; provided that each new note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The trustee shall act as the paying agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and

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regulations are applicable, in the event that the we are required to repurchase new notes pursuant to an Offer to Purchase.

     "Officer" means, with respect to us, (i) any of our Executive Officers or any of our Directors or (ii) our Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

     "Opinion of Counsel" means a written opinion signed by legal counsel who may be our employee or our outside counsel. Each such Opinion of Counsel shall include the statements provided for in the United States Trust Indenture Act of 1939, as amended, Section 314(e), if applicable.

     "Orion Atlantic" means International Private Satellite Partners, L.P., a Delaware limited partnership.

     "Parent Guarantor" means Loral Space & Communications Ltd.

     "Permitted Customer Advances" means our obligations or obligations of any Restricted Subsidiary to repay money received by us or such Restricted Subsidiary from customers as bona fide prepayment for services to be provided by, or purchases to be made from, us or such Restricted Subsidiary.

     "Permitted Investment" means

     (i) an Investment in us or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to our businesses and the businesses of our Restricted Subsidiaries on the date of such Investment;

     (ii)    Temporary Cash Investments;

     (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and

     (iv) stock, obligations or securities received in satisfaction of judgments.

     "Permitted Liens" means

     (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of our business or the business of any of our Restricted Subsidiaries;

     (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of

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            securing Indebtedness Incurred in accordance with the "Limitation on
            Indebtedness" covenant described below, (1) to finance the cost (including the cost of improvement, transportation, development and design, installation, integration or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property (or such shorter period as is set forth in such covenant) or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost (plus, in the case of any refinancing Indebtedness referred to in clause
            (vi)(a)(2) above, premiums, accrued interest, fees and expenses), and (c) any Lien permitted by this clause shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of our business or the business of our Restricted Subsidiaries, taken as a whole;

     (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of ours or of our Restricted Subsidiaries relating to such property or assets;

     (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

     (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases permitted pursuant to clause (ix) above;

     (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any person existing at the time such person becomes, or such property becomes a part of, any Restricted Subsidiary; provided that such Liens (a) do not extend to or cover any of our property or assets or the property or assets of any Restricted Subsidiary other than the property or assets so acquired and (b) were not incurred in contemplation of the acquisition thereof;

     (xii)  Liens in favor of us or any Restricted Subsidiary;

     (xiii) Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

     (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with our past practices and the past practices of our Restricted Subsidiaries prior to the Closing Date;

     (xviii) [Intentionally Omitted];
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     (xix)  Liens (including Liens securing Prepayment Supports) on amounts of money or Temporary Cash Investments that each represent bona fide prepayments of at least $5 million on agreements for the long-term sale or lease of capacity on any satellite owned by us or a Restricted Subsidiary, but only to the extent that the amount of money or Temporary Cash Investments subject to any such Lien does not exceed the amount of such prepayment and reasonable interest thereon;

     (xx) Liens encumbering contracts between us or any Restricted Subsidiary and any third party customer relating to use of a VSAT owned by us or any Restricted Subsidiary but only if, and so long as, the Indebtedness secured by any such Lien is also secured by a Lien permitted under clause (vi) of this definition encumbering such VSAT; and

     (xxi) Liens upon a satellite and components thereof during the period in which such satellite is being constructed, provided that (a) such Liens (1) are for the benefit of only the manufacturer of such satellite or components and (2) secure only our obligation or the obligation of any Restricted Subsidiary to pay the purchase price for such satellite or components and (b) such Liens are actually released upon, or prior to, the completion of construction of such satellite and prior to the launch or commencement of full operations of such satellite.

     "Prepayment Support" means our reimbursement obligations or the reimbursement obligations of any Restricted Subsidiary in connection with any fully secured letter of credit or similar credit support issued by any third party in connection with our obligations or the obligations of such Restricted Subsidiary to repay amounts received as bona fide prepayments of at least $5 million on agreements for the long-term sale or lease of capacity on a satellite owned by us or a Restricted Subsidiary.

     "Released Indebtedness" means, with respect to any Asset Sale, Indebtedness
(i) which is owed by us or any Restricted Subsidiary (the "Obligors") prior to such Asset Sale, (ii) which is assumed by the purchaser or any affiliate thereof in connection with such Asset Sale and (iii) with respect to which the Obligors receive written, unconditional releases from each creditor, no later than the closing date of such Asset Sale.

     "Replacement Satellite" means the replacement satellite for the satellite known as Telstar 11.

     "Restricted Subsidiary" means any Subsidiary of ours other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for our most recent fiscal year, accounted for more than 10% of our consolidated revenues and the consolidated revenues of our Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of our consolidated assets and the consolidated assets of our Restricted Subsidiaries, all as set forth on our most recently available consolidated financial statements for such fiscal year.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subordinated Intercompany Note" means the 10% subordinated promissory note due July 30, 2006 to be issued by us on the Closing Date to Loral SpaceCom Corporation in exchange for a portion of the intercompany indebtedness owed by us to Loral SpaceCom Corporation on the Closing Date.

     "Subordinated Loral Space Guaranty" means the subordinated guaranty of the Subordinated Intercompany Note executed by Loral Space in favor of the holder of the Subordinated Intercompany Note.

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     "Subordinated Subsidiary Guarantors Guaranties" means the subordinated guaranties of the Subordinated Intercompany Note executed by the Subsidiary Guarantors in favor of the holder of the Subordinated Intercompany Note.

     "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such person and one or more other Subsidiaries of such person.

     "Subsidiary Guarantors" means, collectively, all Restricted Subsidiaries; provided that any person that becomes an Unrestricted Subsidiary in compliance with the "Limitation on Restricted Payments" covenant shall not be included in "Subsidiary Guarantors" after becoming an Unrestricted Subsidiary.

     "Subsidiary Guaranty" means the Guaranty by the Subsidiary Guarantors of the our obligations under the new notes and the new notes indenture, pursuant to the new notes indenture.

     "Successful Launch" means, with respect to any satellite, the placing into orbit of such satellite in its assigned orbital position with at least 40% of the transponder capacity fully operational.

     "Telstar 10" means the satellite known as Telstar 10/Apstar IIR (formerly known as Orion 3), and any replacement for such satellite.

     "Telstar 11" means the satellite known as Telstar 11 (formerly known as Orion 1), and any replacement for such satellite.

     "Telstar 12" means the satellite known as Telstar 12 (formerly known as Orion 2), and any replacement for such satellite.

     "Telstar 11 Satellite Contract" means the fixed price turnkey contract originally between British Aerospace Public Limited Company and Orion Atlantic for the design, construction, launch and delivery in orbit of Telstar 11.

     "Telstar 12 Satellite Contract" means the spacecraft purchase agreement between us and Matra for construction and launch of Telstar 12.

     "Temporary Cash Investment" means any of the following:

     (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

     (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

     (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

     (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of ours) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and

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     (v)  securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Trade Payables" means, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services, in each case which is required to be paid within one year.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "TT&C Financing" means the agreement, dated November 23, 1993, between General Electric Capital Corporation and International Satellite Partners, L.P. ("Orion Atlantic"), relating to borrowings by Orion Atlantic, which obligations have been assumed by us.

     "Unrestricted Subsidiary" means

     (i) any Subsidiary of ours that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     (ii) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of ours) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary; provided that (A) any Guaranty by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an Incurrence of such Indebtedness and an Investment by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below, and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) we could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guaranty or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "Voting Stock" means with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

     "Wholly Owned" means, with respect to any Subsidiary of any person, the ownership, beneficially and of record, of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares and Investments by foreign nationals mandated by applicable law) by such person or one or more Wholly Owned Subsidiaries of such person.

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COVENANTS

     The new notes indenture contains covenants with which we and our Restricted Subsidiaries must comply. The new notes indenture will contain, among others, the following covenants.

  LIMITATION ON INDEBTEDNESS

     (a) We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the new notes, the Subsidiary Guaranties and Indebtedness existing on the Closing Date (including the Existing Notes not exchanged for new notes, the Subordinated Intercompany Note and the Subordinated Subsidiary Guarantors Guaranties); provided that we may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 5.0 to 1.0. Notwithstanding the foregoing, we and our Restricted Subsidiary (except as specified below) may Incur each and all of the following:

     (i) Indebtedness outstanding at any time that is Incurred to finance the purchase or construction of (and related launch, insurance and other costs with respect to) the Replacement Satellite; provided, however, that the amount of any such Indebtedness shall not exceed (x) $100,000,000 plus (y) the aggregate amount of all Excess Cash Flow Redemption Payments actually made as of such date plus (z) the amount of any Designated Equity Proceeds; except to the extent such amount of Designated Equity Proceeds is used as a basis to Incur Indebtedness pursuant to clause (viii) of this paragraph, to make Investments or to make Restricted Payments; provided further, that any such Indebtedness shall be Incurred contemporaneously with the purchase of the Replacement Satellite or within 60 days thereafter (or Incurred to refinance, renew or replace such Indebtedness); and provided further that, if such Indebtedness is Incurred to finance the construction of the Replacement Satellite, any such indebtedness shall be Incurred within 60 days after the completion of construction;

     (ii) Indebtedness owed (A) to us or (B) to any of our Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

     (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (ii), (iv), (vi) or
            (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the new notes, the Subsidiary Guaranties or Indebtedness that is pari passu with, or subordinated in right of payment to, the new notes shall only be permitted under this clause (iii) if (A) in case the new notes or the Subsidiary Guaranties are refinanced in part or the Indebtedness to be refinanced is pari passu with the new notes or the Subsidiary Guaranties, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining new notes or the Subsidiary Guaranties, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the new notes or the Subsidiary Guaranties, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the new notes or the Subsidiary Guaranties at least to the extent that the Indebtedness to be refinanced is subordinated to the new notes or the Subsidiary Guaranties, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the

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            Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

     (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect us or our Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guaranties or letters of credit, surety bonds or performance bonds securing any of our obligations or the obligations of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guaranties of Indebtedness Incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

     (v)   our Indebtedness, to the extent the net proceeds thereof are promptly
           (A) used to purchase new notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the new notes as described below under "Defeasance";

     (vi) Guaranties of the new notes and Guaranties of our Indebtedness by any Restricted Subsidiary provided the Guaranty of such Indebtedness is permitted by and made in accordance with the "Issuance of Guaranties by New Restricted Subsidiaries" covenant described below;

     (vii) Indebtedness not to exceed $5,000,000 at any time outstanding Incurred to finance the cost (including the cost of design, development, construction, installation, improvement, transportation or integration) of equipment (other than satellites) or inventory acquired by us or any Restricted Subsidiary after the Closing Date;

     (viii) our Indebtedness not to exceed, at any one time outstanding, the amount of Net Cash Proceeds received by us after the Closing Date from Designated Equity Proceeds, except to the extent such amount of Designated Equity Proceeds is used as a basis to Incur Indebtedness pursuant to clause (i) of this paragraph or to make Investments or to make Restricted Payments provided that such Indebtedness does not mature prior to Stated Maturity of the new notes and has an Average Life longer than the new notes; and

     (ix) indemnification obligations by us and our Restricted Subsidiaries in favor of former Subsidiaries ("Transferred Subsidiaries") of us transferred pursuant to the Data Business Transfer against amounts (including guarantee payments) paid or expenses incurred by such Transferred Subsidiaries under their Guaranties of the existing notes.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the (i) maximum amount of Indebtedness that we or a Restricted Subsidiary may incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies and (ii) we and each Subsidiary Guarantor may not Incur any Indebtedness other than Acquired Indebtedness that is expressly subordinated to any of our other Indebtedness or Indebtedness of such Subsidiary Guarantor, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is also expressly made subordinate to the new notes or the Subsidiary Guaranty of such Subsidiary Guarantor, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in this clause (ii) shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of (a) any liens or other encumbrances arising or created in respect of some but not all

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unsubordinated Indebtedness, (b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness or (c) different maturities or prepayment provisions.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guaranties, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     (d) In the event that we or any Restricted Subsidiary shall repay any Indebtedness (other than the new notes) pursuant to clause (i)(A) of the "Limitation on Asset Sales" covenant, the aggregate amount of Indebtedness which may otherwise be Incurred under clause (viii) of paragraph (a) of this covenant shall be reduced by the amount of such repayment. We shall designate how much of such reduction shall be applied to each such clause.

LIMITATION ON RESTRICTED PAYMENTS

     (a) We will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

      (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by persons other than us or any of our Restricted Subsidiaries,

      (ii) purchase, redeem, retire or otherwise acquire for value any shares of our Capital Stock or the Capital Stock of any Guarantor or any Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by persons other than us and our Wholly Owned Subsidiaries,

     (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness that is subordinated in right of payment to the new notes or Indebtedness of any Subsidiary Guarantor that is subordinated to the Subsidiary Guaranties (other than, in each case, the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition), or

      (iv) make any Investment, other than a Permitted Investment, in any person;

(such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) an Event of Default shall have occurred and be continuing, (B) except with respect to Investments in Restricted Subsidiaries and dividends on the Common Stock of any Subsidiary Guarantor paid to us or a Restricted Subsidiary, we could not Incur at least $1.00 of Indebtedness under the first sentence of paragraph (a) of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date (after giving pro forma effect to the proposed Restricted Payment) shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a
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cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Designated Equity Proceeds received by us after the Closing Date; except to the extent such amount of Designated Equity Proceeds is used as a basis to Incur Indebtedness pursuant to clause (i) or (viii) of paragraph (a) under the "Limitation on Indebtedness" covenant described above, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such person or Unrestricted Subsidiary.

     (b) The foregoing provision shall not be violated by reason of:

     (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph (a);

     (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the new notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of paragraph (a) of the "Limitation on Indebtedness" covenant;

     (iii) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock);

     (iv)  [intentionally omitted];

     (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the new notes indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

     (vi)  [intentionally omitted]; and

     (vii) Investments to the extent the amount invested consists solely of an amount of Designated Equity Proceeds received within six months of the Investment, except to the extent such amount of Designated Equity Proceeds was used as a basis to Incur Indebtedness pursuant to clause (i) or (viii) of paragraph (a) under the "Limitation on Indebtedness" covenant described above or to make Restricted Payments;

provided that, except in the case of clauses (i) and (iii), no Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (b) (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

     Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such

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Investment on the date made, less the return of capital to us and our Restricted
Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

     (i)  to us or a Wholly Owned Restricted Subsidiary;

     (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

     (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided any Investment in such person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; and

     (iv) issuances or sales of Common Stock of any Restricted Subsidiary, the Net Cash Proceeds of which are promptly applied pursuant to clause
           (A) or (B) of the "Limitation on Asset Sales" covenant described below; provided that at no time may a Restricted Subsidiary, the Common Stock of which has been issued or sold pursuant to this clause
           (iv), be the owner of a satellite.

ISSUANCES OF GUARANTIES BY NEW RESTRICTED SUBSIDIARIES

     We will provide to the trustee, on the date that any person becomes a Restricted Subsidiary, a supplemental indenture to the new notes indenture, executed by such new Restricted Subsidiary, providing for a full and unconditional guaranty on a senior basis by such new Restricted Subsidiary of our obligations under the new notes and the new notes indenture to the same extent as that set forth in the new notes indenture; provided that, in the case of any new Restricted Subsidiary that becomes a Restricted Subsidiary through the acquisition of a majority of its voting Capital Stock by us or any other Restricted Subsidiary, such guaranty may be subordinated to the extent required by the obligations of such new Restricted Subsidiary existing on the date of such acquisition that were not incurred in contemplation of such acquisition. A Subsidiary Guarantor shall be released from its Subsidiary Guaranty in the event all the Capital Stock of such Subsidiary Guarantor is sold in compliance with the provisions of the new notes indenture to a person other than us or another Restricted Subsidiary.

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of our Capital Stock or with any Affiliate of ours or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

     (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which we or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view;

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     (ii)  any transaction solely between us and any of our Wholly Owned
           Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

     (iii) the payment of reasonable and customary regular fees to our directors who are not employees of ours;

     (iv) any payments or other transactions pursuant to any tax-sharing agreement between us and any other person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

     (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

     (vi) Kingston's and Matra's rights to commissions and other payments under sales representation or ground operations agreements; Matra's rights to payments, including without limitation incentive payments, under the Telstar 11 Satellite Contract and Telstar 12 Satellite Contract; and Kingston's rights to payments for services under network monitoring contracts, in each case as in effect on the Closing Date and with such extensions, amendments and renewals that may be entered into on terms at least as favorable to us or our Restricted Subsidiaries, as the case may be, as the terms of agreements in effect on the Closing Date; or

     (vii) the Data Business Transfer or the issuance of the Subordinated Intercompany Note.

Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (vii) of this paragraph, the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

LIMITATION ON LIENS

     We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the new notes and all other amounts due under the new notes indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the new notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to:

     (i) Liens existing on the Closing Date; provided that such Liens shall secure only those obligations which they secure on the Closing Date;

     (ii) Liens granted after the Closing Date on any of our assets or our Capital Stock or on our Restricted Subsidiaries created in favor of the holders of the new notes;

     (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary;

     (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of paragraph (a) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any of our property or assets or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; or

     (v)  Permitted Liens.

We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on Telstar 11, Telstar 12 or Telstar 10 that secures Indebtedness, other than pursuant to clauses (vi) or (xxi) of the definition of Permitted Liens.

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LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby we or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which we or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease constitutes Indebtedness and secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between us and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) we or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

LIMITATION ON ASSET SALES

     We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) such sale is made on an arms-length basis and the consideration received by us or such Restricted Subsidiary (including the amount of any Released Indebtedness) is at least equal to the fair market value of the assets sold or disposed of, as determined (a) by the Board of Directors of the seller thereof or (b) if the purchase price for such Asset Sale equals or exceeds $10,000,000, a fairness opinion by a nationally recognized appraisal, accounting or investment banking firm addressed to us and delivered by us to the trustee and (ii) at least 85% of the consideration received (excluding the amount of any Released Indebtedness) consists of cash or Temporary Cash Investments or any property or assets that are referred to in clause (B) of this paragraph. In the event and to the extent that the Net Cash Proceeds received by us or any of our Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of ours and our subsidiaries has been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then we shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay our unsubordinated Indebtedness or the unsubordinated Indebtedness of any Restricted Subsidiary owing to a person other than us or any of our Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, ours and our Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, we must commence, not later than the 15th Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of new notes equal

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to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the new notes, plus accrued interest (if any) to the Payment Date.

INSURANCE

     The new notes indenture will provide that we will maintain (a) in-orbit insurance with respect to Telstar 11, Telstar 12 and Telstar 10 in an amount at least equal to the cost to replace such satellite with a satellite of comparable or superior technological capability (as estimated by the Board of Directors) and having at least as much transmission capacity as such satellite, and (b) with respect to each other satellite to be launched by us or any Restricted Subsidiary and each replacement satellite therefor, (i) launch insurance with respect to each such satellite covering the period from the launch of such satellite to 180 days following such launch in an amount equal to or greater than the sum of (A) the cost to replace such satellite pursuant to the contract pursuant to which a replacement satellite will be constructed, (B) the cost to launch a replacement satellite pursuant to the contract pursuant to which a replacement satellite will be launched and (C) the cost of launch insurance for such satellite or, in the event that we have reason to believe that the cost of obtaining comparable insurance for a replacement satellite would be materially higher, our best estimate of the cost of such comparable insurance and (ii) at all times subsequent to 180 days after the launch (if it is a Successful Launch) of each such satellite, in-orbit insurance in an amount at least equal to the cost to replace such satellite with a satellite of comparable or superior technological capability (as estimated by the Board of Directors) and having at least as much transmission capacity as such satellite was designed to have. The in-orbit insurance required by this paragraph shall provide that, if 50% or more of a satellite's initial capacity is lost, the full amount of insurance will become due and payable, and that, if a satellite is able to maintain more than 50% but less than 90% of its initial capacity, a pro-rata portion of such insurance will become due and payable. The insurance required by this paragraph shall name us and/or any Subsidiary Guarantor as the sole loss payee or payees, as the case may be, thereof.

     In the event that we (or a Subsidiary Guarantor) receive proceeds from insurance relating to any satellite, we (or a Subsidiary Guarantor) may use a portion of such proceeds to repay any vendor or third-party purchase money financing pertaining to such satellite (other than Telstar 11) that is required to be repaid by reason of the loss giving rise to such insurance proceeds. We (or a Subsidiary Guarantor) may use the remainder of such proceeds to acquire, develop, construct, launch and insure a replacement satellite (including components for a related ground spare) if (i) such replacement satellite is of comparable or superior technological capability as compared with the satellite being replaced and has at least as much transmission capacity as the satellite being replaced and (ii) we will have sufficient funds to service our projected debt service requirements until the scheduled launch of such replacement satellite and for one year thereafter and to acquire, develop, construct, launch and insure (in the amounts required by the preceding paragraph) such replacement satellite, provided that such replacement satellite is scheduled to be launched within 26 months of the receipt of such proceeds. Any such proceeds not used as permitted by this paragraph shall be applied, within 90 days, to reduce our Indebtedness or shall constitute Excess Proceeds for purposes of the "Limitation on Asset Sales" covenant.

REPURCHASE OF NEW NOTES UPON A CHANGE OF CONTROL

     We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all new notes then outstanding, at a purchase price equal to 101% of the outstanding principal amount of the new notes, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of new notes) required by the foregoing covenant (as well as may be contained in other securities of ours which might be outstanding at the time). The above covenant requiring us to repurchase the new notes will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such new note repurchase, either prior to or concurrently with such new note repurchase.

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REPLACEMENT SATELLITE

     Prior to the purchase or construction of the Replacement Satellite, we shall provide to the trustee, a written opinion from an independent party qualified in making such determination that the purchase price or construction cost, as the case may be, of the Replacement Satellite is consistent with then prevailing market prices for comparable satellites.

BUSINESS ACTIVITIES

     We will not, and we will not permit any Restricted Subsidiary to, engage in any business other than (i) any of the lines of business conducted by us and our Restricted Subsidiaries on the Closing Date, including the ownership and operation of geosynchronous satellites through which we and our Restricted Subsidiaries provide fixed satellite services such as video distribution and other satellite transmission services such as transmission capacity for cable and television programmers, news and information networks, telecommunications companies, internet service providers and other carriers for a variety of applications, and (ii) any business reasonably related thereto.

PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Loral Space Guaranty or the new notes unless such consideration is offered to be paid and is paid to all holders of the new notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

RATING

     We shall use our best efforts from the Closing Date to obtain a rating from Moody's or, if no such rating can be so obtained from Moody's, S&P, with respect to the new notes.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not we are required to file reports with the Commission, we shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. We shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the new notes indenture:

     (a) default in the payment of principal of (or premium, if any, on) any new note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

     (b) default in the payment of interest on any new note when the same becomes due and payable, and such default continues for a period of 30 days;

     (c) default in the performance or breach of the provisions of the new notes indenture applicable to mergers, consolidations and transfers of all or substantially all of our assets or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of New Notes Upon a Change of Control" covenant;

     (d) we default in the performance of or breach any other covenant or agreement of ours in the new notes indenture or under the new notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written

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         notice by the trustee or the holders of 25% or more in aggregate principal amount of the new notes;

     (e) there occurs with respect to (A) any issue or issues of our Indebtedness, any Subsidiary Guarantor or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such persons, whether such Indebtedness now exists or shall hereafter be created or (B) the TT&C Financing or any refinancing thereof which is secured by substantially the same collateral, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

     (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us, any Subsidiary Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect us, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,
         (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of our property and assets, any Subsidiary Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of our affairs or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

     (h) we, any Subsidiary Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,
         (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of our property and assets, any Subsidiary Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

     (i) any Notes Guaranty shall cease to be, or shall be asserted in writing by us or any Guarantor not to be, in full force and effect or enforceable in accordance with their respective terms; or

     (j) the occurrence of an Event of Default described under "Description of Loral Space Guaranty -- Events of Default."

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to us or an Event of Default of the type described in clause (g) under "Description of Loral Space
Guaranty -- Events of Default" with respect to Loral Space) occurs and is continuing under the new notes indenture, the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount of, premium, if any, and accrued interest on such new notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be

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immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by us or the relevant Guarantor or Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to us or an Event of Default of the type described in clause (g) under "Description of Loral Space Guaranty -- Events of Default" occurs with respect to Loral Space, the principal amount of, premium, if any, and accrued interest on the new notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the new notes pursuant to the optional redemption provisions of the new notes indenture, an equivalent Make Whole Premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the new notes.

     The holders of at least a majority in principal amount of the outstanding new notes by written notice to us and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the new notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "Modification and Waiver."

     The holders of at least a majority in aggregate principal amount of the outstanding new notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the new notes indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of new notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such new notes. A holder may not pursue any remedy with respect to the new notes indenture or the new notes unless: (i) the holder gives the trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding new notes make a written request to the trustee to pursue the remedy; (iii) such holder or holders offer the trustee indemnity satisfactory to such trustee against any costs, liability or expense;
(iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding new notes do not give the trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a new note to receive payment of the principal of, premium, if any, or interest on, such new note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the new notes, which right shall not be impaired or affected without the consent of the holder.

     The new notes indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and of the activities of our Restricted Subsidiaries and our and our Restricted Subsidiaries' performance under the new notes indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the new notes indenture.

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MERGER, CONSOLIDATION AND SALE OF ASSETS

     Each of us and each Subsidiary Guarantor will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any person or permit any person to merge with or into us or any Subsidiary Guarantor unless:

     (i) we or any Subsidiary Guarantor, as the case may be, shall be the continuing person, or the person (if other than us or any Subsidiary Guarantor) formed by such consolidation or into which we or any Subsidiary Guarantor, as the case may be, is merged or that acquired or leased such property and assets of ours or any Subsidiary Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations or the obligations of any Subsidiary Guarantor, as the case may be, on all of the new notes and under the new notes indenture;

     (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

     (iii) if such transaction involves us or any Significant Subsidiary thereof, immediately after giving effect to such transaction on a pro forma basis, we, or any person becoming the successor obligor on the new notes shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction;

     (iv) if such transaction involves us or any Significant Subsidiary thereof, immediately after giving effect to such transaction on a pro forma basis, we, or any person becoming the successor obligor of the new notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first sentence of paragraph (a) of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving person or us) shall be issued or distributed to our stockholders; and

     (v) We or the Subsidiary Guarantor, as the case may be, deliver to the trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of our incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     Upon any consolidation or merger, or any sale, conveyance, transfer or other disposition of all or substantially all of the property and assets of us or any Subsidiary Guarantor, as the case may be, in accordance with the foregoing requirements, the successor person formed by such consolidation or into which we or such Subsidiary Guarantor is merged or to which such sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us or such Subsidiary Guarantor under the new notes indenture with the same effect as if such successor person had been named as us or such Subsidiary Guarantor in the new notes indenture, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the new notes indenture and the new notes.

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DEFEASANCE

     Defeasance and Discharge. The new notes indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of the new notes, on the 123rd day after the deposit referred to below, and the provisions of the new notes indenture will no longer be in effect with respect to such new notes (except for, among other matters, certain obligations to register the transfer or exchange of such new notes, to replace stolen, lost or mutilated new notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) we have deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the relevant new notes on the Stated Maturity of such payments in accordance with the terms of the new notes indenture and new notes, (B) we have delivered to the trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we, any of our Subsidiaries or Loral Space is a party or by which we, or any of our Subsidiaries is bound, and (D) if at such time the new notes are listed on a national securities exchange, we have delivered to the trustee an Opinion of Counsel to the effect that the new notes will not be delisted as a result of such deposit, defeasance and discharge. If our obligations are discharged as provided above, the obligations of all Guarantors will also be discharged.

     Defeasance of Certain Covenants and Certain Events of Default. The new notes indenture further will provide that its provisions will no longer be in effect with respect to clauses (iii) and (iv) under "Merger, Consolidation and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Merger, Consolidation and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the new notes on the Stated Maturity of such payments in accordance with the terms of the new indenture and new notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by us to the trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. If the foregoing occurs, the analogous provisions of the Loral Space Guaranty will no longer be in effect or constitute Loral Space Events of Default.

     Defeasance and Certain Other Events of Default. In the event we exercise our option to omit compliance with certain covenants and provisions of the new notes indenture with respect to the new notes

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as described in the immediately preceding paragraph and such new notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on such new notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such new notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the new notes indenture, including the Loral Space Guaranty may be made by us, the Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding new notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any new note, (ii) reduce the principal amount of, or premium, if any, or interest on, any new note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any new note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any new note, (v) reduce the above-stated percentage of outstanding new notes the consent of whose holders is necessary to modify or amend the new notes indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the new notes, (vii) release the Guarantors from the Notes Guaranties, except pursuant to the express provisions of the new notes indenture (see "Covenants -- Issuances of Guaranties by New Restricted Subsidiaries") or
(viii) reduce the percentage or aggregate principal amount of outstanding new notes, the consent of whose holders is necessary for waiver of compliance with certain provisions of the new notes indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The new notes indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the new notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the new notes indenture or in any of the new notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of ours or any Guarantor or of any successor person thereof. Each holder, by accepting the new notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The new notes indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the new notes indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The new notes indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the trustee, should they become creditors of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee are permitted to engage in other transactions; provided, however, that, if they acquire any conflicting interest, they must eliminate such conflict or resign.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of The Depository Trust Company ("DTC") set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to change by DTC from time to time.

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Neither we nor the exchange agent take any responsibility for these operations or procedures, and investors are urged to contact the DTC system or its Participants directly to discuss these matters.

     DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates.

     DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     We expect that under the procedures established by DTC upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and ownership of such Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

     The laws of some jurisdictions may require that in order to effectively transfer interests in securities to certain persons, such persons must take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in new notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the Global Note for all purposes under the new notes indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have new notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the new notes indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of new notes under the new notes indenture with respect to such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the

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relevant security as shown on the records of DTC. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any new notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by our paying agent to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such new notes under the new notes indenture. Initially, the trustee will act as paying agent and Registrar. Under the terms of the new notes indenture, we and our paying agent may treat the persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we, nor the trustee, nor any paying agent has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures. Neither the company nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their obligations under the rules and procedures governing DTC's operations.

SAME-DAY SETTLEMENT AND PAYMENT

     All payments of principal and interest with respect to the new notes will be made by wire transfer immediately available funds to the accounts specified by the Global Note Holder.

     Secondary trading in long-term notes and notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Global Notes will therefore be required by DTC to settle in immediately available funds. Secondary trading in Certificated Notes will also be required to be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the new notes.

CERTIFICATED NOTES

     The Global Notes will be exchanged for new notes of like tenor and an equal aggregate principal amount, in authorized denominations and in definitive form, if (A) (i) DTC notifies us that it is unwilling or unable to continue as Depositary or (ii) we determine that DTC is unable to continue as Depositary and, in either case, we fail to appoint a successor Depositary within 90 days,
(B) we determine that such new notes shall no longer be represented by Global Notes and we execute and deliver to the trustee instructions to such effect or
(C) an Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default with respect to the new notes, and which entitles the holders of the new notes to accelerate the new notes' maturity, shall have occurred and be continuing.

     Certificated Notes issued in exchange for a Global Note shall be registered upon prior written notice given to the trustee by or on behalf of DTC in accordance with the new notes indenture. It is expected that such instructions may be based upon directions received by DTC from Participants or Indirect Participants with respect to ownership of beneficial interests in Global Notes. Upon any such issuance, the trustee is required to register such definitive new notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto. Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

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                      DESCRIPTION OF LORAL SPACE GUARANTY

     The following is a summary of the terms of the Loral Space Guaranty that Loral Space proposes to provide in this exchange offer. The terms of the Loral Space Guaranty will be contained in either the new notes indenture or a separate guaranty agreement.

     Loral Space will guaranty our obligations under the new notes, including the payment of principal and interest on a direct, unsecured and senior basis. The Loral Space Guaranty:

     - will be equal in right of payment with any existing and future unsubordinated indebtedness Loral Space incurs, including indebtedness under its 9 1/2% Senior Notes due 2006;

     - will be effectively junior in right of payment to all indebtedness and liabilities (including trade payables) of Loral Space's subsidiaries, including Loral SpaceCom and Loral Satellite; and

     - will be senior in right of payment to all of Loral Space's existing and future subordinated indebtedness, including Loral Space's subordinated guaranty of the $29.7 million subordinated intercompany note issued to Loral SpaceCom in connection with this exchange offer.

     This section is only a summary of the material provisions of the Loral Space Guaranty. This section, however, does not purport to be complete and does not restate the Loral Space Guaranty in its entirety. A copy of the Loral Space Guaranty has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the Loral Space Guaranty because the Loral Space Guaranty and not this description defines your rights as holders of the Loral Space Guaranty. You may obtain copies of the Loral Space guaranty agreement from us. See "Where You Can Find More Information." This section uses defined terms. See "Certain Definitions."

     As used in this Description of Loral Space Guaranty, the term "Loral Space" refers to Loral Space & Communications Ltd. and the term "Loral Space Guaranty" refers to the Guaranty, pursuant to the new notes indenture by Loral Space of our obligations under the new notes indenture and the new notes.

COVENANTS

     In the Loral Space Guaranty, Loral Space will be subject to certain restrictions that limit its and its Restricted Subsidiaries' ability to:

     (1)  pay dividends;

     (2) acquire Equity Interests of Loral Space or any of its Restricted Subsidiaries;

     (3) redeem Indebtedness of Loral Space which is junior in right of payment to the notes;

     (4)  make Restricted Investments;

     (5)  incur Indebtedness;

     (6)  issue Preferred Stock of its Restricted Subsidiaries;

     (7)  create Liens;

     (8)  engage in sale and leaseback transactions;

     (9) with respect to its Restricted Subsidiaries, pay dividends, make loans or advances to Loral Space or any other Restricted Subsidiary or transfer any of its property or assets to Loral Space or any other Restricted Subsidiary;

     (10) make Asset Sales;

     (11) with respect to Loral Space, consolidate or merge with or into another Person or sell all or substantially all of the properties or assets of Loral Space and its Restricted Subsidiaries, taken as a whole, to another Person;

     (12) enter into transactions with Affiliates; and
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     (13) with respect to any of its Restricted Subsidiaries, guarantee or pledge any assets to secure the payment of any other Indebtedness of Loral Space.

     The above limitations are "restrictive covenants" that are promises that Loral Space makes to you about how Loral Space will run its business, or business actions that Loral Space promises not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.

ASSET SALES

     Loral Space will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

     (1) Loral Space (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is (a) determined by two officers of Loral Space if the fair market value is less than $25 million or (b) determined by Loral Space's Board of Directors and evidenced by a resolution of the Board of Directors if the fair market value is $25 million or greater, and, in each case, such fair market value is set forth in an Officers' Certificate delivered to the trustee; and

     (3) at least 75% of the consideration therefor received by Loral Space or such Restricted Subsidiary is in the form of cash or Cash Equivalents. Only for purposes of this clause (3), each of the following shall be deemed to be cash:

        (a) any liabilities (as shown on Loral Space's or such Restricted Subsidiary's most recent balance sheet), of Loral Space or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms junior in right of payment to the Loral Space Guaranty of the new notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Loral Space or such Restricted Subsidiary from further liability;

        (b) any securities, notes or other obligations received by Loral Space or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Loral Space or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

        (c) any assets described in clause (2)or (4) of the next succeeding paragraph;

        (d) Marketable Securities; and

        (e) Designated Other Permitted Consideration; provided that the aggregate fair market value (as determined above) of such Designated Other Permitted Consideration, taken together with the fair market value at the time of receipt of all other Designated Other Permitted Consideration received pursuant to this clause (e), less the amount of net cash proceeds previously realized in cash from prior Designated Other Permitted Consideration is less than 5% of Loral Space's Consolidated Tangible Assets at the time of the receipt of such Designated Other Permitted Consideration (with the fair market value of each item of Designated Other Permitted Consideration being measured at the time received and without giving effect to subsequent changes in value).

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Loral Space may apply (or, in the case of clause (2), (3) or (4) below, enter into a binding commitment to apply) such Net Proceeds:

     (1) to repay Indebtedness of Loral Space or any Restricted Subsidiary which is not junior in right of payment to the Loral Space Guaranty of the new notes;

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     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business or to purchase Equity Interests of a Restricted Subsidiary from another Person;

     (3) to make a capital expenditure in a Permitted Business or to make an Investment in a Permitted Venture; or

     (4) to acquire or to acquire the right to use other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any such Net Proceeds, Loral Space may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Loral Space Guaranty.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, Loral Space will make, or cause Loral CyberStar to make, an Offer to Purchase to all holders of new notes and all holders of other Indebtedness that is equal in right of payment with the Loral Space Guaranty of the new notes containing provisions similar to those set forth in the Loral Space Guaranty with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of new notes and such other Indebtedness which is equal in right of payment to the Loral Space Guaranty of the new notes that may be purchased out of the Excess Proceeds. The offer price in any Offer to Purchase to the holders of the new notes will be equal to 101% of principal amount plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, Loral Space may use such Excess Proceeds for any purpose not otherwise prohibited by the Loral Space Guaranty. If the aggregate principal amount of new notes and such other Indebtedness which is equal in right of payment to the Loral Space Guaranty of the new notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the trustee shall select the new notes and such other Indebtedness which is equal in right of payment to the Loral Space Guaranty of the new notes to be purchased on a proportional basis based on the principal amount of new notes and such other Indebtedness which is equal in right of payment to the Loral Space Guaranty of the new notes tendered. Upon completion of each Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

     Loral Space will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of new notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Loral Space Guaranty, Loral Space will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Loral Space Guaranty by virtue of such conflict.

RESTRICTED PAYMENTS

     Loral Space will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Loral Space's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any distribution, dividend or payment in connection with any merger or consolidation involving Loral Space or any of its Restricted Subsidiaries) or to the direct or indirect holders of Loral Space's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Loral Space or to Loral Space or a Restricted Subsidiary of Loral Space);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Loral Space) any Equity Interests of Loral Space, any Restricted Subsidiary of Loral Space or any direct or indirect parent of Loral Space;
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     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is junior in right of payment to the Loral Space Guaranty of the new notes, except the scheduled payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment

     (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Loral Space Default or Loral Space Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (2) Loral Space would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either test set forth in the first paragraph of the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Loral Space and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph) is less than the sum, without duplication, of:

        (a) 50% of the Consolidated Net Income of Loral Space for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Loral Space's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

        (b) 100% of the aggregate net cash proceeds received by Loral Space since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Loral Space (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Loral Space that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Loral Space), except to the extent such net cash proceeds are used to increase the amount of dividends on Preferred Stock of Loral Space or the amount of Restricted Investments that may be made pursuant to clause (7) of the next succeeding paragraph; plus

        (c) 100% of the fair market value (as determined by Loral Space's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee) of assets used or useful in a Permitted Business received by Loral Space since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Loral Space (other than Disqualified Stock); plus

        (d) to the extent not already included in Consolidated Net Income of Loral Space for such period, if any Restricted Investment that was made by Loral Space or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of

           (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and

           (B) the initial amount of such Restricted Investment or designated amount of Unrestricted Subsidiary; plus

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        (e) to the extent that any Unrestricted Subsidiary is designated by
            Loral Space as a Restricted Subsidiary after the Issue Date, an amount equal to the lesser of

           (A) the net book value of Loral Space's Investment in such Unrestricted Subsidiary at the time of such designation; and

           (B) the fair market value of Loral Space's Investment in such Unrestricted Subsidiary at the time of such designation.

     The preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the foregoing paragraph;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness junior in right of payment to the Loral Space Guaranty or of any Equity Interests of Loral Space or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a subsidiary of Loral Space) of, Equity Interests of Loral Space (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of Loral Space junior by its terms in right of payment to senior Indebtedness of Loral Space with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend or distribution by a Restricted Subsidiary of Loral Space to the holders of its common Equity Interests so long as Loral Space or such Restricted Subsidiary receives at least its proportional share (and in like form) of such dividend or distribution in accordance with its common Equity Interests;

     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Loral Space or any Restricted Subsidiary of Loral Space held by any employee of Loral Space or a Restricted Subsidiary or member of Loral Space's (or any of its Restricted Subsidiaries') management pursuant to any equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million;

     (6) the purchase by a Restricted Subsidiary of shares of Capital Stock of Loral Space from Loral Space or the deemed repurchase of Capital Stock by Loral Space or a Restricted Subsidiary on the exercise of stock options;

     (7) payments of dividends by Loral Space on Preferred Stock of Loral Space or the making of Restricted Investments by Loral Space or any Restricted Subsidiary in an aggregate amount not to exceed 100% of the aggregate net cash proceeds received by Loral Space since the Issue Date from the issue or sale of Equity Interests of Loral Space (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such dividend payment or Restricted Investment shall be excluded from clause (3)(b) of the immediately preceding paragraph;

     (8) the purchase by Loral Space or a Restricted Subsidiary of Equity Interests in a Restricted Subsidiary from another Person;

     (9)  scheduled dividends payable on the Series C Preferred Stock;

     (10) payment of dividends on Preferred Stock of a Restricted Subsidiary;
          and

     (11) other Restricted Payments in an aggregate principal amount not to exceed $25 million;

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provided that Loral Space will not and will not permit any of its Restricted
Subsidiaries to make any Restricted Payment contemplated by clauses (2) through
(10) above so long as a Loral Space Default has occurred and is continuing.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by Loral Space or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be either

     (a) determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee, or

     (b) based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the fair market value exceeds $25 million. Not later than the date of making any Restricted Payment, Loral Space shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Loral Space Guaranty.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Loral Space will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and Loral Space will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Loral Space or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and Loral Space may issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock and the application of the proceeds thereof, no Loral Space Default would occur as a consequence of such incurrence or issuance or be continuing following such incurrence or issuance and either

     (1) the Consolidated Leverage Ratio of Loral Space would be less than 5.0 to 1.0, or

     (2) Loral Space's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet is less than 2.0 to 1.0.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by Loral Space and its Restricted Subsidiaries of additional Indebtedness and letters of credit pursuant to Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $850 million as of such date of incurrence less the aggregate amount of all Net Proceeds of Asset Sales applied to repay term Indebtedness outstanding under one or more Credit Facilities pursuant to clause (1) of the second paragraph of the covenant described under "Asset Sales";

     (2) the incurrence by Loral Space and its Restricted Subsidiaries of Existing Indebtedness;

     (3) the incurrence by Loral Space of Indebtedness represented by the Loral Space Guaranty of the new notes to be issued on the Issue Date and Loral Space's 9 1/2% Senior Notes due 2006;

     (4) the issuance by a Subsidiary of Preferred Stock or the incurrence by Loral Space's Subsidiaries of Non-Recourse Debt (including Acquired Debt that constitutes Non-Recourse Debt); provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of a Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Loral Space that was not permitted by this clause (4);

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     (5) the incurrence by Loral Space or any of its Restricted Subsidiaries of
         Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Loral Space Guaranty to be incurred under the first paragraph of this covenant or clause (2), (3) or (5) of this paragraph;

     (6) the incurrence by Loral Space or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Loral Space and any of its Restricted Subsidiaries; provided, however, that:

        (a) if Loral Space is the obligor on such Indebtedness, such Indebtedness must be expressly junior in right of payment to all Obligations with respect to the Loral Space Guaranty of the new notes; and

        (b)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Loral Space or a Restricted Subsidiary thereof, and

          (2) any sale or other transfer of any such Indebtedness to a Person that is not either Loral Space or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Loral Space or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the incurrence by Loral Space or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or currency exchange rate risk;

     (8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, as the case may be, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant;

     (9) the incurrence by Loral Space or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $50 million; or

     (10) the incurrence by Restricted Subsidiaries of Guarantees of Indebtedness of Loral Space or any Restricted Subsidiary that is not junior in right of payment to the Loral Space Guaranty of the new notes.

     Loral Space will not incur any Indebtedness (including Permitted Debt) that is contractually junior in right of payment to any other Indebtedness of Loral Space unless such Indebtedness is also contractually junior in right of payment to the Loral Space Guaranty of the new notes on substantially identical terms; provided, however, that no Indebtedness of Loral Space shall be deemed to be contractually junior in right of payment to any other Indebtedness of Loral Space solely by virtue of being unsecured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Loral Space will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

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LIENS

     Loral Space will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

SALE AND LEASEBACK TRANSACTIONS

     Loral Space will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Loral Space or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

     (1) Loral Space or such Restricted Subsidiary, as applicable, could have

        (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and

        (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under "-- Liens";

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

     (3) the transaction complies with the covenant described above under the caption "Asset Sales."

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Loral Space will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to Loral Space or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Loral Space or any of its Restricted Subsidiaries;

     (2) make loans or advances to Loral Space or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to Loral Space or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Issue Date;

     (2) any customary (as conclusively determined in good faith by the Chief Financial Officer of Loral Space) encumbrance or restriction applicable to Loral Space or a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness of Loral Space or Indebtedness contained in any Credit Facilities or Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock", provided that, other than with respect to Preferred Stock of a Subsidiary or Non-Recourse Debt of a Subsidiary (including Non-Recourse Debt that is Acquired Debt), such encumbrances and restrictions permit the distribution of funds to Loral
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         Space in an amount sufficient for Loral Space to make the timely payment of interest, premium (if any), Liquidated Damages (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Indebtedness, including pursuant to offers to purchase) according to the terms of the Loral Space Guaranty and other Indebtedness that is solely an obligation of Loral Space, but provided further that such agreement may nevertheless contain customary (as so determined) net worth, leverage, invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of Loral Space or any Restricted Subsidiary, customary (as so determined) restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Indebtedness owed to Loral Space or any Restricted Subsidiary;

     (3) the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Agreement, as in effect on the Issue Date;

     (4) the Loral Space Indenture and the notes issued thereunder;

     (5) applicable law;

     (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by Loral Space or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Loral Space Guaranty to be incurred;

     (7) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

     (9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (11) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

     (12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

     (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

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MERGER, CONSOLIDATION OR SALE OF ASSETS

     Loral Space will not, directly or indirectly:

     (1) consolidate or merge with or into another Person (whether or not Loral Space is the surviving corporation); or

     (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Loral Space and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

        (1) either: (a) Loral Space is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Loral Space) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of Bermuda, the United States, any state thereof or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than Loral Space) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Loral Space under the Loral Space Guaranty pursuant to agreements reasonably satisfactory to the trustee;

        (3) immediately after such transaction no Loral Space Default exists;
            and

        (4) Loral Space or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (if other than Loral Space):

           (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Loral Space immediately preceding the transaction; and

           (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period or balance sheet date, as applicable, be permitted to incur at least $1.00 of additional Indebtedness pursuant to at least one of the tests set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Loral Space may not, directly or indirectly, lease all or substantially all of its properties or assets in one or more related transactions, to any other Person.

     When a successor corporation assumes all of the obligations of its predecessor under the Loral Space Guaranty, the predecessor will be released from those obligations.

     This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Loral Space and any of its Restricted Subsidiaries.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Loral Space Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Loral Space and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described under "-- Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Loral Space shall determine. That designation will only be permitted if such Investment would be

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permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Loral Space Default.

     Loral SpaceCom Corporation, Space Systems/Loral, Loral Orion and Loral CyberStar will initially be Restricted Subsidiaries under the Loral Space Guaranty; SatMex, Europe*Star, Globalstar and Globalstar Telecommunications Limited will initially be Permitted Ventures under the Loral Space Guaranty.

TRANSACTIONS WITH AFFILIATES

     Loral Space will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to Loral Space or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Loral Space or such Restricted Subsidiary with an unrelated Person; and

     (2) Loral Space delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, either

        (a) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or

        (b) an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject, except as set forth below, to the provisions of the prior paragraph:

     (1) any employment agreement entered into by Loral Space or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Loral Space or such Restricted Subsidiary, as the case may be;

     (2) transactions between or among Loral Space and/or its Restricted Subsidiaries;

     (3) any sale or other issuance of Equity Interests (other than Disqualified Stock) of Loral Space;

     (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Loral Space;

     (5) Restricted Payments that are permitted by, and Permitted Investments that are not prohibited by, the provisions of the Loral Space Guaranty described under "-- Restricted Payments"; and

     (6) transactions between Loral Space and/or its Restricted Subsidiaries, on the one hand, and a Permitted Venture, on the other hand, provided that the condition set forth in clause (1) of the prior paragraph is satisfied.

LIMITATIONS ON ISSUANCES OF GUARANTIES OF INDEBTEDNESS

     Loral Space will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guaranty or pledge any assets to secure the payment of any other Indebtedness of Loral Space unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture or other agreement providing for the Guaranty of the payment of the new notes by such Restricted Subsidiary (a "Guarantor"), which Guaranty shall

     (1) be senior to or equal to in right of payment with such Restricted Subsidiary's Guaranty of or pledge to secure such other Indebtedness and

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     (2) remain in effect for so long as the Guaranty or pledge to secure such other Indebtedness remains in effect.

     No Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually junior in right of payment to any other Indebtedness of such Guarantor unless such Indebtedness is also contractually junior in right of payment to such Guarantor's Guaranty of the new notes on substantially identical terms; provided, however, that no Indebtedness of a Guarantor shall be deemed to be contractually junior in right of payment to any other Indebtedness of such Guarantor solely by virtue of being unsecured.

BUSINESS ACTIVITIES

     Loral Space will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to Loral Space and its Restricted Subsidiaries, taken as a whole.

PAYMENTS FOR CONSENT

     Loral Space will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Loral Space Guaranty or the new notes unless such consideration is offered to be paid and is paid to all holders of the new notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the SEC, so long as any new notes are outstanding, Loral Space will furnish to the holders of new notes, within the time periods specified in the SEC's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or any successor forms) if Loral Space were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Loral Space and its subsidiaries and, with respect to the annual information only, a report on the annual financial statements by Loral Space's certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor form) if Loral Space were required to file such reports.

     If Loral Space has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include selected financial information, either on the face of the financial statements or in the footnotes thereto, regarding the financial condition and results of operations of Loral Space and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Loral Space.

     In addition, whether or not required by the SEC, Loral Space will file a copy of all information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

ADDITIONAL AMOUNTS

     All payments in respect of the Loral Space Guaranty will be made free and clear of, and without withholding or deduction for, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, "Taxes") imposed, levied, collected, withheld or assessed by or within any jurisdiction in which Loral Space is then incorporated (or the jurisdiction of incorporation of any successor

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of Loral Space) or any other jurisdiction in which Loral Space (or Loral Space's successor) are resident for tax purposes or any political subdivision or taxing authority thereof or therein (the "relevant jurisdiction"), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction in respect of such payment is so required, Loral Space, or any successor, will pay those Additional Amounts as will result in receipt by each holder of the new notes of the gross amount as would have been received by the holder or the beneficial owner with respect to the new notes, as applicable, had no such withholding or deduction (including any withholding or deduction applicable to Additional Amounts payable) been required, except that no Additional Amounts will be payable for or on account of:

     (1)  Taxes that would not have been imposed but for:

          (a) the existence of any present or former connection between a holder or a beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, a holder, if the holder is an estate, trust, partnership or corporation) and the relevant jurisdiction, including if this holder (or such fiduciary, settler, beneficiary, member, shareholder or possessor) is or has been a national, domiciliary or resident of or treated as a resident thereof or having been present or engaged in a trade or business therein or having had a permanent establishment therein; or

          (b) Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (or any successor provision);

     (2) any estate, inheritance, gift, sale, transfer or similar tax, assessment or other governmental charge;

     (3) any Tax that is imposed or withheld by reason of a holder's failure or a beneficial owner's failure to timely comply with Loral Space's request, addressed to the holder (a) to provide reasonably required or requested information concerning the holder's nationality, residence or identity or those of a beneficial owner or (b) to make any reasonably required or requested declaration, filing or claim or satisfy any reasonably required or requested information or reporting requirement, which, in the case of (a) or (b), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax; provided, however, that (i) providing information required by IRS Form W-9 and the appropriate Form W-8, and any successors thereto and (ii) the execution and delivery of such forms is deemed to be reasonably required or requested; or

     (4)  any combination of (1),(2) and (3);

nor shall Additional Amounts be paid with respect to payment of the principal of or any premium or interest on any such new note, to any holder (including any fiduciary or partnership) to the extent that the beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the new note.

     Where required by applicable law, Loral Space or any paying agent, as the case may be, will also

          (a)  make such withholding or deduction in respect of any Taxes and

          (b) remit the full amount withheld or deducted to the relevant authority in accordance with applicable law.

     Loral Space will furnish to each holder, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts satisfactory to the Trustee evidencing such payment by Loral Space.

     Whenever there is mentioned in any context the payment of principal of or any premium or interest on, or in respect of, a new note, or the net proceeds received from Loral Space on the sale or exchange of any new note, such mention shall be deemed to include mention of the payment of Additional Amounts
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provided for in the new notes indenture to the extent that, in such context,
Additional Amounts are, were, or would be payable in respect thereof pursuant to the Loral Space Guaranty.

     Loral Space will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges, or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Loral Space Guaranty or any other document or instrument relating thereto, or the receipt of any payments with respect to the new notes, excluding such taxes, charges, or similar levies imposed by any jurisdiction outside of any jurisdiction in which Loral Space or the paying agent are located or incorporated (except those resulting from or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any event of default with respect to the new notes), and has agreed to indemnify each holder for any such taxes paid by the holder.

     The foregoing obligations shall survive any termination, defeasance or discharge of the Loral Space Guaranty.

EVENTS OF DEFAULT

Each of the following is a Loral Space Event of Default:

     (1) [intentionally omitted]

     (2) [intentionally omitted]

     (3) failure by Loral Space to comply with the provisions described under "Merger, Consolidation or Sale of Assets";

     (4) failure by Loral Space for 30 days after notice to comply with the provisions described under "-- Asset Sales," "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (5) failure by Loral Space or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Loral Space Guaranty;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Loral Space or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Loral Space or any of its Restricted Subsidiaries) whether such Indebtedness or guaranty now exists, or is created after the Issue Date, if that default:

        (a) is caused by a failure to pay principal at maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

        (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

     (7) failure by Loral Space or any of its Subsidiaries to pay final judgments aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

     (8) certain events of bankruptcy or insolvency with respect to Loral Space or any of its Significant Subsidiaries.

     Loral Space is required to deliver to the trustee annually a statement regarding compliance with the Loral Space Guaranty. Upon becoming aware of any Loral Space Default, Loral Space is required to deliver to the trustee a statement specifying such Loral Space Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Loral Space, as such, shall have any liability for any obligations of Loral Space under the Loral Space Guaranty of the new notes, the new notes indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

MODIFICATION AND WAIVER

     See "Description of the New Notes -- Modification and Waiver."

DEFEASANCE

     The Loral Space Guaranty will contain provisions providing for defeasance of obligation of Loral Space under the Loral Space Guaranty. See "Description of the New Notes -- Defeasance."

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in Loral Space Guaranty. Reference is made to the Loral Space Guaranty for a full statement of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "ASSET SALE" means:

     (1) the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Loral Space and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Loral Space Guaranty described under "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of Loral Space's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5 million; or
         (b) results in net proceeds to Loral Space and its Restricted Subsidiaries of less than $5 million;

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     (2) a transfer of assets between or among Loral Space and its Restricted
         Subsidiaries;

     (3) an issuance of Equity Interests by a Restricted Subsidiary to Loral Space or to another Restricted Subsidiary;

     (4) the sale or lease of satellites, transponders or other equipment, inventory, accounts receivable or other assets in the ordinary course of business;

     (5) the sale or other disposition of cash or Cash Equivalents;

     (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described under "-- Restricted Payments"; and

     (7) the issuance of partnership interests by CyberStar, L.P. pursuant to participation bonuses in accordance with Section 4.3 of the CyberStar partnership agreement.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term "beneficially owns" shall have a corresponding meaning.

     "BOARD OF DIRECTORS" means the Board of Directors of Loral Space.

     "BUSINESS DAY" means each day which is not a Legal Holiday.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CASH EQUIVALENTS" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight

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         bank deposits, in each case, with any lender party to the Credit
         Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition;

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

     (7) the Goldman Sachs US$ Liquid Reserves Fund and other funds with substantially similar investment policies.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSOLIDATED CAPITAL RATIO" of any Person as of any date means the ratio of

     (1) the Total Indebtedness of such Person then outstanding to

     (2) the stockholders' equity as of such date as shown on the consolidated balance sheet of such Person in accordance with GAAP (which, in the case of Loral Space, shall include the Series C Preferred Stock) after giving pro forma effect to

          (a) the incurrence of any Indebtedness proposed to be incurred or the issuance of any Disqualified Stock proposed to be issued and the receipt and application of the proceeds thereof,

          (b) any other Indebtedness incurred, Disqualified Stock issued or preferred stock of any Subsidiary issued or the repayment or retirement of any of the foregoing since such balance sheet date and the receipt and application of the proceeds thereof,

          (c) any asset dispositions or asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that has occurred since such balance sheet date, in each case as if they had occurred and such proceeds had been applied on the date of such balance sheet.

     "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant

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         to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, amounts in respect of items (1), (2) and (4) for a Restricted Subsidiary of Loral Space shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Loral Space only to the extent that a corresponding percentage of the Consolidated Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended to Loral Space by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "CONSOLIDATED LEVERAGE RATIO" means the ratio of

     (1) the Total Indebtedness of Loral Space outstanding as of the most recent available quarterly or annual balance sheet to

     (2) the Consolidated Cash Flow of Loral Space for the four full fiscal quarters next preceding the incurrence of such Indebtedness or the issuance of such Disqualified Stock for which consolidated financial statements are available; provided that pro forma effect shall be given to

        (a) the incurrence of any Indebtedness proposed to be incurred or the issuance of any Disqualified Stock proposed to be issued and the receipt and application of the proceeds thereof,

        (b) any other Indebtedness incurred, Disqualified Stock issued or preferred stock of any Subsidiary issued or the repayment or retirement of any of the foregoing since the beginning of such four fiscal quarter period and the receipt and application of the proceeds thereof and

        (c) any asset dispositions or asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that has occurred during such four fiscal quarter period, in each case as if they had occurred and such proceeds had been applied on the first day of such four fiscal quarter period.

     "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any

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         agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified person or one of its Subsidiaries; and

     (5) the cumulative effect of a change in accounting principles shall be excluded.

     "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

     "CONSOLIDATED TANGIBLE ASSETS" of any Person means the total amount of assets (less applicable reserves and any other properly deductible items) which under GAAP would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill (but not any other intangible assets) which under GAAP would be included on such consolidated balance sheet.

     "CREDIT AGREEMENT" means that certain Amended and Restated Credit and Participation Agreement among Loral SpaceCom Corporation, Space Systems/Loral, Inc., certain lending banks, Bank of America National Trust and Savings Association, as Administrative Agent, and Istituto Bancario San Paolo Di Torino S.P.A., individually and as Italian Export Financing Arranger and as Selling Bank, dated as of November 14, 1997, providing for up to $850 million of credit extensions, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "CREDIT FACILITIES" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DESIGNATED OTHER PERMITTED CONSIDERATION" means the fair market value of non-cash consideration received by Loral Space or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Other Permitted Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Other Permitted Consideration.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Loral Space to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Loral Space may not repurchase or redeem any such Capital Stock pursuant to such

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provisions unless such repurchase or redemption complies with the covenant described under "-- Restricted Payments."

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "GLOBALSTAR" means Globalstar, L.P., a Delaware limited partnership.

     "GTL" means Globalstar Telecommunications Limited, a Bermuda limited partnership.

     "EXISTING INDEBTEDNESS" means Indebtedness of Loral Space and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

     "EQUITY OFFERING" means any public or private sale of Equity Interests (other than Disqualified Stock) of Loral Space, other than private sales of Equity Interests to an Affiliate of Loral Space.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by any such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "GUARANTY" means a guaranty other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements entered into in the ordinary course of business and consistent with past practices designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, excluding letters of credit supporting obligations under customer contracts until such letters of credit are drawn;

     (3) banker's acceptances;

     (4) Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
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     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

     (3) in the case of an obligation under a Hedging Obligation

        (a) zero if such obligation has been incurred pursuant to clause (7) of the second paragraph of the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or

        (b) the notional amount of such obligation if not incurred pursuant to such clause.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that Investments shall not include any commercially reasonable (as determined in good faith by either the Board of Directors of Loral Space or senior management of Loral Space) extensions of credit to, or Investments made in, any Person in connection with the purchase or sale of satellites or satellite services. If Loral Space or any Restricted Subsidiary of Loral Space sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Loral Space such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Loral Space and is not a Permitted Venture, Loral Space shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under "-- Restricted Payments."

     "ISSUE DATE" means the date on which notes under the Loral Space Indenture were originally issued, which was January 21, 1999.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "LIQUIDATED DAMAGES" means liquidated damages payable under the terms of the Loral Space Indenture.

     "LORAL SPACE DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, a Loral Space Event of Default.

     "LORAL SPACE INDENTURE" means the indenture dated as of January 15, 1999 between Loral Space and The Bank of New York, as trustee, relating to Loral Space's 9 1/2% Senior Notes due 2006.

     "MARKETABLE SECURITIES" means, with respect to any Asset Sale, any readily marketable equity securities that are

     (1) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and

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     (2) issued by a corporation having a total equity market capitalization of not less than $250 million; provided that the excess of

        (a) the aggregate amount of securities of any one such corporation held by Loral Space and any Restricted Subsidiary over

        (b) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

     "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

        (a) any Asset Sale or

        (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by Loral Space or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any one or more Credit Facilities) secured by a lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "NON-RECOURSE DEBT" means Indebtedness as to which neither Loral Space nor any of its Restricted Subsidiaries (other than the Restricted Subsidiary that is the primary obligor and its Subsidiaries so long as no Capital Stock of such Subsidiaries is owned by Loral Space or any other Restricted Subsidiary),

     (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

     (2) is directly or indirectly liable as a guarantor or otherwise, or

     (3) constitutes the lender.

     "OBLIGATIONS" means any principal, premium if any, interest, penalties, fees, indemnifications, guarantees, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED BUSINESS" means any of the lines of business conducted by Loral Space and its Restricted Subsidiaries or its existing Permitted Ventures on the Issue Date and any other space or communication businesses and any business reasonably related thereto.

     "OFFER TO PURCHASE" means a written offer (the "Offer") sent by Loral Space by first class mail, postage prepaid, to each holder of new notes at its address appearing in the register for the new notes on the date of the Offer offering to purchase up to the principal amount of new notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Loral Space Guaranty).

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Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date for purchase of Securities within five Business Days after the Expiration Date. Loral Space shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of Loral Space's obligation to make an Offer to Purchase, and the Offer shall be mailed by Loral Space or, at Loral Space's request, by the Trustee in the name and at the expense of Loral Space. The Offer shall contain information concerning the business of Loral Space and its Subsidiaries which Loral Space in good faith believes will enable such holders of new notes to make an informed decision with respect to the Offer to Purchase (which at a minimum shall include
(1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Loral Space Guaranty (which requirements may be satisfied by delivery of such documents together with the Offer), (2) a description of material developments in Loral Space's business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Loral Space to make the Offer to Purchase), (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Loral Space to make the Offer to Purchase and (4) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender new notes pursuant to the Offer to Purchase.

     "OFFICER" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Loral Space.

     "OFFICER'S CERTIFICATE" means a certificate signed by two Officers.

     "OPINION OF COUNSEL" means an opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of, or counsel to, us, Loral Space, or the Trustee.

     "PERMITTED INVESTMENTS" means:

     (1) any Investment in Loral Space or in a Restricted Subsidiary of Loral Space;

     (2)  any Investment in Cash Equivalents;

     (3) any Investment by Loral Space or any Restricted Subsidiary of Loral Space in a Person engaged in a Permitted Business, if as a result of such Investment:

        (a) such Person becomes a Restricted Subsidiary of Loral Space; or

        (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Loral Space or a Restricted Subsidiary of Loral Space;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "-- Asset Sales;"

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Loral Space;

     (6)  Hedging Obligations;

     (7)  Investments in Permitted Ventures;

     (8)  Investments existing on the Issue Date;

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     (9)  Investments in Skybridge, L.P. that are either

        (a) required pursuant to the partnership agreement in existence on the Issue Date, or

        (b) required to avoid disproportionate dilution to Loral Space's equity interest therein pursuant to such partnership agreement or to avoid financial penalties; and

     (10) other Investments in any Person principally engaged in Permitted Businesses having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) at any time outstanding not to exceed 5% of Loral Space's Consolidated Tangible Assets.

     "PERMITTED LIENS" means:

     (1) Liens on assets of Loral Space or its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the Loral Space Guaranty to be incurred;

     (2)  Liens in favor of Loral Space or any of its Restricted Subsidiaries;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Loral Space or any Restricted Subsidiary of Loral Space; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Loral Space or the Restricted Subsidiary;

     (4) Liens on property existing at the time of acquisition thereof by Loral Space or any Restricted Subsidiary of Loral Space; provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (7) Liens existing on the Issue Date and Liens Loral Space or any Restricted Subsidiary are or may be obligated to create pursuant to agreements in existence on the Issue Date;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (9) Liens incurred in the ordinary course of business of Loral Space or any Restricted Subsidiary of Loral Space with respect to obligations that do not exceed $50 million at any one time outstanding;

     (10) other Liens incidental to the conduct of Loral Space's and its Restricted Subsidiaries' businesses or the ownership of their respective property not securing any Indebtedness, and which do not in the aggregate materially detract from the value of Loral Space's and its Restricted Subsidiaries' property when taken as a whole, or materially impair the use thereof in the operation of their respective businesses; and

     (11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Loral Space or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend,
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refinance, renew, replace, defease or refund other Indebtedness of Loral Space or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is junior in right of payment to the Loral Space Guaranty of the new notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is junior in right of payment to, the Loral Space Guaranty of the new notes on terms at least as favorable to the Holders of the Loral Space Guaranty of the new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by Loral Space or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERMITTED VENTURE" means:

     (1) a corporation, partnership or other entity other than a Subsidiary engaged in one or more Permitted Businesses in respect of which Loral Space or a Restricted Subsidiary

          (a) beneficially owns at least 20% of the Capital Stock of such entity, and

          (b) either is a party to an agreement providing for one or more parties to such agreement (which may or may not be Loral Space or a Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity; or

     (2) Globalstar Telecommunications Limited ("Globalstar Telecommunications Limited"), so long as Globalstar, L.P. is a Permitted Venture and Globalstar Telecommunications Limited's principal asset consists of Equity Interests in Globalstar.

     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "PREFERRED STOCK" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "SERIES C PREFERRED STOCK" means Loral Space's 6% Series C Convertible Redeemable Preferred Stock due 2007.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such Regulation is in
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effect on the Issue Date, using a percentage of 5% for such calculations instead of the percentage set forth therein.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any specified Person, any corporation, partnership, association or other business entity that would be required under GAAP to be consolidated in the financial statements of such Person or one or more of the other Subsidiaries of that Person (or a combination thereof).

     "TOTAL INDEBTEDNESS" means, at any time of determination, without duplication, the sum of

     (1) all Indebtedness of Loral Space and its Restricted Subsidiaries at such time,

     (2) the aggregate redemption price of any Disqualified Stock, and

     (3) the aggregate liquidation preference of any Preferred Stock of Loral Space's Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP.

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Loral Space that is designated by the Board of Directors of Loral Space as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Loral Space or any Restricted Subsidiary of Loral Space unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Loral Space or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Loral Space;

     (3) is a Person with respect to which neither Loral Space nor any of its Restricted Subsidiaries has any direct or indirect obligation

          (a) to subscribe for additional Equity Interests, or

          (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Loral Space or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of Loral Space or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Loral Space or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Loral Space as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under "-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Loral Space Guaranty and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Loral Space as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock," Loral Space shall be in default of such covenant. The Board of Directors of Loral Space may at any time designate any

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Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Loral Space of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if

     (1) such Indebtedness is permitted to be incurred under the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period or balance sheet date, as applicable, and

     (2) no Loral Space Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying

          (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

          (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED SUBSIDIARY" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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                    DESCRIPTION OF THE LORAL SPACE WARRANTS

     The Loral Space warrants will be issued by Loral Space and will be governed by a warrant agreement to be entered into between Loral Space and The Bank of New York, as warrant agent, dated as of the closing date. The summary of the material provisions of the warrant agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the warrant agreement, including the definition of certain terms therein. A copy of the form of warrant agreement has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

     Tendering holders of existing notes tendered and accepted for exchange in the exchange offer will receive a pro rata share of warrants to purchase up to an aggregate of 6,657,096 shares of Loral Space common stock, par value $.01 per share. For every $1,000 principal amount of senior notes you tender, you will receive warrants to purchase 7.40 shares of common stock of Loral Space at the exercise price described below. For every $1,000 principal amount at maturity of senior discount notes you tender, you will receive warrants to purchase 6.98 shares of common stock of Loral Space at the exercise price described below. The number of warrants of Loral Space to be issued in the exchange offer to any holder will be rounded up to the nearest full warrant. The Loral Space warrants will be exercisable immediately and will expire on the fifth anniversary of the closing date. The exercise price of the Loral Space warrants will equal 110% of the average of the daily volume-weighted average trading prices of Loral Space common stock on the New York Stock Exchange (as reported by Bloomberg, L.P.) for the ten consecutive trading days preceding the second trading day before the closing of the exchange offer. The exercise price and the number of shares of Loral Space common stock issuable upon exercise of a Loral Space warrant are both subject to adjustments as described below. The Loral Space warrants will be publicly traded, and may be traded separately from the new notes.

     The Loral Space warrants may be exercised by surrendering to Loral Space the certificates evidencing the Loral Space warrants to be exercised together with the accompanying form of election to purchase, properly completed and executed, and with payment of the exercise price. Payment of the exercise price by a holder may be made in the form of cash or a certified or official bank check payable to the order of Loral Space. In the alternative, each warrant holder may exercise its right to receive warrant shares on a net basis, such that, without the exchange of funds, the holder of the warrants may receive the number of warrant shares otherwise issuable (or payable) upon exercise of its warrants less that number of warrant shares having an aggregate market price at the time of exercise equal to the aggregate exercise price that would otherwise have been paid by the holder of the warrant shares upon such exercise. Upon surrender of the Loral Space warrant certificate and payment of the exercise price, the warrant agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of shares of Loral Space common stock or other securities or property to which such holder is entitled under the Loral Space warrants and warrant agreement, including, without limitation, at Loral Space's option, cash payable to adjust for fractional interests in warrant shares issuable upon such exercise in an amount equal to the current market price (as defined in the warrant agreement) per share of Loral Space common stock, as determined on the day immediately preceding the date the Loral Space warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent. If less than all of the Loral Space warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Loral Space warrants.

     No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. Loral Space may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

     Until exercise, the holders of the Loral Space warrants have no right to vote on matters submitted to the stockholders of Loral Space or to receive notice of meetings of stockholders or any other rights of stockholders of Loral Space, including any right to receive cash dividends. The holders of the Loral Space

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warrants have no preemptive rights and are not entitled to share in the assets of Loral Space in the event of the liquidation, dissolution or winding up of Loral Space's affairs.

ADJUSTMENTS

     The number of shares of Loral Space common stock that may be purchased upon the exercise of the Loral Space warrants and the exercise price will both be subject to adjustment in certain events including (i) the payment by Loral Space of dividends (or other distributions) on common stock payable in shares of such common stock or other shares of Loral Space's capital stock, (ii) subdivisions, combinations and certain reclassifications of common stock, (iii) the issuance of common stock or of rights, options or warrants entitling the holder to subscribe for shares of common stock, or of securities convertible into or exchangeable for shares of common stock, for a consideration per share which is less than current market price, except in the case of bona fide public offerings and similar transactions, (iv) the distribution to all holders of common stock of any of Loral Space's assets, debt securities or any rights or warrants to purchase securities (excluding cash dividends or other cash distributions from current or retained earnings) (v) certain pro rata repurchases of common stock at prices in excess of current market prices and (vi) at the discretion of Loral Space's Board of Directors. In addition, the exercise price may be reduced in the event of purchase of shares of common stock pursuant to a tender or exchange offer made by Loral Space or any subsidiary thereof at a price greater than the current market price of the common stock at the time such tender or exchange offer expires.

     In the event of a taxable distribution to holders of common stock which results in an adjustment to the number of shares of common stock or other consideration for which a Loral Space warrant may be exercised, the holders of the Loral Space warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "Federal Income Tax Consequences."

     No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least $0.01 or one-hundredth
( 1/100) of a share, as the case may be; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

     In the case of certain stock splits, subdivisions, reclassifications, redesignations, reorganizations or changes in the number of outstanding shares of common stock and in the case of consolidations, mergers or share exchanges of Loral Space or the sale of all or substantially all of the assets of Loral Space, each Loral Space warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such transactions had the Loral Space warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

     At the time of issuance of the Loral Space warrants, Loral Space will have authorized and reserved for issuance such number of shares of common stock as shall be initially issuable upon the exercise of the Loral Space warrants. Such shares of common stock, when paid for and issued must be duly and validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

AMENDMENT

     From time to time, Loral Space and the warrant agent, without the consent of the holders of the Loral Space warrants, may amend or supplement the warrant agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not, in the good faith opinion of Loral Space's Board of Directors, have an adverse effect on the rights of any holder. Other amendments or supplements to the warrant agreement generally require the written consent of the holders of a majority of the then outstanding Loral Space warrants. The consent of each holder of the Loral Space warrants affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of warrant shares purchasable upon exercise of Loral Space warrants would be decreased.
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REGISTRATION REQUIREMENTS

     Loral Space will use its commercially reasonable efforts to maintain the effectiveness of a registration statement with respect to the issuance of the shares of Loral Space common stock until the earlier of (i) such time as all Loral Space warrants have been exercised and (ii) the fifth anniversary of the closing date. During any consecutive 365-day period in which the Loral Space warrants are exercisable, Loral Space will have the ability to suspend the availability of such registration statement for up to two 30-consecutive-day periods (except during the 30 days immediately prior to the expiration of the Loral Space warrants) if Loral Space's Board of Directors determines in good faith that there is a valid purpose for the suspension and provides notice of such determination to the holders at their addresses appearing in the register of Loral Space warrants maintained by the warrant agent.

REPORTS

     So long as any Loral Space warrants remain outstanding, and whether or not any new notes remain outstanding, Loral Space will cause copies of the reports and other documents described under "Description of Notes -- Commission Reports and Reports to Holders" to be filed with the warrant agent.

                            THE PROPOSED AMENDMENTS

     The following is a description of the proposed amendments to certain restrictive covenants and certain events of default in provisions of the indentures governing the senior notes and senior discount notes, as amended to be made effective in accordance with Article Nine of the indentures. Holders of existing notes who desire to participate in the exchange offer must consent to the proposed amendments prior to 12:00 midnight, New York City time, on the expiration date. No holder of existing notes may participate in the exchange offer without consenting to the proposed amendments, either affirmatively or in the form of a consent to the proposed amendments contained in the letter of transmittal and consent. The proposed amendments, if approved, will be contained and reflected in a supplemental indenture.

     IF YOU TENDER YOUR EXISTING NOTES IN THE EXCHANGE OFFER, YOU ARE ALSO CONSENTING TO THE PROPOSED AMENDMENTS TO THE EXISTING NOTES INDENTURES DESCRIBED BELOW.

     IF THE PROPOSED AMENDMENTS BECOME EFFECTIVE, THE PROVISIONS SET FORTH IN THE FORM OF ITALICIZED CLAUSES BELOW WILL BE DELETED FROM THE INDENTURES. THE PROPOSED AMENDMENTS ALSO WOULD DELETE THOSE DEFINITIONS FROM THE INDENTURES THAT ARE USED ONLY IN PROVISIONS THAT WOULD BE ELIMINATED AS A RESULT OF THE PROVISIONS IN THE INDENTURES THAT HAVE BEEN DELETED AS A RESULT OF THE PROPOSED AMENDMENTS. THE INDENTURES WILL BE REVISED TO REFLECT SUCH DELETIONS. IN ADDITION, CERTAIN OTHER PROVISIONS IN THE INDENTURES WILL BE AMENDED, DELETED OR RENUMBERED AS IS APPROPRIATE IN LIGHT OF THE DELETIONS DESCRIBED BELOW.

     The provisions of the indentures, reprinted below, are qualified in their entirety by reference to the indentures. Capitalized terms that are used but not otherwise defined in this section have the same meanings as set forth in the indentures.

SECTION 4.02. Issuances of Guaranties by New Restricted Subsidiaries.

     [delete: The Company will provide to the Trustee, on the date that any Person becomes a Restricted Subsidiary, a supplemental indenture to this Indenture, executed by such new Restricted Subsidiary, providing for a full and unconditional guarantee on a senior basis by such new Restricted Subsidiary of the Company's obligations under the Notes and this Indenture; provided that, in the case of any new Restricted Subsidiary that becomes a Restricted Subsidiary through the acquisition of a majority of its voting Capital Stock by the Company or any other Restricted Subsidiary, such guaranty may be subordinated to the extent required by the obligations of such new Restricted Subsidiary existing on the date of such acquisition that were not incurred in contemplation of such acquisition.]

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SECTION 4.03. Limitation on Indebtedness.

     [delete: (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6 to 1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (i) Indebtedness outstanding at any time that is (A) Incurred to finance the purchase, construction, launch, insurance for and other costs with respect to Orion 2 and Orion 3 or (B) in an aggregate principal amount not to exceed (1) until Orion 2 or Orion 3 has been successfully delivered in orbit, $50 million, (2) after the first of Orion 2 or Orion 3 has been successfully delivered in orbit, $100 million and (3) after the second of Orion 2 or Orion 3 has been successfully delivered in orbit, $150 million, in each case under this clause (i)(B);

          (ii) Indebtedness owed (A) to the Company or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

          (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i)(B), (ii), (iv), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes, the Note Guaranty or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes or the Note Guaranty is refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or the Note Guaranty, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guaranty, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or the Note Guaranty, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guaranty at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guaranty, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

          (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guaranties or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guaranties of Indebtedness Incurred by any Person acquiring all or any portion
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

     of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

          (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described in Section 8.02 of this Indenture;

          (vi) Guaranties of the Notes or the Senior Discount Notes and Guaranties of Indebtedness of the Company by any Restricted Subsidiary;

          (vii) Indebtedness Incurred to finance the cost (including the cost of design. development, construction, installation, improvement, transportation or integration) of equipment (other than Orion 2 or Orion 3) or inventory acquired by the Company or a Restricted Subsidiary after the Closing Date;

          (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company (less the amount of such proceeds applied as provided in clause
     (C)(2) of the first paragraph or clause (iii) or (iv) of the second paragraph of Section 4.04 of this Indenture); provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; and

          (ix) Redemption Indebtedness.

     (b) For purposes of determining any particular amount of Indebtedness under this Section 4.03, (1) Guaranties, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.08 of this Indenture shall not be treated as Indebtedness. For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     (c) In the event that the Company or any Restricted Subsidiary shall repay any Indebtedness (other than the Notes) pursuant to clause (i)(A) of Section
4.11 of this Indenture, the aggregate amount of Indebtedness which may otherwise be Incurred under clauses (i)(B) and (viii) of the second paragraph of paragraph
(a) of this Section 4.03 shall be reduced by the amount of such repayment. The Company shall designate how much of such reduction shall be applied to each such clause.

     (d) Notwithstanding any other provision of this Section 4.03, (i) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies and (ii) the Company and each Guarantor may not Incur any Indebtedness other than Acquired Indebtedness that is expressly subordinated to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is also expressly made subordinate to the Notes or the Note Guaranty of such Guarantor, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in this clause (ii) shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of (a) any liens or other encumbrances arising or created in respect of some but not all unsubordinated Indebtedness, (b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness or (c) different maturities or prepayment provisions.]

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SECTION 4.04.  Limitation on Restricted Payments.

     [delete: The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company, any Guarantor or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company and its Wholly Owned Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or of any Guarantor that is subordinated to the Note Guaranty (other than, in each case, the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) an Event of Default shall have occurred and be continuing, (B) except with respect to Investments and dividends on the Common Stock of any Guarantor, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03 or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to Section 4.18 plus (2) the aggregate Net Cash Proceeds received by the Company or any Guarantor after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company or any Guarantor or from the issuance to a Person who is not a Subsidiary of the Company or any Guarantor of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under Section 4.03, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph;

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          (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (ix) of part (a) of Section 4.03;

          (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company;

          (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Disqualified Stock);

          (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the Article Five;

          (vi) the repurchase, redemption or other acquisition of (A) shares of Series A Preferred Stock or Series B Preferred Stock which were outstanding on the Closing Date and (B) shares of Preferred Stock issued pursuant to options that were outstanding on the Closing Date, in exchange for, or out of the proceeds of, an issuance of Indebtedness Incurred under clause (iii) of Section 4.03;

          (vii) Investments to the extent the amount invested consists solely of Net Cash Proceeds received by the Company or any Guarantor, within six months of the making of such Investment, from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company or any Guarantor;

          (viii) Investments, the sum of which does not exceed $5 million at any one time outstanding;

          (ix) cash payments, not to exceed $3 million, in lieu of the issuance of fractional shares of Capital Stock of the Company upon the exercise of the Warrants or any other warrants to buy, or upon the conversion of any securities convertible into, Capital Stock of the Company;

          (x) a one-time cash payment of up to $3 million to the holders of the Junior Subordinated Convertible Debentures in connection with the disposition of the Junior Subordinated Convertible Debentures in an underwritten public offering or private placement pursuant to Section 11.4 of the Debenture Purchase Agreement; and

          (xi) the purchase, redemption, retirement or other acquisition for value of Warrants pursuant to a Repurchase Offer; provided that, if the circumstances resulting in such Repurchase Offer constitute a Change of Control, the Company shall first have made the Offer to Purchase related to such Change of Control and shall have accepted and paid for all Notes tendered pursuant thereto;

provided that, except in the case of clauses (i) and (iii), no Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this
Section 4.04 have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this
Section 4.04 only to the extent such proceeds are not, within six months, used for such redemption, repurchase or other acquisition of Indebtedness. Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall

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

be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).]

     SECTION 4.05.  Limitation on the Use of Segregated Proceeds.

     [delete: On the Closing Date the Company shall segregate $272.9 million (the "Segregated Proceeds") of the aggregate proceeds from the issuance of the Notes and the Senior Discount Notes. If and for so long as the Notes or the Senior Discount Notes are rated below Baa3 by Moody's or below BBB- by Standard & Poors, the Company and its Restricted Subsidiaries will use the Segregated Proceeds (and any proceeds therefrom or return thereon) only to (i) invest in Temporary Cash Investments, (ii) make payments with respect to the purchase, construction, launch, insurance for and other costs related to additional satellites and (iii) to make payments of principal and interest on the Notes and the Senior Discount Notes.]

     SECTION 4.06. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

     [delete: The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

     (i) to the Company or a Wholly Owned Restricted Subsidiary;

     (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

     (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.04, if made on the date of such issuance or sale; and

     (iv) issuances or sales of Common Stock of any Restricted Subsidiary, the Net Cash Proceeds of which are promptly applied pursuant to clause (i)(A) or
(i)(B) of the second paragraph of Section 4.10 of this Indenture; provided that at no time may a Restricted Subsidiary, the Common Stock of which has been issued or sold pursuant to this clause (iv), be the owner of a satellite.]

     SECTION 4.07.  Limitation on Transactions with Shareholders and Affiliates.

     [delete: The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustees a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view, (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries, (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company, (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes, (v) any Restricted Payments not prohibited by Section 4.04 or (vi) Kingston's and Matra's rights to commissions and other payments under sales representation agreements, Matra's rights to payments, including without limitation incentive payments,

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under the Orion 1 Satellite Contract and Orion 2 Satellite Contract, and
Kingston's rights to payments for services under network monitoring contracts, in each case as in effect on the Closing Date and with such extensions, amendments and renewals that may be entered into on terms at least as favorable to the Company or its Restricted Subsidiaries, as the case may be, as the terms of agreements in effect on the Closing Date. Notwithstanding the foregoing, any transaction covered by the first paragraph of this Section 4.07 and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.]

     SECTION 4.08.  Limitation on Liens.

     [delete: The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior
to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to the following:

          (i) Liens existing on the Closing Date;

          (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

          (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

          (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of Section 4.03 of this Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; or

          (v) Permitted Liens.

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on Orion 1, Orion 2 or Orion 3 that secures Indebtedness, other than pursuant to clause (xxi) of the definition of Permitted Liens.]

     SECTION 4.09.  Limitation on Sale-Leaseback Transactions.

     [delete: The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be. intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale or transfer in accordance with clause (i)(A) or (i)(B) of the second paragraph of
Section 4.10 of this Indenture.]

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     SECTION 4.10.  Limitation on Asset Sales.

     [delete: The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary (including the amount of any Released Indebtedness) is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received (excluding the amount of any Released Indebtedness) consists of cash or Temporary Cash investments.

     In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its subsidiaries has been filed pursuant to Section 4.18, then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i) as provided in the following paragraph of this Section
4.11. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause
(i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this
Section 4.10 totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest (if any) to the Payment Date.]

     SECTION 4.12.  Repurchase of Notes upon a Change of Control.

     [delete: The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest (if any) to the Payment Date.]

     SECTION 4.13.  Existence.

     [delete: Subject to Articles Four and Five of this Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each Restricted Subsidiary in accordance with the respective organizational documents of the Company and each such Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), licenses and franchises of the Company and each such Restricted Subsidiary, provided that the Company shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary (other than of the Company), if, the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and provided further that any Restricted Subsidiary may consolidate with, merge into, or sell, convey, transfer, lease or otherwise dispose of all or part of its property and assets to the Company or any Wholly Owned Restricted Subsidiary.]

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     SECTION 4.14.  Payment of Taxes and Other Claims.

     [delete: The Company will pay or discharge and shall cause each Restricted Subsidiary to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Restricted Subsidiary, (b) the income or profits of any such Restricted Subsidiary which is a corporation or (c) the property of the Company or any such Restricted Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any such Restricted Subsidiary, provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or by the Company and its Restricted Subsidiaries where the failure to effect such payment is not adverse in any material respect to the Holders.]

     SECTION 4.15.  Maintenance of Properties and Insurance.

     [delete: The Company shall maintain (a) in-orbit insurance with respect to Orion 1 in an amount at least equal to the cost to replace such satellite with a satellite of comparable or superior technological capability (as estimated by the Board of Directors) and having at least as much transmission capacity as such satellite, and (b) with respect to Orion 2, Orion 3, each other satellite to be launched by the Company or any Restricted Subsidiary and each replacement satellite therefor, (i) launch insurance with respect to each such satellite covering the period from the launch of such satellite to 180 days following such launch in an amount equal to or greater than the sum of (A) the cost to replace such satellite pursuant to the contract pursuant to which a replacement satellite will be constructed, (B) the cost to launch a replacement satellite pursuant to the contract pursuant to which a replacement satellite will be launched and (C) the cost of launch insurance for such satellite or, in the event that the Company has reason to believe that the cost of obtaining comparable insurance for a replacement satellite would be materially higher, the Company's best estimate of the cost of such comparable insurance and (ii) at all times subsequent to 180 days after the launch (if it is a Successful Launch) of, each such satellite, in-orbit insurance in an amount at least equal to the cost to replace such satellite with a satellite of comparable or superior technological capability (as estimated by the Board of Directors) and having at least as much transmission capacity as such satellite was designed to have. The in-orbit insurance required by this Section 4.15 shall provide that, if 50% or more of a satellite's initial capacity is lost, the full amount of insurance will become due and payable, and that, if a satellite is able to maintain more than 50% but less than 90% of its initial capacity, a pro rata portion of such insurance will become due and payable. The insurance required by this Section
4.15 shall name the Company and/or any Guarantor as the sole loss payee or payees, as the case may be, thereof.

     In the event that the Company (or a Guarantor) receives proceeds from insurance relating to any satellite, the Company (or a Guarantor) may use a portion of such proceeds to repay any vendor or third-party purchase money financing pertaining to such satellite (other than Orion 1) that is required to be repaid by reason of the loss giving rise to such insurance proceeds. The Company (or a Guarantor) may use the remainder of such proceeds to develop, construct, launch and insure a replacement satellite (including components for a related ground spare) if (i) such replacement satellite is of comparable or superior technological capability as compared with the satellite being replaced and has at least as much transmission capacity as the satellite being replaced and (ii) the Company will have sufficient funds to service the Company's projected debt service requirements until the scheduled launch of such replacement satellite and for one year thereafter and to develop, construct, launch and insure (in the amounts required by the preceding paragraph) such replacement satellite, provided that such replacement satellite is scheduled to be launched within 15 months of the receipt of such proceeds. Any such proceeds not used as permitted by this Section 4.15 shall be applied, within 90 days, to reduce Indebtedness of the Company or shall constitute "Excess Proceeds" for purposes of Section 4.10.

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     The Company shall further provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds considered reasonable by the Company in the conduct of its business.

     The Company shall cause all properties owned by the Company or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.15 shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is not disadvantageous in any material respect to the Holders.]

     SECTION 4.18.  SEC Reports and Reports to Holders.

     [delete: Whether or not the Company is required to file reports with the SEC, the Company shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall, at the Company's expense, supply the Trustee and each Holder, or shall supply to the Trustees for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.]

     SECTION 4.19.  Waiver of Stay, Extension or Usury Laws.

     [delete: The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.]

                                  ARTICLE FIVE

                             SUCCESSOR CORPORATION

     SECTION 5.01.  CONSOLIDATION, MERGER AND SALE OF ASSETS.

     Each of the Company and each Guarantor will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company or any Guarantor unless:

          (i) the Company or any Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company or Guarantor) formed by such consolidation or into which the Company or any Guarantor, as the case may be, is merged or that acquired or leased such property and assets of the Company or any Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustees, all of the obligations of the Company or any Guarantor, as the case may be, on all of the Notes and under the Indenture;

          [delete: (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

          (iii) if such transaction involves the Company or any Significant Subsidiary thereof, immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the
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

     successor to the Company as obligor on the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

          (iv) if such transaction involves the Company or any Significant Subsidiary thereof, immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.03; provided that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and]

          (v) the Company or Guarantor, as the case may be, delivers to the Trustee an Officers' Certificate [delete: (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv), if applicable)] and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; [delete: provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     Notwithstanding the foregoing, the provisions of this Section 5.01 shall not apply to the Merger.]

     SECTION 5.02.  SUCCESSOR SUBSTITUTED.

     Upon any consolidation or merger, or any sale, conveyance, transfer or other disposition of all or substantially all of the property and assets of the Company or any Guarantor, as the case may be, in accordance with Section 5.01 of this Indenture, the successor Person formed by such consolidation or into which the Company or such Guarantor is merged or to which such sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under this Indenture with the same effect as if such successor Person had been named as the Company or such Guarantor herein and thereafter, except in the case of a lease, the predecessor Person shall [delete: not] be relieved of all obligations and covenants under this Indenture and the Notes.

                                  ARTICLE SIX

                              DEFAULT AND REMEDIES

     SECTION 6.01.  Events of Default.

          [delete: (c) the Company defaults in the performance of or breaches
     Section 5.01 of this Indenture or fails to make or consummate an Offer to Purchase in accordance with Section 4.10 or Section 4.12 of this Indenture;

          (e) there occurs with respect to (A) any issue or issues of Indebtedness of the Company, any Guarantor or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created or (B) the TT&C Financing or any refinancing thereof which is secured by substantially the same collateral, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
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

          (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, any Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or, otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, any Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, any Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, any Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

          (h) the Company, any Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking, possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar, official of the Company, any Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, any Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

          (i) the occurrence of an "Event of Default" described in paragraph
     (i), (j), (k), (1), (m) or (n) of Section 18.1 of the Debenture Purchase Agreement.]

     The penultimate paragraph of Section 10.10 or 11.01, as applicable, of the existing notes indentures will be amended and restated in its entirety to read as follows:

     Each Guarantor hereby irrevocably defers, until the principal of, premium, if any, and interest on the Notes shall have been paid in full, any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of its obligations under its Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Holders against the Company or any collateral which any such Holder or the Trustee on behalf of such Holder hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off of in any other manner, payment or security on account of such claim or other rights, except (a) each Transferred Guarantor shall not be subject to the foregoing limitations and (b) the Company and the Guarantors (other than Transferred Guarantors) shall, at the request of any Transferred Guarantor, indemnify such Transferred Guarantor for any amount (including guarantee payments) or expense incurred by such Transferred Guarantor under its Guarantee. If any amount shall be paid to any Guarantor (other than a Transferred Guarantor) in violation of the preceding sentence and the principal of, premium, if any, and accrued interests on the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of the Holders to be credited and applied upon the principal of, premium, if any, and accrued interest on the Notes. Each Guarantor acknowledges that it will receive direct and indirect benefits from the issuance of the Notes pursuant to this Indenture and that the waivers set forth in this Section [10.01/11.01] are knowingly made in contemplation of such benefits. As used herein, the term "Transferred Guarantor" refers to any Guarantor engaged in the data business the stock of which (or the stock of any direct or indirect owner of such stock) is transferred to a Person other than the Company or another Guarantor.

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

                        FEDERAL INCOME TAX CONSEQUENCES

     This summary of the federal income tax consequences of the exchange offer is based on the opinion of Willkie Farr & Gallagher, our counsel, as to material federal income tax consequences expected to result from the exchange offer. An opinion of counsel is not binding on the Internal Revenue Service (the "IRS") or the courts and is based on current law and legal authority that may change retroactively. This is not comprehensive tax advice and does not consider all the facts that might affect your tax consequences. You should consult with your own tax advisor as to federal income tax consequences of the exchange offer as well as any tax consequences to you under foreign, state, or local law.

     By accepting the tender offer, you have agreed to treat the transaction as an exchange under Section 1001 of the Internal Revenue Code of 1986, as amended (the "Code"), of Loral CyberStar's existing notes for Loral CyberStar's new notes and Loral Space warrants. There is an exchange of notes for tax purposes if the new notes represent a significant modification of the existing notes.

     We believe that the new notes are properly classified as securities for purposes of Sections 354 and 356 of the Code, and therefore, the exchange will be treated as a recapitalization with boot within the meaning of Section 368(a)(1)(E) of the Code.

GAIN OR LOSS REALIZED

     Determining the gain or loss recognized in the exchange offer is a two step process. The first is to determine the gain realized, which is the amount by which your "amount realized" in the exchange exceeds your tax basis in your existing notes. The second is to compute the portion of the gain or loss realized that is recognized for tax purposes.

     Gain or Loss Realized

     Gain or loss realized in the exchange generally will be determined by the difference between your "amount realized" and your tax basis in your existing notes. We believe that neither the existing notes nor the new notes will be considered to be publicly traded for purposes of Section 1273 of the Code. They would be so considered if they were traded on an established market at any time during the 60 day period ending 30 days after the date of the exchange. Being traded on an established market includes appearing in a quotation medium of general circulation that provides a reasonable basis for determining their fair market value. Whether or not this will occur cannot be determined at this time.

     Because we believe that neither the existing nor the new notes will become publicly traded during the relevant time period, we believe that your amount realized will be the sum of (a) the principal amount of the new notes you receive plus (b) the fair market value of the Loral Space warrants you receive. If the new notes are publicly traded, then your amount realized would be the sum of (a) the fair market value of your new notes determined by reference to the prices at which they publicly trade and (b) the fair market value of the Loral Space warrants you receive. The calculation would be slightly different if the existing new notes were publicly traded and the new notes were not. We believe that this situation is unlikely to occur.

     We do not expect that it will be possible to determine the fair market value of the Loral Space warrants on the basis of public trading. We expect that the value of each warrant will be between $0.60 and $0.90 and will inform you of the value we intend to use for federal income tax purposes.

     For purposes of these calculations, unpaid interest that accrued during the period you held your senior notes is treated as a separate item of property. Further, based on the advice of counsel, we believe that it is likely that the increase in the accreted value of senior discount notes while you held them is also treated as a separate item.

     If you are a cash basis taxpayer, you would recognize ordinary interest income with respect to your senior notes to the extent that any of your amount realized was allocable to unpaid interest that accrued during the period you held them. As set forth above under "Exchange Offer -- Interest on the New

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

Notes," you will be deemed to have waived your right to any payments with respect to interest accruing after October 15, 2001. We believe that this waiver is probably effective for tax purposes and, in such event, none of your amount realized would be allocable to post-October 15th interest and you will not realize or recognize ordinary income with respect to waived interest. The IRS, however, may take a contrary view.

     If you are an accrual basis holder of senior notes and if you were considered to accrue interest income after July 15, 2001, such accrual should be considered to exceed your allocable amount realized. Such excess would be a realized and recognized loss. It is possible that any such loss would be a short term capital loss rather than an ordinary loss.

     The difference between the issue price of the senior discount notes and their principal amount represents original issue discount that is recognized by both cash and accrual basis holders over the term of those notes. Although it is not free from doubt, we believe that the original issue discount that accrued and was taken into taxable income over the period you held your senior discount notes is treated in generally the same manner as an accrual basis taxpayer would treat accrued interest. One difference would be that if the loss is capital, it would be short-term or long-term depending upon when you recognized the original issue discount as income.

     While the legislative history of the applicable provision clearly indicated that you would have a realized and recognized loss from the original issue discount you have taken into income, the IRS issued a Technical Advice Memorandum in 1995 that reached a contrary position. Such memoranda are not binding precedent for either the IRS or for taxpayers and are not as fully reviewed as more binding pronouncements. Our counsel has advised us that they believe that the Technical Advice Memorandum should not overcome contrary legislative history.

     As set forth above under "Exchange Offer -- Interest on the New Notes," you will be deemed to have waived your right to any payments with respect to accretions in value of your senior discount notes after October 15, 2001. We believe that this waiver is probably effective for tax purposes and, in such event, none of your amount realized would be allocable to post-October 15th accretions. The IRS, however, may take a contrary view.

     Under these rules you could have a realized and recognized loss with respect to your accrued interest or original issue discount and a realized gain with respect to the balance of your interest in your existing notes. Similarly, a cash basis holder could have interest income with respect to accrued but unpaid interest and a realized loss on his senior notes.

     Loss Recognized

     The recognition of loss with respect to accrued interest and original issue discount is discussed above. Any loss realized on the balance of your interest in your existing notes will not be recognized for tax purposes. Any unrecognized loss will be bond premium which you may amortize over the term of your new notes as provided in Section 171 of the Code.

     Gain Recognized

     Except to the extent that you choose to take the position described in the following paragraph, the portion of your realized gain that will be recognized for tax purposes is the greater of: (a) the fair market value of the Loral Space warrants you receive or (b) the amount of market discount that has accrued under
Section 1276 of the Code during the period you held your existing notes and that has not yet been recognized as income. The gain will be ordinary income to the extent of the previously unrecognized market discount. For those who hold their existing notes as capital assets, any remaining gain will be capital and long-term or short-term depending on your holding period for the existing notes.

     Congress inserted a provision to Section 1276 of the Code, intending that the Treasury would write regulations under which the market discount recognized as income in a recapitalization would be limited to the value of the Loral Space warrants with any balance of the accrued market discount carrying over to
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

the new notes. The amount of the market discount carried over would be limited by the excess of the issue price of your new notes over your tax basis in such notes. To date, the Treasury has not written these regulations and you may wish to consult with your own tax advisor as to whether it is possible to take the position that the provision in the statute is self executing in the absence of Treasury Regulations.

BASIS AND HOLDING PERIOD

     Your basis in your existing notes generally will equal the amount you paid for them, plus any market discount you may have elected to accrue and plus, in the case of senior discount notes, the amount of original issue discount that accrued during the period you held them. Your basis in an amount equal to the accrued interest and accrued original issue discount is allocated to those items if they are taxed differently, as described above, from the remainder of your interest in your existing notes. The balance of your basis is allocated to your remaining interest those notes.

     Your basis in any exchange consideration allocable to any such specially taxed item will be its allocable share of your amount realized in the exchange offer. Your holding period for such exchange consideration will begin its receipt.

     If you do not recognize gain on the balance of your interest in existing notes, your holding period and allocable tax basis in your existing notes will carry over to the new notes and the Loral Space warrants that are deemed to be received in the exchange. Basis will be apportioned between the new notes and the warrants based on their relative fair market values.

     If you do recognize gain on the balance of your interest in the existing notes received in the exchange, your allocable basis in your new notes received in the exchange will be your basis in your existing notes increased by the amount of the gain recognized and reduced by the fair market value of the Loral Space warrants you receive. Your holding period in such existing notes will carry over to such new notes. You will have a fair market value basis in your warrants, and your holding period for them will start on the exchange date.

IF THE NOTES ARE NOT SECURITIES

     Whether a debt instrument is a "security" depends on the terms, conditions and other facts and circumstances relating to the instrument. We believe the new notes will be securities based on their bullet maturity of over four and one half years, their rating, their interest rate and the yield at which they are expected to be bought and sold.

     If the new notes do not qualify as securities under Sections 354 and 356, the exchange will be a taxable event for U.S. federal income tax purposes. You will recognize gain or loss. You would hold your new notes and Loral Space warrants with a basis equal to the amount realized on the exchange and would commence a new holding period for them.

CASH RECEIVED IN LIEU OF LESS THAN $1,000 IN NEW NOTES

     The tax treatment of this payment will be determined as if you had received new notes with a principal amount equal to your cash payment and such notes had been immediately redeemed. This deemed redemption will be a taxable transaction in which any gain or loss will be recognized.

ORIGINAL ISSUE DISCOUNT

     If neither the existing nor the new notes are considered to be publicly traded, the issue price of the new notes will be their stated principal amount and, except as provided below on pre-issuance accrued interest, there will be no original issue discount. However, if either of the notes are publicly traded, the issue price will be determined by their trading value. It is then likely that their principal amount will exceed their issue price and the new notes will be issued with original issue discount equal to such excess.

     The new notes will be issued with pre-issuance accrued interest from October 15, 2001. We intend to treat this accrued interest, which is payable on July 15, 2002, not as an interest payment but as an amount taken into account in determining original issue discount. As a consequence, you will recognize this pre-issuance accrued interest over the term of the new notes.

     The holder of a note issued with original issue discount is required to include original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of receipt of cash payments attributable to that income. In general, the amount of original issue discount included in income by a holder is the sum of the daily portions of original issue discount for each day during the taxable year, or portion thereof, on which the holder held the new note. The daily portion is determined by allocating the original issue discount for an accrual period equally to each day in the accrual period. Your accrual period for the new notes may be of any length and may vary in length over the term of the new note. However, no accrual period may exceed one year, and each scheduled payment of principal or interest must occur on either the first or final day of the accrual period.

     The amount of original issue discount attributable to an accrual period is generally equal to the product of the new note's adjusted issue price at the beginning of that accrual period and its yield to maturity, i.e., the discount rate that, when applied to all payments under the new notes, results in a present value equal to the issue price. The adjusted issue price of a new note at the beginning of any accrual period is the issue price of the new note, plus the amount of original issue discount allocable to all prior accrual periods, minus the amount of any prior payments in respect of the new notes, including payments of stated interest. Under these rules, the holder must generally include in income an increasingly greater amount of original issue discount in each successive accrual period.

     We will annually send a Form 1099-OID, setting forth the accrual for the taxable year, for each non-corporate holder of record not otherwise exempt from such reporting requirements.

MARKET DISCOUNT

     If your basis in your new notes is less than their issue price, the difference is market discount. You may elect to include market discount in income currently. Unless you make this election, you will recognize ordinary gain upon the sale or disposition of the notes, even if the transaction was one in which gain or loss would not ordinarily be recognized. Market discount will accrue under a ratable method unless you elect to use a constant interest method. The ratable method is more easily applied but it provides for marginally faster accrual of market discount. The greater the amount of market discount, the greater the difference in the two methods.

     Additionally, if the new notes are considered to be market discount notes, a portion of your deductions for interest incurred that is attributable holding your new notes will be deferred until you dispose of the notes.

CONSTRUCTIVE DIVIDENDS ON ADJUSTMENTS TO WARRANT EXERCISE PRICE

     If at any time a distribution of cash or property is made to Loral Space shareholders that would be taxable to them as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of your Loral Space warrants, the conversion rate of the Loral Space warrants is increased, such increase may be deemed to be a distribution taxable as a dividend to the extent of Loral Space's accumulated earnings and profits. This result will follow even if we did not actually distribute any cash or other property to you.

     In the event that an adjustment to the warrants occurs and is treated as a taxable dividend, the amount of the taxable dividend will be the fair market value of the number of additional shares (or reduction in price of shares) that results from the warrant adjustment.

RETENTION OF THE EXISTING NOTES

     The modification of the existing notes in connection with the exchange offer will not be a taxable event to non-tendering holders of the existing notes.

BACKUP WITHHOLDING

     Backup withholding and information reporting requirements may apply to certain payments of principal and interest, including original issue discount, on a note and to certain payments of proceeds of the sale or retirement of a note. We, our agent, a broker or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a current rate of 30.5% (or 30% for payments made during the calendar year
2002) of such payment if the holder fails to furnish his taxpayer identification number, to certify that such holder is not subject to backup withholding or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof to a holder of a note who has provided the required certification under penalties of perjury that it is not a U.S. holder or has otherwise established an exemption, provided that neither we nor our agent has actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not satisfied.

     Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's federal income tax liability, so long as the required information is provided to the IRS. Generally, we are required to report to the holder of the note and to the IRS the amount of the tax withheld, if any, relating to these payments, and we will report such payments to the holder and IRS annually.

     Treasury Regulations that generally are effective for payments made after December 31, 2000, subject to certain transition rules, generally expand the circumstances under which the information reporting and backup withholding may apply. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules, including these Treasury Regulations.

                         FOREIGN ISSUER CONSIDERATIONS

     The following discussion is based on the advice of Appleby, Spurling & Kempe, Bermuda counsel to Loral Space.

     Loral Space has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority.

     Under Bermuda law, Loral Space is an exempted company (that is, it is exempted from the provisions of Bermuda law which stipulate that at least 60% of its equity must be beneficially owned by Bermudians). As an exempted company, Loral Space is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company Loral Space may not participate in certain business transactions, including:

     (1) the acquisition or holding of land in Bermuda, except that required for its business and held by way of lease or tenancy for terms of not more than 21 years, without the express authorization of the Bermuda legislature;

     (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance;

     (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another exempted company, partnership or other corporation resident in Bermuda but incorporated abroad; or

     (4) the carrying on of business of any kind in Bermuda, except in furtherance of Loral Space's business carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance.

     The Bermuda government actively encourages foreign investment in exempted entities like Loral Space that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, Loral Space is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and Loral Space can accumulate profits, as required, without limitation.

                           BERMUDA TAX CONSIDERATIONS

     At the date of this prospectus, there is no Bermuda income tax, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate or stamp duty or inheritance tax payable by us or the holders, other than holders ordinarily resident in Bermuda, in respect of their investment in the Loral Space warrants.

     Loral Space has obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, a certificate confirming that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to Loral Space or to any of its operations, or other obligations of Loral Space except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such new notes or other obligations, or to any land in Bermuda leased or rented to Loral Space.

     Loral Space is liable to pay the Bermuda government an annual registration fee calculated on a sliding scale based upon its assessable capital, which fee will not exceed BD$27,825.

     Loral Space has been classified as a non-resident of the Bermuda exchange control area by the Bermuda Monetary Authority, whose permission for the issue of the Loral Space warrants has been obtained. The transfer of Loral Space warrants between persons regarded as non-resident of Bermuda for exchange control purposes and the issue and exercise of the Loral Space warrants to and by such persons may be effective without specific consents under the Exchange Control Act 1972 of Bermuda and Regulations made thereunder. Transfers involving any person regarded as resident in Bermuda for exchange control purposes requires specific authorization under that Act. By virtue of being a non-resident of Bermuda for exchange control purposes, Loral Space is free to acquire, hold and sell any foreign currency, securities and other investments without restrictions.

     Purchasers of the Loral Space warrants may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase. Prospective purchasers should consult their tax advisers as to the tax laws of applicable jurisdictions and the specific tax consequences of acquiring, holding and disposing of the Loral Space warrants.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the new notes and the warrants will be passed upon for us by Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York. In addition, Willkie Farr & Gallagher will deliver its opinion to us as to certain federal income tax consequences of the exchange offer and consent solicitation. Mr. Robert Hodes is of counsel to the law firm of Willkie Farr & Gallagher, a director of Loral Space and a member of the executive and audit committees of the board of directors of Loral Space. As of September 30, 2001, Mr. Hodes beneficially owned 69,484 shares of the common stock of Loral Space, including 49,284 shares exercisable under Loral Space's stock option plan. The validity of the warrants and the warrant shares will be passed upon for us by Appleby, Spurling &

Kempe, Hamilton, Bermuda. In addition, Appleby, Spurling & Kempe will provide certain legal conclusions regarding Bermuda tax law.

                                    EXPERTS

     The annual consolidated financial statements of Loral CyberStar, and the annual consolidated financial statements and related consolidated financial statement schedule of Loral Space incorporated in this prospectus by reference from the annual report on Form 10-K of Loral CyberStar for the year ended December 31, 2000 and the annual report on Form 10-K, as amended on Form 10-K/A, of Loral Space for the year ended December 31, 2000, respectively, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The annual consolidated financial statements of Globalstar, L.P. for the years ended December 31, 2000, 1999 and 1998 incorporated in this prospectus by reference from the annual report on Form 10-K/A of Loral Space for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Loral Asia Pacific Satellite (HK) Limited as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and the period from August 6, 1999 (inception) to December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and accordingly we file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You also may obtain copies of periodic reports, proxy statements and other information at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may access this information electronically through the SEC's web site on the Internet at http://www.sec.gov. This web site contains reports, proxy statements and other information regarding registrants such as ourselves that have filed electronically with the SEC.

     This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     We will file with Bankers Trust Company, which acts as trustee under each of the indentures under which the new notes will be issued, within 15 days after we file with the SEC, copies of all of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which we are required to file with the SEC pursuant to Section 13(a) and Section 15(d) of the Exchange Act. We will also provide such other information as is required pursuant to Section 314(a) of the Trust Indenture Act of 1939.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We hereby incorporate by reference into this prospectus the following documents or information filed with the SEC (File No. 1-12744):

     (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

     (3) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

     (4) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001;

     (5) our Current Report on Form 8-K filed on October 26, 2001;

     (6) Loral Space's Annual Report on Form 10-K and, as amended on Form 10-K/A, for the fiscal year ended December 31, 2000;

     (7) Loral Space's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

     (8) Loral Space's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

     (9) Loral Space's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001;

     (10) Loral Space's Current Reports on Form 8-K filed on January 22, 2001, February 22, 2001, May 25, 2001 and October 26, 2001;

     (11) Description of Capital Stock contained in Loral Space's Form 10, dated April 12, 1996; and

     (12) all documents filed by us or Loral Space under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the registration statement of which this prospectus is part and prior to the effectiveness thereof or subsequent to the date of this prospectus and prior to the termination of the offering made hereby.

     For purposes of this prospectus, statements contained herein (or documents incorporated or deemed to be incorporated herein) will be considered modified or superseded to the extent that a subsequent statement contained herein (or a subsequently filed document incorporated or deemed to be incorporated herein) modifies them. Statements or documents that are so modified or superseded will not be considered part of this prospectus, except as so modified or superseded.

     This prospectus incorporates important business and financial information about us and Loral Space that is not included in or delivered with the document. This information is available to you without charge upon written or oral request to Loral SpaceCom Corporation, 600 Third Avenue, New York, New York 10016,
Attention: Secretary, telephone (212) 697-1105. To obtain timely delivery, you must request the information no later than five business days before the date the exchange offer expires. YOU MUST REQUEST THIS INFORMATION BY DECEMBER 13, 2001.

                         INDEX TO FINANCIAL STATEMENTS

LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
(A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR,
INC., A SUBSIDIARY OF LORAL SPACE & COMMUNICATIONS LTD., A
BERMUDA COMPANY)*

Independent Auditors' Report................................    F-2
Balance Sheets as of September 30, 2001(unaudited), December
  31, 2000 and December 31, 1999............................    F-3
Statements of Operations for the nine months ended September
  30, 2001 (unaudited) and 2000 (unaudited), the year ended
  December 31, 2000, and the period from August 6, 1999
  (inception) to December 31, 1999..........................    F-4
Statements of Shareholder's Equity for the nine months ended
  September 30, 2001 (unaudited), the year ended December
  31, 2000 and the period from August 6, 1999 (inception) to
  December 31, 1999.........................................    F-5
Statements of Cash Flows for the nine months ended September
  30, 2001 (unaudited) and 2000 (unaudited), the year ended
  December 31, 2000 and the period from August 6, 1999
  (inception) to December 31, 1999..........................    F-6
Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of Loral Asia Pacific Satellite (HK) Limited

     We have audited the accompanying balance sheets of Loral Asia Pacific Satellite (HK) Limited (a wholly owned Hong Kong subsidiary of Loral CyberStar, Inc., a subsidiary of Loral Space & Communications Ltd., a Bermuda company) (the "Company") as of December 31, 2000 and 1999 and the related statements of operations, shareholder's equity and cash flows for the year ended December 31, 2000 and the period from August 6, 1999 (inception) to December 31, 1999, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the periods referred to above, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

San Jose, California
November 13, 2001

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                DECEMBER 31,
                                                           SEPTEMBER 30,    --------------------
                                                               2001           2000        1999
                                                           -------------    --------    --------
                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................    $     --       $     --    $  3,855
  Accounts receivable, net of allowances of $63 in 2001,
     $309 in 2000 and $126 in 1999.......................         940          1,702       1,673
  Due from Loral CyberStar...............................      65,769         33,388          --
  Other current assets...................................         298          2,395       2,786
                                                             --------       --------    --------
     Total current assets................................      67,007         37,485       8,314
Satellite in-orbit, net..................................     230,966        246,726     267,739
Other assets.............................................         933            503          98
Deferred taxes...........................................          --          2,098       2,562
                                                             --------       --------    --------
Total Assets.............................................    $298,906       $286,812    $278,713
                                                             ========       ========    ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Satellite purchase price payable.......................    $     --       $     --    $180,755
  Customer advances......................................         217            226       1,133
  Other current liabilities..............................       1,398          3,114       1,229
  Due to Loral CyberStar.................................          --             --       3,241
                                                             --------       --------    --------
     Total current liabilities...........................       1,615          3,340     186,358
Deferred taxes...........................................         715             --          --
Customer deposits........................................       2,337          2,395       2,285
Commitments and contingencies (Note 8)...................
Shareholder's Equity:
  Common stock, $.10 par value; 100,000 shares
     authorized, issued and outstanding..................          10             10          10
  Capital contributions from Loral CyberStar.............     271,688        271,688      90,933
  Retained earnings (deficit)............................      22,541          9,379        (873)
                                                             --------       --------    --------
     Total shareholder's equity..........................     294,239        281,077      90,070
                                                             --------       --------    --------
Total Liabilities and Shareholder's Equity...............    $298,906       $286,812    $278,713
                                                             ========       ========    ========

                       See notes to financial statements.

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                    FOR THE                          FOR THE PERIOD
                                               NINE MONTHS ENDED       FOR THE       AUGUST 6, 1999
                                                 SEPTEMBER 30,        YEAR ENDED     (INCEPTION) TO
                                               ------------------    DECEMBER 31,     DECEMBER 31,
                                                2001       2000          2000             1999
                                               -------    -------    ------------    --------------
                                                  (UNAUDITED)
Revenues from satellite services.............  $39,502    $31,971      $42,084           $5,611
                                               -------    -------      -------           ------
Costs of satellite services..................   19,233     19,489       25,989            6,686
Selling, general and administrative
  expenses...................................       --        626          390              268
                                               -------    -------      -------           ------
Operating income (loss)......................   20,269     11,856       15,705           (1,343)
Interest income..............................        8         89           80               --
Interest expense.............................       27          6            9               --
                                               -------    -------      -------           ------
Income (loss) before income taxes............   20,250     11,939       15,776           (1,343)
Income tax (provision) benefit...............   (7,088)    (4,178)      (5,524)             470
                                               -------    -------      -------           ------
Net income (loss)............................  $13,162    $ 7,761      $10,252           $ (873)
                                               =======    =======      =======           ======

                       See notes to financial statements.

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                       STATEMENTS OF SHAREHOLDER'S EQUITY
          PERIOD FROM AUGUST 6, 1999 (INCEPTION) TO SEPTEMBER 30, 2001
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            COMMON STOCK
                                          ----------------      CAPITAL      RETAINED        TOTAL
                                          SHARES             CONTRIBUTIONS   EARNINGS    SHAREHOLDER'S
                                          ISSUED   AMOUNT     FROM PARENT    (DEFICIT)      EQUITY
                                          ------   -------   -------------   ---------   -------------
Capital Contributions from Loral           100     $    10     $ 90,933      $     --      $ 90,943
  CyberStar.............................
Net Loss................................    --          --           --          (873)         (873)
                                           ---     -------     --------      --------      --------
Balance December 31, 1999...............   100          10       90,933          (873)       90,070
Capital Contribution from Loral             --          --      180,755            --       180,755
  CyberStar.............................
Net Income..............................    --          --           --        10,252        10,252
                                           ---     -------     --------      --------      --------
Balance December 31, 2000...............   100          10      271,688         9,379       281,077
Net Income..............................    --          --           --        13,162        13,162
                                           ---     -------     --------      --------      --------
Balance September 30, 2001*.............   100     $    10     $271,688      $ 22,541      $294,239
                                           ===     =======     ========      ========      ========

---------------
* Unaudited

                       See notes to financial statements

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      FOR THE PERIOD
                                       NINE MONTHS ENDED                              AUGUST 6, 1999
                                         SEPTEMBER 30,        FOR THE YEAR ENDED        (INCEPTION)
                                      --------------------       DECEMBER 31,         TO DECEMBER 31,
                                       2001        2000              2000                  1999
                                      -------    ---------    ------------------    -------------------
                                          (UNAUDITED)
Operating activities:
  Net income (loss).................  $13,162    $   7,761        $  10,252              $   (873)
  Non-cash items:
     Deferred taxes.................    2,813          389              364                (2,570)
     Depreciation and
       amortization.................   15,760       15,759           21,013                 5,428
  Changes in operating assets and
     liabilities:
     Accounts receivable, net.......      762       (2,246)             (29)               (1,673)
     Due from Loral CyberStar.......  (32,381)     (22,160)         (33,388)                   --
     Other current assets...........    2,097       (1,237)             491                (2,778)
     Other assets...................     (430)        (407)            (405)                  (98)
     Satellite purchase price
       payable......................       --     (180,755)        (180,755)              180,755
     Customer advances..............       (9)      (1,045)            (907)                1,133
     Other current liabilities......   (1,716)       2,312            1,885                 1,229
     Due to Loral CyberStar.........       --       (3,241)          (3,241)                3,241
     Customer deposits..............      (58)         260              110                 2,285
                                      -------    ---------        ---------              --------
Net cash (used in) provided by
  operating activities..............       --     (184,610)        (184,610)              186,079
                                      -------    ---------        ---------              --------
Investing activities:
  Purchase of satellite in orbit....       --           --               --              (273,167)
Net cash used in investing
  activities........................       --           --               --              (273,167)
                                      -------    ---------        ---------              --------
Financing activities:
  Capital contributions from Loral
     CyberStar......................       --      180,755          180,755                90,943
                                      -------    ---------        ---------              --------
Net cash provided by financing
  activities........................       --      180,755          180,755                90,943
                                      -------    ---------        ---------              --------

(Decrease) increase in cash and cash
  equivalents.......................       --       (3,855)          (3,855)                3,855
Cash and cash
  equivalents -- beginning of
  period............................       --        3,855            3,855                    --
                                      -------    ---------        ---------              --------
Cash and cash equivalents -- end of
  period............................  $    --    $      --        $      --              $  3,855
                                      =======    =========        =========              ========

                       See notes to financial statements

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                         NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2000, PERIOD FROM AUGUST 6, 1999 (INCEPTION) TO DECEMBER
                                    31, 1999
             AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
      (INFORMATION AS OF SEPTEMBER 30, 2001 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND PRINCIPAL BUSINESS

     Loral Asia Pacific Satellite (HK) Limited, a Hong Kong company, (the "Company") is a wholly owned subsidiary of Loral CyberStar, Inc., a Delaware corporation, ("Loral CyberStar") which in turn is a wholly owned U.S. subsidiary of Loral Space & Communications Ltd., a Bermuda company, ("Loral Space"). The Company was formed August 6, 1999, ("Inception") in connection with the purchase of the Apstar IIR satellite as described below.

     On September 28, 1999, the Company purchased from APT Satellite Company Limited ("APT"), for approximately $273 million, the rights to all transponder capacity (except for one C-band transponder retained by APT) and existing customer leases on the Apstar IIR satellite, and renamed the satellite Telstar 10/Apstar IIR. The Company has full use of the transponders for the remaining life of Telstar 10/ Apstar IIR. Under the purchase agreement, the Company also has the option to lease from APT replacement satellites upon the end of life of Telstar 10/Apstar IIR. In March 2000, the Company made the final payment of approximately $181 million to APT, representing the unpaid satellite purchase price payable at December 31, 1999.

     The Company operates in one segment, the leasing of transponder capacity to customers for various applications, including broadcasting, Internet access and transmission, private voice and data networks, business television and direct-to-home television.

2. BASIS OF PRESENTATION

     The Company has a December 31 year-end. The accompanying financial statements include the accounts of the Company and have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

     The interim financial information as of September 30, 2001 and for the nine months ended September 30, 2001 and 2000 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of the Company, such unaudited financial information includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations, financial position and cash flows as of and for such interim periods presented. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported for the period. Actual results could differ from estimates. Significant estimates include the estimated useful life of the Company's satellite.

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments. Cash collected directly by the Company is transferred to Loral CyberStar and applied to the due to/from Loral CyberStar balance.

  Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company believes that its credit evaluation, approval and monitoring processes combined with negotiated billing arrangements mitigate potential credit risks with regard to its current customer base. The Company's cash and cash equivalents are maintained with high-credit-quality financial institutions.

  Satellite In-Orbit

     The Company's sole fixed asset consists of the transponder rights on the Telstar 10/Apstar IIR satellite, which is stated at cost. Depreciation is provided on the straight-line method over its estimated useful life of 13 years from the date of purchase, which was based on engineering analyses performed at the in-service date of the satellite. The satellite life is reevaluated periodically. Losses from an in-orbit failure of the satellite, net of insurance proceeds, would be recorded in the period a loss occurs.

     The carrying value of the satellite is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. The Company looks to current and future profitability, as well as current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If an impairment would be determined to exist, any related impairment loss would be calculated based on fair value, as determined based on quoted market values, discounted cash flows or appraisals, as appropriate in the circumstance.

  Revenue Recognition

     The Company provides satellite capacity under lease agreements that provide for the use of satellite transponders for periods generally ranging from one year to the end of life of the satellite. Revenue under transponder lease agreements is recognized as services are performed, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenues under contracts that include fixed lease payment increases are recognized on a straight line basis over the life of the lease. Customer contracts are cancelable in the event of loss of the Company's satellite (see
Note 7).

  Functional Currency

     The Company's functional currency is the U.S. dollar. As substantially all transactions are denominated in U.S. dollars, no transaction gains or losses are reflected in the accompanying financial statements and no translation adjustments are required.

  Income Taxes

     The Company is subject to Hong Kong corporate income tax on the portion of its net income derived from Hong Kong sources. The Company is also subject to U.S. corporate income tax on its worldwide income and is included in the consolidated U.S. federal income tax return and certain combined state and

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

local income tax returns of Loral Space & Communications Corporation (a subsidiary of Loral Space). Pursuant to a tax sharing agreement with Loral Space & Communications Corporation, the Company is entitled to reimbursement for the use of its tax losses, when such losses are utilized by the consolidated group; otherwise, the Company, in combination with Loral CyberStar, is required to pay their separate company income tax liability to Loral Space and Communications Corporation. For purposes of these financial statements, the provision for income taxes is computed as if the Company was a separate taxpayer; accordingly, the provision for income taxes is based upon reported income before income taxes and the corresponding tax obligation has been recorded through the due to/from Loral CyberStar balance.

     Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial and income tax reporting and are measured by applying tax rates in effect at the end of each year.

  New Accounting Pronouncements

     Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company adopted SFAS No. 133, as amended, on January 1, 2001. There was no effect on the Company's financial position or results of operations from the adoption of this standard.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB No. 101, as amended, was effective for the Company in the fourth quarter of 2000 and clarified the SEC's views on U.S. GAAP relating to revenue recognition in financial statements. The requirements of SAB No. 101 did not have an impact on the Company's financial position or results of operations.

     In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. The Company has adopted the applicable disclosure requirements of SFAS No. 140 in its financial statements. The Company has determined that there was no effect on the Company's financial position or results of operations relating to the adoption of the other provisions of SFAS No. 140.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of lessees. The Company is required to adopt SFAS 143 on January 1, 2003. The Company has not yet determined the impact that the adoption of SFAS 143 will have on its results of operations or its financial position.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and amends the accounting and reporting provisions of

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

APB 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. The Company is required to adopt SFAS 144 on January 1, 2002. The Company has not yet determined the impact that the adoption of SFAS 144 will have on its results of operations or its financial position.

4. COMPREHENSIVE INCOME (LOSS)

     During the periods presented, the Company's comprehensive income (loss) is the same as net income (loss).

5. SATELLITE IN-ORBIT

     Satellite in-orbit is comprised of (in thousands):

                                                                        DECEMBER 31,
                                                   SEPTEMBER 30,    --------------------
                                                       2001           2000        1999
                                                   -------------    --------    --------
                                                    (UNAUDITED)
Transponder rights on satellite in-orbit.........    $273,167       $273,167    $273,167
Accumulated depreciation.........................     (42,201)       (26,441)     (5,428)
                                                     --------       --------    --------
                                                     $230,966       $246,726    $267,739
                                                     ========       ========    ========

     Depreciation expense was $15.8 million, $21.0 million and $5.4 million for the nine months ended September 30, 2001, the year ended December 31, 2000 and from Inception to December 31, 1999, respectively.

     As of December 31, 2000, approximately 60% of the transponder capacity on the satellite was leased under non-cancelable operating leases with terms averaging approximately 39 months and the remaining transponder capacity was available for future lease. The aggregate future minimum lease receipts due under non-cancelable operating leases for transponder capacity to the Company was approximately $280 million.

6. INCOME TAXES

     The (provision) benefit for income taxes consists of the following (in thousands):

                                             NINE MONTHS                          PERIOD FROM
                                                ENDED              YEAR ENDED     INCEPTION TO
                                            SEPTEMBER 30,         DECEMBER 31,    DECEMBER 31,
                                       -----------------------    ------------    ------------
                                           2001         2000          2000            1999
                                       -------------   -------    ------------    ------------
                                             (UNAUDITED)
U.S. federal:
Current..............................     $(4,275)     $(3,789)     $(5,160)        $(2,100)
Deferred.............................      (2,813)        (389)        (364)          2,570
                                          -------                   -------         -------
Total (provision) benefit for income
  taxes..............................     $(7,088)     $(4,178)     $(5,524)        $   470
                                          =======      =======      =======         =======
  Effective tax rate (federal tax
     rate)...........................         (35)%        (35)%        (35)%           (35)%

     The Company is subject to Hong Kong corporate income tax on the portion of its net income derived from Hong Kong sources, which for all periods presented was zero.

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES -- (CONTINUED)

     The Company is also subject to U.S. federal income taxation at regular corporate rates on its worldwide income and is included in the consolidated U.S. federal income tax return of Loral Space & Communications Corporation. Under the tax sharing agreement with Loral CyberStar, the provision for income taxes is computed as if the Company was a separate taxpayer, based upon the reported income before income taxes. The corresponding tax obligation has been recorded for each year through the due to/from Loral CyberStar balance. Further, pursuant to the tax sharing agreement for 1999, 2000 and 2001, the Company is entitled to reimbursement for the use of its tax losses, if such losses are utilized by the consolidated group. However, since the Company generated taxable income in 1999, 2000 and 2001, no reimbursement was received by the Company during any of these periods.

     The Company recognizes deferred tax assets and liabilities for the expected future consequences of temporary differences between the carrying amount of assets and liabilities for financial and income tax reporting which are measured by applying enacted tax rates at the end of the period.

     The significant components of the net deferred income tax asset (liability) are as follows (in thousands):

                                                                          DECEMBER 31,
                                                       SEPTEMBER 30,    ----------------
                                                           2001          2000      1999
                                                       -------------    ------    ------
                                                        (UNAUDITED)
Depreciation.........................................      $(771)       $2,042    $2,562
Other................................................        164           164         8
                                                           -----        ------    ------
Net deferred income tax asset (liability)............      $(607)       $2,206    $2,570
                                                           =====        ======    ======

     The net deferred income tax asset (liability) is classified as follows (in thousands):

                                                                          DECEMBER 31,
                                                       SEPTEMBER 30,    ----------------
                                                           2001          2000      1999
                                                       -------------    ------    ------
                                                        (UNAUDITED)
Other current assets.................................      $ 108        $  108    $    8
                                                           =====        ======    ======
Long-term deferred tax asset.........................         --        $2,098    $2,562
                                                                        ======    ======
Long-term deferred tax liability.....................      $(715)           --        --
                                                           =====

7. RELATED PARTY TRANSACTIONS

     Concurrent with the acquisition of the Telstar 10/Apstar IIR satellite, the Company entered into a lease agreement with Loral CyberStar. Pursuant to the terms of this lease agreement, the Company agreed to lease transponder capacity to Loral CyberStar on an as-needed basis at a rate equal to 90% of the retail price charged by Loral CyberStar to its end customers. The 10% retained by Loral CyberStar represents a management fee as compensation for estimated costs in support of the Company's operations. Revenues recorded by the Company pursuant to such lease agreement, excluding the 10% retention by Loral CyberStar, totaled $28.6 million, $25.3 million and $0.3 million for the nine months ended September 30, 2001, the year ended December 31, 2000 and from Inception to December 31, 1999, respectively.

     Loral CyberStar leases transponder capacity to Space Systems/Loral ("SS/L"), a wholly owned subsidiary of Loral Space. Revenues recognized by the Company on sales to SS/L totaled $5 million and $4 million for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED
         (A WHOLLY OWNED HONG KONG SUBSIDIARY OF LORAL CYBERSTAR, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTY TRANSACTIONS -- (CONTINUED)

     In addition to the above transactions, the Company is required to reimburse Loral CyberStar for certain direct costs incurred on its behalf. For each of the respective dates, the balance due to/from Loral CyberStar in the accompanying balance sheets includes the unpaid balance due under the above lease agreement net of taxes payable and the reimbursement for certain direct costs and other amounts advanced to Loral CyberStar.

8. COMMITMENTS AND CONTINGENCIES

     The Company's Telstar 10/Apstar IIR satellite has experienced minor losses of power from its solar arrays. Although to date Telstar 10/Apstar IIR has not experienced any degradation in performance, there can be no assurance that it will not experience additional power loss that could result in performance degradation, including loss of transponder capacity. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, when in the life of Telstar 10/Apstar IIR the loss occurred and the number and type of use being made of transponders then in service. In connection with the renewal of the insurance for the Company's Telstar 10/Apstar IIR satellite in October 2001, the insurance underwriters have excluded losses due to solar array failures, since Telstar 10/Apstar IIR was manufactured by SS/L and has the same solar array configuration as another 1300 class satellite manufactured by SS/L that recently experienced a solar array failure of a different nature. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, the Company does not believe that this anomaly will affect Telstar 10/Apstar IIR. SS/L is currently providing the basis for this conclusion to the insurance underwriters. While the Company anticipates that this exclusion will be removed upon further review by the insurance underwriters, there can be no assurance that this exclusion will be removed.

     In connection with the acquisition of Telstar 10/Apstar IIR the Company entered into a satellite services agreement with APT, pursuant to which APT provides telemetry, tracking and control and associated services for the Company's satellite in exchange for $1,000,000 per annum.

     In October 2001, Loral CyberStar announced that it will conduct a debt-for-debt exchange offer for its 11 1/4% Senior Notes due 2007 and its 12 1/2% Senior Discount Notes due 2007 (collectively, the Senior Notes), that would substantially reduce the principal amount of Loral CyberStar's outstanding debt obligations. CyberStar has an aggregate of $927 million principal amount Senior Notes outstanding as of September 30, 2001. The Company has provided a guarantee of the Senior Notes. The exchange offer is conditioned upon receiving tenders of at least 85% of the principal amount of the Senior Notes. If the exchange offer is accepted in full, the Company will issue new notes with an aggregate principal amount of $675 million which will also be fully and unconditionally guaranteed by the Company.

     Copies of the consent and letter of transmittal will be accepted. The consent and letter of transmittal, Existing Notes and any required documents should be sent by each holder or his broker, dealer, commercial bank, trust company or nominee to the Exchange Agent at the address set forth below.

     The Exchange Agent for the Exchange Offer and Consent Solicitation is:

                             BANKERS TRUST COMPANY

           By Mail:                      By Facsimile:               By Overnight Carrier:
                                         (615) 835-3701
 BT Services Tennessee, Inc.                                      BT Services Tennessee, Inc.
     Reorganization Unit             Confirm by Telephone:            Reorganization Unit
       P.O. Box 292737                   (800) 735-7777             648 Grassmere Park Rd.
   Nashville, TN 37229-2737                                           Nashville, TN 37211

      DELIVERY OF THIS CONSENT AND LETTER OF TRANSMITTAL TO AN ADDRESS, OR TRANSMISSION VIA FACSIMILE, OTHER THAN AS SET FORTH ABOVE, WILL NOT
                          CONSTITUTE A VALID DELIVERY.

     Any questions or requests for assistance or additional copies of this prospectus or the consent and letter of transmittal may be directed to the Information Agent or the Dealer Managers and Solicitation Agents at their respective telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

   The Information Agent for the Exchange Offer and Consent Solicitation is:

                               MORROW & CO., INC.

Banks and Brokers Call Toll Free:  U.S. Noteholders Call Toll Free:  International Noteholders Call Collect:
         (800) 654-2468                     (800) 607-0088                       (212) 754-8000

 The Lead Dealer Manager for the Exchange Offer and the Lead Solicitation Agent
                        for the Consent Solicitation is:

                      DRESDNER KLEINWORT WASSERSTEIN, INC.
                          1301 Avenue of the Americas
                               New York, NY 10019
                              Attention: Steve Lam
                                 (212) 969-2615

The Co-Dealer Managers for the Exchange Offer and the Co-Solicitation Agents for
                         the Consent Solicitation are:

 BANC OF AMERICA SECURITIES LLC     J.P. MORGAN SECURITIES INC.       LEHMAN BROTHERS INC.
100 North Tryon Street, 7th Floor         270 Park Avenue         101 Hudson Street, 31st Floor
       Charlotte, NC 28255              New York, NY 10017            Jersey City, NJ 07302
       Attn: Henk Bouhuys              Attn: Laura Yachimski          Attn: Emily E. Shanks
   (888) 292-0070 (toll free)        (212) 270-1100 (collect)       (212) 681-2265 (collect)
    (704) 388-2842 (collect)        (800) 245-8812 (toll free)           (212) 455-3327